Exhibit 4.6

Emera

Incorporated

Notice of Annual and Special Meeting of Common Shareholders

Tuesday, May 17, 2016 and Management Information Circular

Dear Fellow Shareholders:

We invite you to attend the annual and special meeting of the common shareholders of Emera Incorporated, which will be held at the Design Exchange, 234 Bay St., Toronto, Ontario, on Tuesday, May 17, 2016 at 2:00 p.m. (Eastern Time).

The Board of Directors and the executive team look forward to meeting with you to present our analysis of our 2015 financial results and outline our plans for the future.

Please take time to read this document. The Management Information Circular contains important information about the business to be conducted at the annual meeting, about the Directors nominated for election, how we compensate our executive officers and Directors and about our corporate governance practices. If you cannot attend the annual meeting, please use the proxy or voting instruction form provided to you in order to submit your vote prior to the meeting. It is important to us that your shares be counted.

Live coverage of the annual meeting will be available on our website at www.emera.com/investors.

A recording of the meeting will be available on the site for several weeks following the meeting.

We hope you can join us.

Sincerely,

Jackie Sheppard

Chair of the Board

Christopher Huskilson

President and Chief Executive Officer

Notice of Annual and Special Meeting

Tuesday, May 17, 2016	Design Exchange	Record Date
2:00 p.m. Eastern Time	234 Bay Street	Close of business
	Toronto, Ontario	March 28, 2016

Items of Business

1.	Electing Directors to serve until the next annual meeting of shareholders;
2.	Appointing Auditors;
3.	Authorizing the Directors to establish the Auditors’ fee;
4.	To consider an advisory resolution on the Company’s approach to executive compensation;
5.	Approving amendments to the Company’s Articles of Association; and
6.	Transacting such other business as may properly come before the meeting.

As a shareholder, it is important that you vote. Common shareholders are encouraged to return their proxy or voting instruction form as soon as possible. A postage-paid, pre-addressed envelope is provided. As an alternative, shareholders may choose to vote by telephone or on Internet as provided for on the proxy or voting instruction form. Proxies must be received prior to 5:00 p.m. Eastern time on Monday, May 16, 2016, or if the meeting is adjourned, at least 48 hours (not including Saturdays, Sundays, or statutory holidays in Nova Scotia) prior to the reconvened meeting.

Should you have questions or comments, you may contact Emera Incorporated by writing to the Corporate Secretary, Emera Incorporated, P.O. Box 910, Halifax, Nova Scotia B3J 2W5, by calling 1-800-358-1995 from anywhere in North America or (902) 428-6060 within the Halifax-Dartmouth area.

Stephen D. Aftanas

Corporate Secretary

Emera Inc. — Management Information Circular 2016          1

MANAGEMENT INFORMATION CIRCULAR

Information as of March 17, 2016

(unless otherwise noted)

Meeting Materials and Notice and Access

Canadian securities rules (“Notice and Access”) permit Emera Incorporated (the “Company” or “Emera”) to provide you with electronic access to this Management Information Circular (the “Circular”) and the 2015 Annual Report (the “Meeting materials”) for the annual and special meeting of common shareholders (“Shareholders”) instead of sending you a paper copy. This year, Emera is sending Meeting materials to registered holders and beneficial owners using Notice and Access. It is more environmentally friendly as it helps reduce paper use. The notice you received includes instructions on how to access and review an electronic copy of the Meeting materials or how to request a paper copy. The notice also provides instructions on voting by proxy at the meeting. If you would like to receive a paper copy of the Meeting materials, please follow the instructions in the notice.

For those Shareholders who have previously provided instructions to receive paper copies of Meeting materials, we sent you a paper copy in addition to the notice regarding their electronic availability.

Solicitation of Proxies

This Circular is furnished in connection with the solicitation of proxies by the Board of Directors and management of Emera for use at the annual and special meeting (“Meeting”) of Shareholders of the Company to be held on Tuesday, May 17, 2016, as set forth in the Notice of Annual and Special Meeting (the “Notice”).

You have received a proxy or voting instruction form. The solicitation of proxies will be primarily by mail although proxies may also be solicited by telephone, facsimile, in writing, or in person, by Directors, Officers, or other employees or agents of the Company.

The Company wishes to have as many Shareholders vote as possible and has retained D.F. King Canada as the proxy solicitation agent to assist with the solicitation of votes from Shareholders. The proxy solicitation agent will monitor the number of Shareholders voting and will contact Shareholders in order to increase participation in voting. The cost of this solicitation will be borne by the Company and is not expected to exceed $50,000.

Record Date and Voting of Shares

The date for determining which Shareholders are entitled to receive the Notice is Monday, March 28, 2016. This is called the “Record Date”. Only Shareholders of record at the close of business on the Record Date will be entitled to vote. Each common share owned as of the Record Date entitles the holder to one vote.

To the knowledge of the Directors and Officers, as of the date of this Circular, no person owned or exercised control over more than 10 per cent of the outstanding common shares of the Company and the only outstanding voting shares were 148,327,777 common shares.

Beneficial (or Non-Registered) Owners

The voting process is different depending on whether you are a registered Shareholder, Non-Objecting Beneficial Owner or Objecting Beneficial Owner.

If you have shares registered in your own name, you are a registered Shareholder. If you do not hold shares in your own name, you are a beneficial or non-registered owner. If your shares are listed in an account statement provided to you by a broker, then it is likely that those shares will not be registered in your name, but under the broker’s name or under the name of an agent of the broker such as CDS Clearing and Depository Services Inc., the nominee for many Canadian brokerage firms, or its nominee.

There are two kinds of beneficial owners: (i) Objecting Beneficial Owners – those who object to their name being made known to the issuers of shares which they own and (ii) Non-Objecting Beneficial Owners – those who do not object to their name being made known to the issuers of the shares which they own. Non-Objecting Beneficial Owners will receive a voting instruction form from Emera’s registrar and transfer agent, CST Trust Company (“CST”). This is to be completed and returned to CST in the envelope provided. In addition, CST provides both telephone voting and Internet voting as described on the voting instruction form.

Securities regulation requires brokers or agents to seek voting instructions from Objecting Beneficial Owners in advance of the Meeting. Objecting Beneficial Owners should be aware that brokers or agents can only vote shares if instructed to do so by the Objecting Beneficial Owner. Your broker or agent (or their agent Broadridge) will have provided you with a voting instruction form or form of proxy for the purpose of obtaining your voting instructions. Every broker has its own mailing procedures and provides instructions for voting. You must follow those instructions carefully to ensure your shares are voted at the Meeting.

If you are an Objecting Beneficial Owner receiving a voting instruction form or proxy from a broker or agent, you cannot use that proxy to vote in person at the Meeting. To vote your shares at the Meeting, the voting instruction form or proxy must be returned to the broker well in advance of the Meeting. If you wish to attend and vote your shares in person at the Meeting, follow the instructions for doing so provided by your broker or agent.

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MANAGEMENT INFORMATION CIRCULAR

Shareholder Proxy Materials

These security holder materials are being sent to both registered and non-registered owners of the securities. If you are a non-registered owner, and the issuer or its agent has sent these materials directly to you, your name, address, and information about your holdings of securities, have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding on your behalf. Emera has arranged for its registrar and transfer agent, CST, to send materials directly to Non-Objecting Beneficial Owners. Emera will bear the cost of delivering shareholder proxy materials to registered Shareholders, Non-Objecting Beneficial Owners and Objecting Beneficial Owners.

By choosing to send these materials to you directly, Emera (and not the intermediary holding on your behalf) has assumed responsibility for (i) delivering these materials to Non-Objecting Beneficial Owners, and (ii) executing their proper voting instructions. Please return voting instructions as specified in the voting instruction form or form of proxy.

Appointment and Revocation of Proxies

The persons named in the enclosed proxy are Jackie Sheppard, Chair of the Board, and Christopher Huskilson, President and Chief Executive Officer, both of whom are Directors of the Company, and Stephen Aftanas, who is Corporate Secretary of the Company.

In order for a vote by proxy or voting instruction form to be counted, it should be received prior to 5:00 p.m. (Eastern Time) on Monday, May 16, 2016. The Company reserves the right to accept late proxies and to waive the proxy cut-off with or without notice, but is under no obligation to accept or reject any particular late proxy. For Canadian residents, a postage-paid, pre-addressed envelope is provided for this purpose. In order for your vote to be counted, you may vote by proxy or voting instruction form via mail, the Internet or telephone. If you are a registered Shareholder or a Non-Objecting Beneficial Owner, you may attend the Meeting in person and submit your completed proxy or vote by ballot.

Completion of a proxy gives discretionary authority to the proxyholder to vote as he or she sees fit in respect of amendments to matters identified in the Notice, and other matters that may properly come before the Meeting or any adjournment thereof, whether or not the amendment or other matter that comes before the Meeting is or is not routine, and whether or not the amendment or other matter that comes before the Meeting is contested. Management of the Company is not aware of any amendments or other matters to be presented for action at the Meeting.

If you appoint Ms. Sheppard, Mr. Huskilson or Mr. Aftanas as your proxyholder, they will vote, or withhold from voting, in accordance with your directions. If you do not specify how you want your shares voted, they will vote “For” the:

•	election of Directors named in this Circular;
•	appointment of Ernst & Young LLP as Auditors;
•	authorization of the Directors to establish the Auditors’ fee;
•	advisory resolution on the Company’s approach to executive compensation; and
•	approval of the amendments to the Company’s Articles of Association.

They will vote in accordance with their best judgment if any other matters are properly brought before the Meeting.

You may appoint any other person (who need not be a Shareholder) to represent you at the Meeting by inserting that person’s name in the space provided on the accompanying proxy. That person is your proxyholder and must attend and vote at the Meeting in order for your vote to count.

You may revoke your proxy by providing new voting instructions in a new proxy or voting instructions form with a later date, or at a later time if you are voting on Internet or by telephone. Any new voting instructions, however, will only take effect if received prior to 5:00 p.m. (Eastern Time) on Monday, May 16, 2016 or if the meeting is adjourned, at least 48 hours (not including Saturdays, Sundays or statutory holidays in Nova Scotia) prior to the reconvened meeting. You may also revoke your proxy without providing new voting instructions by giving written notification addressed to Mr. Stephen Aftanas, Corporate Secretary, P.O. Box 910, Halifax, Nova Scotia, B3J 2W5, no later than the last business day preceding the day of the Meeting or any postponement or adjournment thereof or with the Chair of the Meeting on the day of the Meeting or any postponement or adjournment thereof or in any other manner permitted by law. Registered shareholders may attend the Meeting and vote in person and, if they do so, any voting instructions previously given by such persons for such shares will be revoked.

Restrictions on Share Ownership and Voting

Under Nova Scotia legislation, no Emera Shareholder may own or control, directly or indirectly, more than 15 per cent of the outstanding voting shares. Shareholders who are not residents of Canada may not hold, in the aggregate, more than 25 per cent of the outstanding voting shares.

These restrictions may be enforced by limiting non-complying Shareholders’ voting rights, dividend rights and transfer rights. Shareholders may be required, at any time, to furnish a statutory declaration to verify the number of shares held and/or residency in order to ensure compliance with these restrictions.

If you have any questions about share ownership and voting restrictions, please contact the Corporate Secretary using the contact information contained in the Notice above.

Emera Inc. — Management Information Circular 2016          3

Business of the Meeting

1.	Election of the Board of Directors: The 12 nominees proposed for election as Directors at the 2016 Meeting are identified under Director Nominees in this Circular. For more information about the process for nominating Directors, see Nomination of Directors in the Statement of Corporate Governance Practices.

All nominees are currently Directors of the Company. Each nominee has indicated his or her willingness to serve as a Director. Each Director elected at the Meeting will hold office until the next Annual Meeting of Shareholders.

Ms. Sheppard, Mr. Huskilson and Mr. Aftanas intend to vote “For” the 12 nominees unless instructed otherwise by Shareholders in their proxy.

2.	Appointment of Auditors: The Audit Committee has reviewed the performance of Ernst & Young LLP, including its independence relating to the audit and recommends the re-appointment of Ernst & Young LLP as Auditors. Ernst & Young LLP have been Auditors of the Company since its inception in 1998, and before that were Auditors of the Company’s subsidiary, Nova Scotia Power Inc. (NSPI), since 1991.

Ms. Sheppard, Mr. Huskilson and Mr. Aftanas intend to vote “For” the re-appointment of Ernst & Young LLP as Auditors of the Company, to hold office until the close of the next Annual Meeting of Shareholders, unless a Shareholder specifies their shares be withheld from voting.

3.	Auditors’ Fee: The Company is incorporated under the Nova Scotia Companies Act. Shareholder approval of the authorization of Directors to establish the Auditors’ fee is required pursuant to the Companies Act. The aggregate fees billed by Ernst & Young LLP, during the last two fiscal years ended December 31, 2014 and December 31, 2015, were as follows:

Service Fee	2015 ($)	2014 ($)

Audit Fees	1,167,187	1,074,859
Audit-Related Fees	242,568	342,664
Tax Fees	544,615	298,531
All Other Fees	125,000	Nil
Total	2,079,370	1,716,054

Ms. Sheppard, Mr. Huskilson and Mr. Aftanas intend to vote “For” the authorization of Directors to establish the Auditors’ fee, unless a Shareholder instructs otherwise in their proxy.

4.	Advisory Vote on Executive Compensation: You will be asked to consider and approve, on an advisory basis, a resolution on Emera’s approach to executive compensation as disclosed in this Circular.

Our executive compensation programs are designed to attract, retain, motivate and reward high-calibre leaders to deliver strong performance in alignment with Emera’s corporate strategy and to create and sustain shareholder value. Programs are designed to reflect a blend of short- and long-term incentive plans to reflect our pay-for-performance philosophy and to provide for a significant portion of an executive’s compensation to be at risk, while aligning the structure of programs and payouts with sound risk management and good governance principles.

The Board, through the MRCC, has directed and reviewed the contents of the Statement of Executive Compensation in this Circular and has unanimously approved it as part of the Committee’s report to you.

As our shareholder, on an advisory basis, you have the opportunity to vote “For” or “Against” our approach to executive compensation through the following resolution:

“BE IT RESOLVED, on an advisory basis, and not to diminish the role and responsibilities of the Board of Directors, that the shareholders accept the approach to executive compensation disclosed in the Company’s information circular delivered in advance of the 2016 annual and special meeting of shareholders.”

Since your vote is advisory, it will not be binding on the Board, however, the Board and, in particular the MRCC, will seriously consider the outcome of the vote as part of its ongoing review of executive compensation.

Unless otherwise instructed, Ms. Sheppard, Mr. Huskilson and Mr. Aftanas intend to vote “For” the advisory resolution on executive compensation.

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MANAGEMENT INFORMATION CIRCULAR

5.	Approval of the Amendments to the Company’s Articles of Association:
Background

The Articles of Association of Emera (the “Articles”) adopted on incorporation were repealed and replaced in 1998 to comply with the Nova Scotia Power Reorganization (1998) Act. They were further amended in 2001 (to adopt a retirement age for Directors) and 2007 (to reduce from 10 the minimum size of the Board to eight Directors).

In the fall of 2015, the Company conducted a thorough review of the Articles and proposes that they be amended and restated. The primary intent of the substantive amendments proposed is to modernize aspects of the Articles to reflect developments in technology, business practice, governing law and the regulatory environment. There are a broad range of amendments proposed and the significant amendments include such matters as: the adoption of a requirement for advance notice of director nominations, an increase in the quorum for shareholder meetings, a simplification of the description of the committee structure, and provision for electronic voting to take advantage of future developments from time to time in law, voting technology and practices. Other amendments are also included to update the Articles to reflect changes in the law, and to effect housekeeping and drafting cleanup changes.

In drafting these proposed amendments, the Company sought external legal counsel and other third party advice in order that the amendments were reviewed from a shareholder’s perspective to confirm they do not impede shareholder rights, or derogate from the existing rights. On the basis of those consultations, we believe the amendments respect and in some cases, enhance shareholders’ interest.

The Board of Directors, on the recommendation of the Nominating and Corporate Governance Committee, approved the amendments as shown in detail in a redlined version of the Articles attached to the Circular as Appendix B, which you will be asked to approve. The major amendments are summarized below:

Proposed Amendments	New Article Numbers
Interpretation Provision Addition of an interpretive paragraph intended to ensure that the Articles are not read narrowly in the face of technological developments, whether or not yet known, which are not expressly contemplated by the Articles. For example, references to meetings occurring at a particular place should not in the future be read to preclude telephonic meetings.	2

Record Date and Other Dates

Amendments to conform the timeframe for setting record dates and other dates to securities rules and, subject to applicable law, to provide for more flexibility in calling meetings and otherwise fixing dates.

51, 67, 70, 178

Advance Notice Provision

Amendments requiring advance notice of director nominations and confirming that business to be brought by shareholders before the meeting is limited to the items specified in the notice of meeting or shareholder proposal submitted pursuant to the Companies Act.

Advance notice of director nominations generally must be provided for general meetings at least 30 days prior to the meeting date. But if there is less than 50 days between the date of announcement of the meeting date and the meeting date, the deadline is 10 days after the meeting date is announced. For special meetings involving director elections, the deadline is 15 days following the announcement of the special meeting date. The notice must contain specific information about: (i) the proposed nominee, including name, age, addresses, occupation, and holdings of the Company’s shares; (ii) the nominating shareholder, including holdings of the Company’s shares; and (iii) the proposed nominee’s independence. The chair of the meeting is given the power to determine whether a nomination was made in accordance with the procedures. The Board may in its discretion waive any of the advance notice requirements for director nominations.

68, 69

Electronic Voting

Changes in meeting procedures and voting procedures reflect modern technology.

The changes allow the board to authorize and adopt procedures for shareholders and proxyholders not physically present at a meeting of shareholders to participate and vote in the meeting by means of a telephonic, electronic or other communication facility, and permit ‘virtual’ shareholder meetings.

73, 81

Board Meetings

The changes clarify the ability of directors to attend and participate and vote at Board meetings by means of a telephonic, electronic or other communication facility. Certain other procedural matters are clarified.

115, 116, 119, 121, 122

Quorum and General Meeting Procedures

Amendments to increase shareholder quorum requirements to 25 per cent, and update and clarify rules for proceedings at general meetings, including clarifying that the Board Chair does not have a second or casting vote.

70, 71, 75, 76, 78, 79, 82, 83, 85, 109

Emera Inc. — Management Information Circular 2016          5

Proposed Amendments (continued)	New Article Numbers
Proxy Voting Amendments to provide greater specifics dealing with proxy voting consistent with accepted practice.	89, 90, 92, 93, 94
Committees Amendments streamlining rules dealing with Board committees to give further discretion to directors to establish and regulate committees for better governance.	99, 105, 108, 123–130
Indemnity Provision Amendments modernizing director and officer indemnity provisions.	172, 173

Dividends, Financial Statements, and other changes in Law

Amendments to address changes in Nova Scotia corporate law applicable to the Company, including in respect of the declaration and payment of dividends, the keeping of registers, borrowing, and financial statements, or to make the Articles more consistent with existing corporate law.

50, 56, 57, 60, 107, 131, 132, 134, 142, 155, 157, 159, 160, 161

Alteration of Capital

Amendments in respect of alteration and reduction of capital. Notably, probably due to the provisions of the Nova Scotia Power Privatization Act, the Articles as initially prepared did not include language enabling future creation or redemption of classes of shares. For clarity, the alteration and reduction of capital pursuant to these amendments in each case requires shareholder approval.

52, 53, 54, 55
Further Amendments Housekeeping and drafting clean-up amendments which include:
(a) Adding and amending definitions (i) to define capitalized terms used in the Articles which were not previously defined and other terms which do not have particular meaning at law; (ii) to make clear that certain inconsistent terms used in the Articles have the same meaning.	1
(b) Modernizing language to reflect current standard practice (for example, references to “monies” are now to “funds” or “amounts”, terms like “debenture stock” are deleted).	8, 21, 25, 26, 143, 147, 148, 152
(c) Changes made for internal consistency (for example consistent use of defined terms and consistent capitalization).	6, 17, 20, 30, 38, 47, 64, 65, 66, 74, 86, 95, 100, 117, 136, 157, 163, 164, 166, 181
(d) Other changes for language clarity.	58, 97, 101, 102, 114, 119, 136, 137, 140, 165
(e) Providing for officers of the Company other than those expressly listed.	112, 113
(f) In respect of share certificates and share transfers, allowing the board to provide for direct registration and uncertificated shares when applicable and to adopt other modern practices.	14, 15, 18, 40, 182
(g) Changes to address typographical errors and other apparent errors in and omissions from the earlier Articles.	46
(h) Provisions modernizing the notice requirements.	162, 167, 169, 170
(i) Deleting provision which is no longer applicable.	former Article 5

Shareholders are being asked to approve the amendments to and restatement of the Articles. At the Meeting, Shareholders will be asked to consider and, if deemed appropriate, to pass, with or without variation, a special resolution (meaning that a majority of not less than three-fourths of Shareholders entitled to vote as are present in person or by proxy must vote in favour of the resolution), in the form set out below, subject to such amendments, variations or additions as may be approved at the Meeting, approving the amendment and restatement to the Articles.

6           Emera Inc. — Management Information Circular 2016

MANAGEMENT INFORMATION CIRCULAR

Resolution Approving the Amendments to the Articles

The text of the resolution approving the amendments to the Articles to be put before shareholders at the Meeting is as follows:

“BE IT RESOLVED as a special resolution of the Company that:

1.	the Articles of Association of the Company be repealed and new Articles of Association in the form attached hereto as Appendix B be and are hereby adopted;

2.	the amendments provided for hereby shall not in any way prejudice or affect any acts, matters or things done or performed by the shareholders, directors, officers or agents of the Company pursuant to existing Memorandum of Association and Articles of Association of the Company; and

3.	any officer or director of the Company be and is hereby authorized and directed to do all things and execute all documents, under the corporate seal where required, necessary or desirable to give effect to the foregoing.”

The new Articles of Association referred to in the above resolution are those attached as Appendix B to this Circular, except that Appendix B includes markings to show changes to the current Articles, which markings are not part of the new Articles of Association.

Where text is underlined in Appendix B that text is being added in the new Articles of Association. Where text is struck-through in Appendix B it is being deleted in the new Articles of Association. Text which is neither underlined nor struck-through is not being changed.

Board’s Recommendation

For the reason indicated above, the Board and Management of the Company unanimously recommend that Shareholders vote for the Amendments to the Articles. Unless the Amendments to the Articles are approved by three-fourths of the votes cast at the Meeting by shareholders voting in person or by proxy, it will not come into force or effect.

Unless otherwise instructed, Ms. Sheppard, Mr. Huskilson and Mr. Aftanas intend to vote “For” the resolution approving the amendment to and restatement of the Articles.

Director Nominees

The following pages set out the names of the nominees proposed for election as Directors of Emera. Biographical information about the Director nominees is also provided, including, age, municipality and country of residence, year first elected or appointed as a Director, principal occupation, education, skills and experience. The information about each Director nominee includes Committee memberships and meeting attendance. Their membership on other public company boards in the last five years is also described.

There is information about the common shares and Deferred Share Units (DSUs) of Emera held by each Director nominee for the past three years. The estimated value of each Director nominee’s common shares and DSUs holdings is based on the following:

Year-end	Closing price of Emera common shares ($)

December 31, 2013	30.57
December 31, 2014	38.64
December 31, 2015	43.23

All Director nominees are required to meet share ownership guidelines. The information below details their status under those guidelines. For further information on the share ownership guidelines for Directors, see Director Share Ownership Guidelines in the Statement of Corporate Governance Practices later in this Circular. For further information on the share ownership guidelines for the Company’s executive officers, including Mr. Huskilson, President and Chief Executive Officer, see Executive Share Ownership Requirements in the Statement of Executive Compensation.

All Director nominees, except Mr. Huskilson, are considered by the Board to be independent. For more information about the Company’s definition of independence, see Director Independence in the Statement of Corporate Governance Practices later in the Circular.

Emera Inc. — Management Information Circular 2016          7

Skills and Experience Total

The above bar-chart shows eight categories of skills and experience important to the Company’s business and governance (along the vertical axis), and that number of the 12 Director nominees who possess those skills and experience (along the horizontal axis). The details of each Director nominee’s skills and experience are contained in their biographies later in this Circular.

The voting results for those Directors who were nominees for election in the 2015 annual meeting of shareholders are shown in the two rows below.

Percentage of votes cast “For” each Director (%)	99.58	96.4	98.88	99.06	98.95	99.59	99.69	98.94	97.44	99.03	99.46	98.36
Percentage of votes cast “Withheld” (%)	0.42	3.6	1.12	0.94	1.05	0.41	0.31	1.06	2.56	0.97	0.54	1.64

8           Emera Inc. — Management Information Circular 2016

Sylvia Chrominska

Age: 64

Toronto, Ontario

Canada

Director Since: 2010

Independent

Skills and Experience

•	CEO/Senior Executive

•	Customer/Stakeholder

•	M&A/Growth Strategy

•	Governance/Other Directorship

•	Financial

•	Compensation and Human Resources

•	Legal and Regulatory

MANAGEMENT INFORMATION CIRCULAR

Ms. Chrominska has been a Director since September 2010. She has been a member of the Management Resources and Compensation Committee since November 2010, and was a member of the Nominating and Corporate Governance Committee from June 2012 to September 2014. She was Chair of the ad hoc Pension Governance Committee from its inception in November 2013 until its termination in May 2014.

Ms. Chrominska is the former Group Head of Global Human Resources and Communications for The Bank of Nova Scotia, where she had global responsibility for human resources, corporate communications, government relations, public policy and corporate social responsibility of the Scotiabank Group. Ms. Chrominska is former Chair of the Board of Scotia Group Jamaica Limited. She is also former Chair of the Board of Scotiabank Trinidad and Tobago Limited. Ms. Chrominska is also a director of Wajax Corporation.

Ms. Chrominska graduated from the University of Western Ontario with an Honours Degree in Business Administration. She also serves on the Dean’s Advisory Board at the Richard Ivey School of Business. She was appointed to the Board of Governors of the University of Western Ontario in November 2015.

Ms. Chrominska’s 30-year career in the banking sector has provided her with valuable skills and knowledge in financial and credit matters. In particular, the experience she has gained through her senior executive leadership roles, with responsibilities encompassing a broad spectrum of areas within a complex, global business organization, is a distinct asset.

Board/Committee Membership	Attendance	Total	Public company board membership during the last five years

• Board Member • Management Resources and Compensation Committee Member	11 of 11 4 of 4	100% 100%	• Wajax Corporation (May 2015 to present) • Scotia Group Jamaica Limited (2009 to March 2016) • Scotiabank Trinidad and Tobago Limited (January 2013 to March 2015)

Total Compensation
Fees earned in 2015 ($)	All other compensation ($)	Total ($)
136,875	N/A	136,875

DSUs Awarded and Held
2015 share-based awards ($)	Total 2015 increase in value of all DSUs held ($)	Market value of total DSUs holdings ($)
118,906	221,970	756,439

Instalment Receipts (1)
Number of Instalment Receipts Held	30

Securities Held
Year	Common Shares	DSUs	Value of shares and DSUs ($)	Status under share ownership guidelines
2015 2014 2013	1,813 1,813 1,813	17,498 13,832 9,645	834,815 604,523 350,271	Ms. Chrominska owns shares and DSUs valued at 192% of the requirement under the Share Ownership Guidelines; therefore, the Guidelines are met.

(1)	Convertible debentures were sold by Emera on an instalment basis at a price of $1,000 per debenture, with the first instalment of $333 payable on the closing of the offering. Instalment receipts represent the first instalment payment. See the definition of “Instalment Receipts” and the description of convertible debentures for more information in the section later in this Circular entitled “Convertible Debentures”.

Emera Inc. — Management Information Circular 2016          9

Henry Demone

Age: 61

Lunenburg, Nova Scotia

Canada

Director Since: 2014

Independent

Skills and Experience

•	CEO/Senior Executive

•	Customer/Stakeholder

•	M&A/Growth Strategy

•	Governance/Other Directorship

•	Compensation and Human Resources

Mr. Demone joined the Emera Board of Directors in September 2014. He also became a member of the Management Resources and Compensation Committee at that time.

He is the Chairman of High Liner Foods of Lunenburg, Nova Scotia, the leading North American processor and marketer of value-added frozen seafood. He was President of High Liner Foods since 1989 and its President and Chief Executive Officer from 1992 until May 2015.

Mr. Demone currently sits on the Board of Saputo Inc. He is past-Chair of the Fisheries Council of Canada and The Groundfish Forum, a global trade association representing industry leaders. He has served on the Boards of Dover Industries Ltd. and Maritime Tel & Tel (Aliant). Mr. Demone was also the first non-US citizen to be named Chair of the National Fisheries Institute, a US national trade association.

Mr. Demone received his Bachelor of Science in Mathematics with honours from Acadia University.

In both public and private entities, Mr. Demone has extensive experience in strategic planning, global markets, mergers and acquisitions. As a long-time business leader in Atlantic Canada, Mr. Demone’s robust business relationships and his solid reputation make him a valuable member of Emera’s Board of Directors.

Board/Committee Membership	Attendance	Total	Public company board membership during the last five years

• Board Member • Management Resources and Compensation Committee	11 of 11 3 of 4	100% 75%	• High Liner Foods Inc. (1989 to present) • Saputo Inc. (2012 to present)

Total Compensation
Fees earned in 2015 ($)	All other compensation ($)	Total ($)
134,250	N/A	134,250

DSUs Awarded and Held
2015 share-based awards ($)	Total 2015 increase in value of all DSUs held ($)	Market value of total DSUs holdings ($)
134,250	158,307	194,319

Instalment Receipts
Number of Instalment Receipts Held	170

Securities Held
Year	Common Shares	DSUs	Value of shares and DSUs ($)	Status under share ownership guidelines
2015 2014	5,000 Nil	4,495 932	410,469 36,012	Mr. Demone owns shares and DSUs valued at 94% of the requirement under the Share Ownership Guidelines. He has until January 2021 to meet the Guidelines.

10          Emera Inc. — Management Information Circular 2016

Allan Edgeworth

Age: 65

Calgary, Alberta

Canada

Director Since: 2005

Independent

Skills and Experience

•	CEO/Senior Executive

•	Customer/Stakeholder

•	M&A/Growth Strategy

•	Governance/Other Directorship

•	Financial

•	Energy Sector

•	Compensation and Human Resources

•	Legal and Regulatory

MANAGEMENT INFORMATION CIRCULAR

Mr. Edgeworth has been a Director since November 2005. He has been a member of the Management Resources and Compensation Committee since February 2006 and has been serving as Committee Chair since May 2010.

Mr. Edgeworth was a member of the Audit Committee from April 2008 to May 2013. From May 2007 to April 2008, Mr. Edgeworth was a member of the Nominating and Corporate Governance Committee. He also served as a Director of Nova Scotia Power Inc. from November 2005 to October 2006.

Mr. Edgeworth is former President of ALE Energy Inc. and is also a Director of AltaGas Ltd. Previously he was the President and Chief Executive Officer of Alliance Pipeline. Until March 31, 2012, he was a Commission Member and Director of the Alberta Securities Commission. He is also a former Director of Pembina Pipeline Corporation. Mr. Edgeworth has also served on the Boards of the Interstate National Gas Association of America and the Canadian Gas Association. He is past Chair of the Canadian Energy Pipeline Association.

Mr. Edgeworth holds a Bachelor of Applied Science from the University of British Columbia in Geological Engineering and is a graduate of the Queen’s Executive Program. His extensive experience as a senior leader in the energy sector combined with his expertise in corporate governance makes Mr. Edgeworth a valuable member of the Board.

Board/Committee Membership	Attendance	Total	Public company board membership during the last five years

• Board Member • Management Resources and Compensation Committee Chair	11 of 11 4 of 4	100% 100%	• AltaGas Ltd. (previously AltaGas Income Trust) (March 2005 to present) • Pembina Pipeline Corporation (July 2006 to May 2014)

Total Compensation
Fees earned in 2015 ($)	All other compensation ($)	Total ($)
154,500	N/A	154,500

DSUs Awarded and Held
2015 share-based awards ($)	Total 2015 increase in value of all DSUs held ($)	Market value of total DSUs holdings ($)
109,750	332,011	1,606,513

Instalment Receipts
Number of Instalment Receipts Held	60

Securities Held
Year	Common Shares	DSUs	Value of shares and DSUs ($)	Status under share ownership guidelines
2015 2014 2013	1,000 1,000 1,000	37,162 32,984 28,547	1,649,743 1,313,142 903,252	Mr. Edgeworth owns shares and DSUs valued at 379% of the requirement under the Share Ownership Guidelines; therefore, the Guidelines are met.

Emera Inc. — Management Information Circular 2016          11

James Eisenhauer, FCPA, FCA

Age: 64

Lunenberg, Nova Scotia

Canada

Director Since: 2011

Independent

Skills and Experience

•	CEO/Senior Executive

•	Customer/Stakeholder

•	Governance/Other Directorship

•	Financial

Mr. Eisenhauer has been a Director of the Company since May 2011. He is Chairman of the Board of Directors of Emera’s subsidiary, Nova Scotia Power Inc., having served on its Board since 2008.

He is President and Chief Executive Officer of ABCO Group Limited, which has holdings in manufacturing and distribution. He is a Professional Engineer and a Fellow of the Chartered Professional Accountants of Nova Scotia. Mr. Eisenhauer was a member of the Board of Nova Scotia Business Inc. from 2005 to January 2013, serving as Chair from November 2010 to October 2012. He has also been a member of the Board Stelia Aerospace North America Inc. since 2014 (and its predecessors Composites Atlantic Limited since 1993 and Cellpack Aerospace Limited since 1987). He is also on the Advisory Board of Atlantic Industries Limited and is Chair of its Advisory Audit Committee.

Mr. Eisenhauer holds a Bachelor of Science from Dalhousie University and a Bachelor of Engineering (with distinction) from the Technical University of Nova Scotia.

Mr. Eisenhauer’s professional knowledge and experience combined with his executive leadership in manufacturing and distribution businesses are valuable assets. His leadership role in the Nova Scotia business community provides him with valuable stakeholder and governance skills and experience.

Board/Committee Membership	Attendance	Total	Public company board membership during the last five years

• Board Member	10 of 11	91%	Nova Scotia Power Inc. (September 2008 to present)

Total Compensation
Fees earned in 2015 ($)	All other compensation ($)	Total ($)
N/A	166,500	166,500

DSUs Awarded and Held
2015 share-based awards ($)	Total 2015 increase in value of all DSUs held ($)	Market value of total DSUs holdings ($)
166,500	354,661	1,372,207

Instalment Receipts
Number of Instalment Receipts Held	100

Securities Held
Year	Common Shares	DSUs	Value of shares and DSUs ($)	Status under share ownership guidelines
2015 2014 2013	Nil Nil Nil	31,742 26,334 20,310	1,372,207 1,017,546 620,877	Mr. Eisenhauer owns DSUs valued at 315% of the requirement under the Share Ownership Guidelines; therefore, the Guidelines are met.

12          Emera Inc. — Management Information Circular 2016

Christopher Huskilson

Age: 58

Wellington, Nova Scotia

Canada

Director Since: 2004

Not Independent

President and Chief Executive Officer of Emera

Skills and Experience

•	CEO/Senior Executive

•	Customer/Stakeholder

•	M&A/Growth Strategy

•	Governance/Other Directorship

•	Financial

•	Energy Sector

•	Compensation and Human Resources

•	Legal and Regulatory

MANAGEMENT INFORMATION CIRCULAR

Mr. Huskilson has been a Director and the President and Chief Executive Officer of Emera since November 2004.

He is a Director of NSPI and serves as the Chair or as a Director of a number of other Emera affiliated companies. He has been a Director of Algonquin Power & Utilities Corp. since 2009. He has held a number of positions within Nova Scotia Power Inc. and its predecessor, Nova Scotia Power Corporation, since June 1980.

Mr. Huskilson holds a Bachelor of Science in Engineering and a Master of Science in Engineering from the University of New Brunswick.

Mr. Huskilson’s decades of experience and extensive knowledge of various roles within Emera and Nova Scotia Power Inc. allow him to provide leadership within the Company, and in the broader electricity industry, regionally, nationally and internationally.

Board/Committee Membership	Attendance	Total	Public company board membership during the last five years

• Board Member	11 of 11	100%

•    Emera (Caribbean) Incorporated (formerly Light & Power Holdings Limited) (June 2010 to present) (1)

•    Nova Scotia Power Inc. (November 2004 to present) (1)

•    ICD Utilities Limited
(September 2008 to present) (1)

•    Algonquin Power and Utilities Corp.
(July 2009 to present)

DSUs Awarded and Held
2015 share-based awards ($)	Total 2015 increase in value of all DSUs held ($)	Market value of total DSUs holdings ($)
0	1,272,432	9,078,214

Instalment Receipts
Number of Instalment Receipts Held	750

Securities Held
Year	Common Shares	DSUs	Value of shares and DSUs ($)	Status under share ownership guidelines
2015 2014 2013	25,537 25,523 25,516	209,998 202,013 193,580	10,182,178 8,791,991 6,697,765	Mr. Huskilson is subject to Executive Share Ownership Requirements, which require that he own shares and/or DSUs valued at four times his salary.He exceeds this requirement.

(1)	Emera (Caribbean) Inc., Nova Scotia Power Inc. and ICD Utilities Limited are subsidiaries of Emera.

Emera Inc. — Management Information Circular 2016          13

Wayne Leonard

Age: 65

New Orleans, Louisiana

USA

Director Since: 2014

Independent

Skills and Experience

•	CEO/Senior Executive

•	M&A/Growth Strategy

•	Governance/Other Directorship

•	Energy Sector

•	Legal and Regulatory

Mr. Leonard joined the Emera Board of Directors in September 2014. He also became a member of the Audit Committee at that time.

Mr. Leonard is the former Chairman and Chief Executive Officer of Entergy Corporation, an integrated electricity producer and retail distributor. He joined Entergy Corporation as President and Chief Operating Officer in 1998, becoming CEO in 1999. Previously, he was President of Cinergy Corporation’s Energy Commodities Strategic Business Unit and Capital & Trading Group from 1996 to 1997, and before that its Group Vice President and Chief Financial Officer. Mr. Leonard also held various senior management roles with PSI Energy Inc., including Senior Vice President and Chief Financial Officer from 1987 to 1994. He has served as an expert witness in numerous utility regulatory proceedings on various policies and financial issues, including, cost of capital and incentive regulation.

Mr. Leonard has been a member of the Board of Tidewater Inc. since 2003. Previously, he served on the Boards of the Edison Electric Institute and the Center for Climate and Energy Solutions. He is past Chairman of the New Orleans United Way Board of Trustees, the Mississippi River Delta Business LINC (appointed in 2000 by former President Bill Clinton), the Business Council of New Orleans, the National D-Day Museum Foundation Board of Trustees, and the Ball State University College of Business Advisory Board.

A Certified Public Accountant (CPA), Mr. Leonard received his Bachelor of Science, Accounting and Political Science from Ball State University and his MBA from Indiana University. He was awarded an Honorary Doctorate of Law Degree from Ball State University in 2004.

With his considerable experience in regulated and non-regulated utilities and capital markets, Mr. Leonard is a valuable member of the Emera Board.

Board/Committee Membership	Attendance	Total	Public company board membership during the last five years

• Board Member • Audit Committee Member	8 of 11 6 of 6	72%(1) 100%	• Tidewater Inc. (2003 to present) • Entergy Corporation (1999 to 2013)

Total Compensation
Fees earned in 2015 ($)	All other compensation ($)	Total ($)
135,250	N/A	135,250

DSUs Awarded and Held
2015 share-based awards ($)	Total 2015 increase in value of all DSUs held ($)	Market value of total DSUs holdings ($)
135,250	161,310	208,412

Instalment Receipts
Number of Instalment Receipts Held	Nil (2)

Securities Held
Year	Common Shares	DSUs	Value of shares and DSUs ($)	Status under share ownership guidelines
2015 2014	Nil Nil	4,821 1,219	208,412 47,102	Mr. Leonard owns shares and DSUs valued at 48% of the requirement under the Share Ownership Guidelines. He has until January 2021 to meet the Guidelines.

(1)	Mr. Leonard was unable to participate in three Board meetings in 2015; in one instance due to an unavoidable travel commitment, and in two instances due to medical commitments.
(2)	The instalment receipts were not offered or sold in the United States, therefore, Mr. Leonard as a U.S. resident was unable to participate in the offering.

14          Emera Inc. — Management Information Circular 2016

Lynn Loewen, FCPA, FCA

Age: 54

Westmount, Quebec

Canada

Director Since: 2013

Independent

Skills and Experience

•	CEO/Senior Executive
•	Governance/Other Directorships
•	Customer/Stakeholder
•	Financial

MANAGEMENT INFORMATION CIRCULAR

Ms. Loewen has been a Director of the Company since February 2013 and a member of the Audit Committee since May 2013.

Ms. Loewen is currently President of Minogue Medical Inc. She was President of Expertech Network Installation Inc. from 2008 to 2011. She held key positions with Bell Canada Enterprises, as Vice President of Finance Operations from 2005 to 2008, and as Vice President of Financial Controls from 2003 to 2005. Prior to that, she was Vice President of Corporate Services and Chief Financial Officer of Air Canada Jazz, where she held positions of increasing responsibility since 1988.

Ms. Loewen was a member of the Public Sector Pension Investment Board from 2001 to 2007, where she served on the Audit Committee from 2003 to 2007 and as Audit Committee Chair from 2006 to 2007. She was Chair of the Governance Committee from 2003 to 2006.

Ms. Loewen holds a Bachelor of Commerce from Mount Allison University and obtained her Chartered Accountant designation in 1986. She served on the Mount Allison University Board of Regents from 1998 to 2008 and as Chair from 2007 to 2008. She also served as a member of the Advisory Board of the Ron Joyce Centre for Business Studies from 2009 to 2011.

Ms. Loewen’s financial expertise and business acumen gained as a senior executive in the telecom and airline sectors are valuable assets for Emera’s Board.

Board/Committee Membership	Attendance	Total	Public company board membership during the last five years
• Board Member	11 of 11	100%	None
• Audit Committee Member	6 of 6	100%

Total Compensation
Fees earned in 2015 ($)	All other compensation ($)	Total ($)
139,625	N/A	139,625

DSUs Awarded and Held
2015 share-based awards ($)	Total 2015 increase in value of all DSUs held ($)	Market value of total DSUs holdings ($)
139,625	202,259	471,077

Instalment Receipts
Number of Instalment Receipts Held	100

Securities Held
Year	Common Shares	DSUs	Value of shares and DSUs ($)	Status under share ownership guidelines
2015 2014 2013	1,134 1,090 1,044	10,897 6,957 2,800	520,100 310,936 115,511	Ms. Loewen owns shares and DSUs valued at 120% of the requirement under the Share Ownership Guidelines; therefore, the Guidelines are met.

Emera Inc. — Management Information Circular 2016          15

John McLennan

Age: 70

Mahone Bay, Nova Scotia

Canada

Director Since: 2005

Independent

Skills and Experience

•	CEO/Senior Executive
•	Customer/Stakeholder
•	M&A/Growth Strategy
•	Governance/Other Directorship
•	Financial
•	Compensation and Human Resources
•	Legal and Regulatory

Mr. McLennan has been a Director since April 2005 and was Chair of the Board from May 2009 to May 2014. He has been a member of the Nominating and Corporate Governance Committee since September 2014. He was a member of the Management Resources and Compensation Committee and the Nominating and Corporate Governance Committee from April 2005 to May 2009 when he became Chair of the Board. He was Chair of the ad hoc Board Chair Succession Committee. He was also a Director of Nova Scotia Power Inc. from April 2005 to November 2013, and was the Chair of that Board from May 2006 to May 2009.

Mr. McLennan is the former Vice Chair and Chief Executive Officer of Allstream Inc. (formerly AT&T Canada). He served as President and Chief Executive Officer of Bell Canada and Bell Mobility from 1990 to 1997. He is the former Chief Executive Officer of Cantel Inc. He is a former Board member of Chorus Aviation Inc. from January 2006 to May 2014. He currently sits on the Board of Amdocs Ltd.

Mr. McLennan holds a Bachelor of Science, Master of Science and Honorary Doctorate of Science degrees from Clarkson University in New York. From 1996 to 2006, he was Chancellor of Cape Breton University where he also received an Honorary Doctorate.

Mr. McLennan’s extensive chief executive officer experience with complex organizations across a variety of industries provides him with valuable strategic insight and leadership capabilities. Through his membership on several public company boards, he has gained extensive governance skills and business acumen.

Board/Committee Membership	Attendance	Total	Public company board membership during the last five years
• Board Member • Nominating and Corporate Governance Committee Member	11 of 11 4 of 4	100% 100%	• Amdocs Limited (November 1999 to present) • Chorus Aviation Inc. (and its predecessor Jazz Air Holding G.P. Inc.) (January 2006 to May 2014) • Nova Scotia Power Inc. (April 2005 to November 2013)

Total Compensation
Fees earned in 2015 ($)	All other compensation ($)	Total ($)
134,250	N/A	134,250

DSUs Awarded and Held
2015 share-based awards ($)	Total 2015 increase in value of all DSUs held ($)	Market value of total DSUs holdings ($)
134,250	549,358	2,988,663

Instalment Receipts
Number of Instalment Receipts Held	500

Securities Held
Year	Common Shares	DSUs	Value of shares and DSUs ($)	Status under share ownership guidelines
2015 2014 2013	5,000 5,000 5,000	69,134 63,129 55,956	3,204,813 2,632,505 1,863,456	Mr. McLennan owns shares and DSUs valued at 737% of the requirement under the Share Ownership Guidelines; therefore, the Guidelines are met.

16          Emera Inc. — Management Information Circular 2016

Donald Pether

Age: 67

Dundas, Ontario

Canada

Director Since: 2008

Independent

Skills and Experience

•	CEO/Senior Executive
•	Customer/Stakeholder
•	M&A/Growth Strategy
•	Governance/Other Directorship
•	Financial
•	Compensation and Human Resources
•	Legal and Regulatory

MANAGEMENT INFORMATION CIRCULAR

Mr. Pether has been a Director since November 2008. He has been a member of the Nominating and Corporate Governance Committee since May 2009, and was appointed Chair of the Committee in April 2012. He became a member of the Audit Committee in November 2014 and was a member of the Management Resources and Compensation Committee from May 2009 to September 2014.

Mr. Pether is the former Chair of the Board and Chief Executive Officer of ArcelorMittal Dofasco Inc., a Canadian steel producer. He is a past-Chair of the Board of the Hamilton Health Sciences Foundation, the McMaster Innovation Park and McMaster University. He currently sits on the Board of the Manning Innovation Awards Foundation and the Council of Governors for the Art Gallery of Hamilton. He is a Director of Samuel, Son & Co. Ltd and Schlegel Health Care Inc.

Mr. Pether has a Bachelor of Science in Metallurgical Engineering from the University of Alberta and holds a Doctor of Laws (Hon) from McMaster University.

Mr. Pether’s experience as a chief executive officer of a steel producer owning assets in the mining and automotive parts industry, and with employees in the U.S., Mexico and Canada, provides him with valuable business and stakeholder skills. Mr. Pether’s experience throughout his career with employee and labour relations, as well as with innovative manufacturing and maintenance processes, are of significant benefit to the Board.

Board/Committee Membership	Attendance	Total	Public company board membership during the last five years
• Board Member • Nominating and Corporate Governance Committee Chair	10 of 11 4 of 4	91% 100%	• Primary Energy Recycling Corporation (April 2010 to December 2014)
• Audit Committee Member	6 of 6	100%

Total Compensation
Fees earned in 2015 ($)	All other compensation ($)	Total ($)
154,875	N/A	154,875

DSUs Awarded and Held
2015 share-based awards ($)	Total 2015 increase in value of all DSUs held ($)	Market value of total DSUs holdings ($)
154,875	322,241	1,221,896

Instalment Receipts
Number of Instalment Receipts Held	50

Securities Held
Year	Common Shares	DSUs	Value of shares and DSUs ($)	Status under share ownership guidelines
2015 2014 2013	Nil Nil Nil	28,265 23,283 17,902	1,221,853 899,655 547,234	Mr. Pether owns DSUs valued at 281% of the requirement under the Share Ownership Guidelines; therefore, the Guidelines are met.

Emera Inc. — Management Information Circular 2016          17

Andrea Rosen

Age: 61

Toronto, Ontario

Canada

Director Since: 2007

Independent

Skills and Experience

•	CEO/Senior Executive
•	M&A/Growth Strategy
•	Governance/Other Directorships
•	Financial

Ms. Rosen has been a Director since January 2007 and a member of Emera’s Audit Committee since May 2007. She was appointed Audit Committee Chair in April 2008. She was a member of the ad hoc Committee formed by the Board in August 2015 to oversee certain aspects of the financing related to the TECO Energy, Inc. transaction.

Ms. Rosen was Vice Chair of TD Bank Financial Group and President of TD Canada Trust from 2002 to 2005.

Prior to this, she was Executive Vice President of TD Commercial Banking and Vice Chair of TD Securities. Previously, Ms. Rosen also served as Vice President of Varity Corporation from 1991 to 1994. Between 1981 and 1990, she held a variety of roles at Wood Gundy Inc. (later CIBC Wood Gundy) eventually becoming Vice President and Director. Ms. Rosen is also a Director of the Alberta Investment Management Corporation and Manulife Financial Corporation.

Ms. Rosen received her Bachelor of Laws degree from Osgoode Hall Law School and a Masters of Business Administration from the Schulich School of Business at York University. She earned a Bachelor of Arts degree from Yale University.

Ms. Rosen has spent over 20 years in the corporate finance field and is an experienced senior executive. Her career in the investment and commercial banking industry has given her extensive financial and investment knowledge. Her expertise is of significant value to the Board.

Board/Committee Membership	Attendance	Total	Public company board membership during the last five years
• Board Member • Audit Committee Chair	10 of 11 6 of 6	91% 100%	• Manulife Financial Corporation (August 2011 to present) • Hiscox Ltd. (October 2006 to October 2015)
• Ad Hoc Committee Member (1)	3 of 3	100%

Total Compensation
Fees earned in 2015 ($)	All other compensation ($)	Total ($)
157,125	N/A	157,125

DSUs Awarded and Held
2015 share-based awards ($)	Total 2015 increase in value of all DSUs held ($)	Market value of total DSUs holdings ($)
157,125	382,170	1,634,570

Instalment Receipts
Number of Instalment Receipts Held	600

Securities Held
Year	Common Shares	DSUs	Value of shares and DSUs ($)	Status under share ownership guidelines
2015 2014 2013	Nil Nil Nil	37,811 32,412 26,886	1,634,570 1,252,400 821,874	Ms. Rosen owns DSUs valued at 376% of the requirement under the Share Ownership Guidelines; therefore, the Guidelines are met.

(1)	This Ad Hoc Committee oversaw aspects of the financing related to the TECO Energy, Inc. transaction.

18          Emera Inc. — Management Information Circular 2016

Richard Sergel

Age: 66

Wellesley, Massachusetts

USA

Director Since: 2010

Independent

Skills and Experience

•	CEO/Senior Executive
•	Customer/Stakeholder
•	M&A/Growth Strategy
•	Governance/Other Directorship
•	Financial
•	Energy Sector
•	Compensation and Human Resources
•	Legal and Regulatory

MANAGEMENT INFORMATION CIRCULAR

Mr. Sergel has been a Director since September 2010. He has been a member of the Nominating and Corporate Governance Committee since November 2012, and a member of the Management Resources and Compensation Committee since September 2014. He was a member of the ad hoc Pension Governance Committee from November 2013 to May 2014, and was a member of the ad hoc Committee formed by the Board in August 2015 to oversee certain aspects of the financing related to the TECO Energy, Inc. transaction. Mr. Sergel is also a member of the Board of the Company’s subsidiary Emera U.S. Holdings Inc.

Mr. Sergel is the former President and Chief Executive Officer of the North American Electric Reliability Corporation (NERC). He served as President and Chief Executive Officer of National Grid USA, and its predecessor New England Electric System, from 1998 to 2004.

Mr. Sergel is presently a director of State Street Corporation. He also served on the boards of the Edison Electric Institute, the Consortium for Energy Efficiency, and the United Way of the Merrimac Valley.

Mr. Sergel holds a Bachelor of Science in Mathematics from Florida State University, a Master of Science in Applied Mathematics from North Carolina State University, and a Master of Business Administration from the University of Miami.

Mr. Sergel’s extensive career in the United States electricity sector has provided him with valuable industry and business skills and experience. His regulatory background is a distinct asset.

Board/Committee Membership	Attendance	Total	Public company board membership during the last five years

• Board Member • Nominating and Corporate Governance Committee Member	11 of 11 4 of 4	100% 100%	State Street Corporation (September 1999 to present)
• Management Resources and Compensation Committee	4 of 4	100%
• Ad Hoc Committee Member (1)	3 of 3	100%

Total Compensation
Fees earned in 2015 ($)	All other compensation ($)	Total ($)
154,500	17,479	171,979

DSUs Awarded and Held
2015 share-based awards ($)	Total 2015 increase in value of all DSUs held ($)	Market value of total DSUs holdings ($)
65,000	109,162	326,473

Instalment Receipts
Number of Instalment Receipts Held	Nil (2)

Securities Held
Year	Common Shares	DSUs	Value of shares and DSUs ($)	Status under share ownership guidelines
2015 2014 2013	4,000 4,000 4,000	7,552 5,624 3,640	499,393 371,871 233,555	Mr. Sergel owns shares and DSUs valued at 115% of the requirement under the Share Ownership Guidelines; therefore, the Guidelines are met.

(1)	This Ad Hoc Committee oversaw aspects of the financing related to the TECO Energy, Inc. transaction.
(2)	The instalment receipts were not offered or sold in the United States, therefore, Mr. Sergel as a U.S. resident was unable to participate in the offering.

Emera Inc. — Management Information Circular 2016          19

Jackie Sheppard

Age: 60

Calgary, Alberta

Canada

Director Since: 2009

Independent

Skills and Experience

•	CEO/Senior Executive
•	Customer/Stakeholder
•	M&A/Growth Strategy
•	Governance/Other Directorship
•	Financial
•	Energy Sector
•	Compensation and Human Resources
•	Legal and Regulatory

Ms. Sheppard has been an Emera Director since February 2009, and became Chair of the Board in May 2014. She was a member of the Audit Committee from May 2009 to October 2014, and a member of the Management Resources and Compensation Committee from May 2009 to May 2014. She was Chair of the ad hoc Committee formed by the Board in August 2015 to oversee certain aspects of the financing related to the TECO Energy, Inc. transaction. Ms. Sheppard is also a Director of the Company’s subsidiary, Emera Newfoundland & Labrador Holdings Inc.

Ms. Sheppard is the former Executive Vice President, Corporate and Legal of Talisman Energy Inc. She served as Chair of the Research and Development Corporation of the Province of Newfoundland and Labrador, a Provincial Crown Corporation, until June 2014. She is founder and Lead Director of Black Swan Energy Inc., an Alberta upstream energy company that is private equity financed. Ms. Sheppard is founder and former Director of Marsa Energy Inc., an oil and gas corporation. She is a Director of Cairn Energy PLC, a publicly traded UK-based international oil and gas producer, and a Director of the general partner of Pacific NorthWest LNG LP, which was formed for the purpose of constructing, owning and operating an LNG facility in British Columbia.

Ms. Sheppard is a Rhodes Scholar, having received an Honors Jurisprudence, Bachelor of Arts and Master of Arts from Oxford University in 1979. She earned a Bachelor of Laws degree (Honours) from McGill University in 1981, and a Bachelor of Arts degree from Memorial University of Newfoundland in 1977.

With her extensive roles as an executive in the oil and gas industry, and as a director of public, private and crown corporations, Ms. Sheppard’s experience in strategic planning, business development, public markets and governance are the foundation for her leadership of the Board.

Board/Committee Membership	Attendance	Total	Public company board membership during the last five years

• Board Member • Ad Hoc Committee Chair (1)	11 of 11 3 of 3	100% 100%	• Cairn Energy PLC (May 2010 to present) • NWest Energy Corp. (July 2008 to July 2012)

Total Compensation
Fees earned in 2015 ($)	All other compensation ($)	Total ($)
245,000	N/A	245,000

DSUs Awarded and Held
2015 share-based awards ($)	Total 2015 increase in value of all DSUs held ($)	Market value of total DSUs holdings ($)
245,000	453,589	1,531,336

Instalment Receipts
Number of Instalment Receipts Held	500

Securities Held
Year	Common Shares	DSUs	Value of shares and DSUs ($)	Status under share ownership guidelines
2015	Nil	35,423	1,531,336	Ms. Sheppard owns DSUs valued at 352% of the requirement under the Share Ownership Guidelines; therefore, the Guidelines are met.
2014	Nil	27,893	1,077,747
2013	Nil	20,404	623,750

(1)	This Ad Hoc Committee oversaw aspects of the financing related to the TECO Energy, Inc. transaction.

20          Emera Inc. — Management Information Circular 2016

MANAGEMENT INFORMATION CIRCULAR

Compensation of Directors in 2015

Purpose of Director Compensation

The compensation of Directors is designed to:

•	attract and retain highly skilled and experienced individuals to serve on Emera’s Board;
•	ensure alignment with long-term Shareholders’ interest; and
•	recognize the substantial time commitment required to oversee management of the Company.

For more information about the process of determining Director compensation, see Director Compensation in the Statement of Corporate Governance Practices later in the Circular.

Deferred Share Units (DSUs)

Directors have the ability to elect to receive some or all of their cash compensation in the form of DSUs. In 2015, the annual retainer for each Director was $105,000, of which $65,000 was payable in DSUs. More information about the Directors’ DSUs Plan is provided later in this section of the Circular. The Company does not offer option-based awards, non-equity incentive plan participation, or participation in a Company pension plan to its Directors.

Board Chair’s All-Inclusive Retainer

The annual Chair’s Retainer is an all-inclusive fee, meaning the Board Chair receives no meeting fees or any other retainer for serving as Emera’s Board Chair. The all-inclusive annual retainer of the Board Chair in 2015 was $245,000. This was comprised of $115,000 in DSUs, and the remainder in cash.

Compensation Rates for Directors

Listed below are the annual compensation rates for independent Directors in 2015. These rates are not applicable to:

•	Mr. Huskilson, who is an employee of the Company,
•	Mr. Eisenhauer, who received an annual all-inclusive annual retainer from NSPI as the Chair of the NSPI Board.

Annual retainers and meeting fees for Directors in 2015	Cash Amount ($)	DSUs ($)	Total ($)

Annual Chair’s retainer	130,000	115,000	245,000
Annual Director’s retainer	40,000	65,000	105,000
In-person meeting fee (1)			1,750
Telephone meeting fee (1)			1,250
Travel fee (if one-way travel is 5 hours or more)			1,750
Travel fee (if one-way travel is at least 3 hours but less than 5 hours)			875
Annual Audit Committee Chair’s retainer			20,000
Annual Audit Committee member’s retainer			5,000
Annual Management Resources and Compensation Committee Chair’s retainer			15,000
Annual Management Resources and Compensation Committee member’s retainer			3,000
Annual Nominating and Corporate Governance Committee Chair’s retainer			10,000
Annual Nominating and Corporate Governance Committee member’s retainer			3,000

(1)	Members of ad hoc Committees received meeting fees for their participation in each Committee meeting. They received no annual retainer for being a member of an ad hoc Committee.

Total Director Compensation in 2015

The following table sets out the total compensation earned by the Directors who served on Emera’s Board during 2015. Compensation is made up of applicable retainers and fees for attendance at Board and Committee meetings for which a Director attended as a member or guest, briefing meetings, education sessions, and travel fees. Mr. Huskilson is not included in the table as his compensation for service as Emera’s President and CEO is disclosed in the Statement of Executive Compensation. He does not receive any additional compensation for his services as a member of the Board of Emera or as a member of the Board of any of Emera’s subsidiaries or investments.

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The table below entitled “Total Compensation” shows the compensation earned by Emera Directors in 2015 for serving on the Company’s Board of Directors. It includes compensation earned by Emera Directors who served on the Boards of Emera subsidiaries. See Compensation of Emera Directors on Subsidiary Boards for more information about Emera’s Directors who served on the Boards of its subsidiaries.

In the table below, the three columns under the heading “DSUs Awarded and Held” show detailed information about DSUs received by Directors as compensation.

Total Compensation

						DSUs Awarded and Held

Director	Fees earned in 2015 ($)	(1)	All other compensation ($)		Total ($)	2015 share-based awards ($)	(2)	Total 2015 increase in value of all DSUs held ($)	(3)	Market value of total DSU holdings ($)	(4)

Sylvia Chrominska	136,875				136,875	118,906		221,970		756,439
Henry Demone	134,250				134,250	134,250		158,307		194,319
Allan Edgeworth	154,500				154,500	109,750		332,011		1,606,513
James Eisenhauer (5)	N/A		166,500		166,500	166,500		354,661		1,372,207
Wayne Leonard	135,250				135,250	135,250		161,310		208,412
Lynn Loewen	139,625				139,625	139,625		202,259		471,077
John McLennan	134,250				134,250	134,250		549,358		2,988,663
Don Pether	154,875				154,875	154,875		322,241		1,221,896
Andrea Rosen	157,125				157,125	157,125		382,170		1,634,570
Richard Sergel	154,500		17,479	(6)	171,979	65,000		109,162		326,473
Jackie Sheppard	245,000				245,000	245,000		453,589		1,531,336

(1)	The “Fees Earned In 2015” column is the amount of Directors’ fees, and includes the dollar value of that portion of their retainer paid in DSUs. All fees are in Canadian dollars.
(2)	This column shows the portion of Directors’ fees earned in 2015 that was allocated to DSUs. DSUs granted in 2015 are based on the value of the Emera common share closing price on December 31, 2014 ($38.64).
(3)	This column shows (i) the increase in value in 2015 of all DSUs held by each Director at the beginning of the year, plus (ii) the value of all DSUs received in 2015, including dividends earned on the DSUs (in the form of additional DSUs), multiplied by the December 31, 2015 closing Emera common share price of $43.23.
(4)	This column shows the value of all DSUs held by each Director at the end of 2015 based on the December 31, 2015 closing Emera common share price of $43.23.
(5)	$25,000 of the compensation earned by Mr. Eisenhauer is paid in the form of DSUs.
(6)	Mr. Sergel received compensation for serving as a Director of Emera Energy Generation II LLC, Rumford Power Inc., Tiverton Power LLC, Bridgeport Energy LLC, Emera CNG Holdings Inc., and Emera CNG LLC until his retirement as a Director of those companies on September 30, 2015. Mr. Sergel also received compensation for serving as a Director of Emera US Holdings Inc. effective October 1, 2015.

Compensation of Emera Directors on Subsidiary Boards

The Emera Board of Directors, on the recommendation of the Nominating and Corporate Governance Committee, determines the compensation to be received by Emera Directors who serve on the boards of Emera’s subsidiaries. Such compensation received by each Emera Director that serves as a Director on the board of an Emera subsidiary is reported under “All Other Compensation” and “Total” in the Total Compensation table above.

Mr. Eisenhauer is Chair of the Board of Directors of NSPI. The NSPI Board Chair’s retainer is an annual all-inclusive fee paid by NSPI, meaning the NSPI Board Chair receives no meeting fees or other retainer. As of December 31, 2015, the all-inclusive annual retainer of the NSPI Board Chair was $166,500, of which at least $25,000 is payable in DSUs.

Emera Newfoundland & Labrador Holdings Inc. (“ENL”) is a wholly-owned subsidiary of Emera and the parent company of NSP Maritime Link Inc. and ENL Island Link Inc. Ms. Sheppard is a member of the ENL Board. As Emera Board Chair, Ms. Sheppard receives the Chair’s all-inclusive retainer and does not receive any additional compensation for her service on the ENL Board.

Mr. Sergel was a member of the Board of Directors (or in the case of limited liability companies, Board of Managers) of Emera CNG Holdings Inc. and Emera CNG LLC, for which he received a combined annual retainer of $10,000. Mr. Sergel was also on the Boards of Emera Energy Generation II LLC, Rumford Power Inc., Tiverton Power LLC and Bridgeport Energy LLC, for which he also received a combined annual retainer of $10,000. On September 30, 2015, he resigned from the Boards of Emera CNG Holdings Inc., Emera CNG LLC, Emera Energy Generation II LLC, Rumford Power Inc., Tiverton Power LLC and Bridgeport Energy LLC. On October 1, 2015, Mr. Sergel joined the Board of Emera US Holdings Inc., a United States holding company which is a direct subsidiary of Emera and holds certain US based investments of Emera, including the above subsidiaries, the boards from which he resigned on September 30, 2015. He receives an annual retainer of US $10,000 for serving on the Emera US Holdings Inc. Board, plus US $1,000 for any Board meetings.

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Directors’ Share Ownership Guidelines

In order to align the interests of Directors and Shareholders, the Directors are subject to share ownership guidelines that require them to own common shares and/or DSUs with a value of not less than three times the annual Director’s Retainer within a specified timeframe. For the status of each Director nominee under the Director Share Ownership Guidelines, see their biographies earlier in this Circular. For more information about the Director Share Ownership Guidelines, see Director Share Ownership Guidelines in the Statement of Corporate Governance Practices.

Convertible Debentures

Directors purchased 2,860 instalment receipts (“Instalment Receipts”) in connection with the offering of convertible debentures issued by Emera in September 2015 in respect of the financing of the Company’s acquisition of TECO Energy, Inc. Convertible debentures were sold by Emera on an instalment basis at a price of $1,000 per debenture, with the first instalment of $333 payable on the closing of the offering. The final instalment of $667 is payable following notification to holders that certain approval conditions have been fulfilled or waived as set out in the agreement and plan of merger dated September 4, 2015 among Emera, Emera US Inc. and TECO Energy, Inc. At the option of the holder, on payment of the final instalment, each debenture will be convertible into common shares of Emera at a conversion price of $41.85 per common share, being a conversion rate of 23.8949 common shares per $1,000 principal amount of debentures.

Directors’ DSU Plan

Under the Directors’ Deferred Share Unit Plan (the “Directors’ DSU Plan”), independent Directors may elect to receive all or any portion of their compensation in DSUs in lieu of cash compensation, subject to requirements to receive a minimum portion of their annual retainer in DSUs. Directors’ fees are paid on a quarterly basis and, at the time of each quarterly payment, the applicable amount is converted to DSUs. The number of DSUs to be credited is determined by dividing (a) the quarterly portion of the Director’s annual fee that the Director elected to be paid in DSUs by (b) the fair market value on the last trading day of the preceding calendar year, with fractions computed to three decimal places.

A DSU is a unit that has a value based upon the value of one Emera common share. When a dividend is paid on Emera’s common shares, the Director’s DSU account is credited with additional DSUs computed by dividing: (a) the amount obtained by multiplying the amount of the dividend declared and paid per common share by the number of DSUs recorded in the Director’s account on the record date for the payment of such dividend, by (b) the market price of a common share as of the dividend payment date.

DSUs cannot be redeemed for cash until the Director leaves the Board. The cash redemption value of a DSU equals the market value of a common share at the time of redemption. DSUs are not shares, cannot be converted to shares, and do not carry voting rights. DSUs received by Directors in lieu of cash compensation and held by them represent an at-risk investment in Emera. The value of DSUs is based on the value of the common shares of Emera, and therefore is not guaranteed. See Director Compensation in the Statement of Corporate Governance Practices in this Circular for more information about the compensation of Directors. Independent Directors are not entitled to participate in any other compensation plan of the Company or in Emera’s Employee Common Share Purchase Plan.

Committees of the Board of Directors

The Board of Directors has three standing Committees to assist it in carrying out its duties. They are the:

•	Audit Committee;
•	Management Resources and Compensation Committee (MRCC); and
•	Nominating and Corporate Governance Committee (NCGC).

From time to time the Board may establish ad hoc committees to assist the Board on specific matters of a temporary nature. Most recently, such an ad hoc committee was formed in August 2015 to oversee certain aspects of the financing related to the TECO Energy, Inc. transaction. Its membership consisted of Jackie Sheppard, as Committee chair, with Andrea Rosen and Richard Sergel as members, and it met three times in September 2015. In terms of compensation, members of ad hoc committees receive meeting fees for their participation in each committee meeting, but typically receive no annual retainer for being a member of an ad hoc committee because of the nature of the committee’s existence, having generally been established for a specific purpose and a temporary period of time. For further information on the Company’s Committees, see Committees of the Board of Directors in the Statement of Corporate Governance Practices later in this Circular.

Certain Proceedings

To the knowledge of the Company, none of the proposed nominees for election as Directors of the Company:

(a)	are, as at the date of this Circular, or have been, within 10 years before the date of this Circular, a director, chief executive officer or chief financial officer of any company that:
(i)	was subject to a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation that was in effect for a period of more than 30 consecutive days (an “Order”) that was issued while the proposed nominee was acting in the capacity as director, chief executive officer or chief financial officer; or

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(ii)	was subject to an Order that was issued after the proposed nominee ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer;

(b)	are, as at the date of this Circular, or have been within 10 years before the date of this Circular, a director or executive officer of a company that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangements or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(c)	have, within the 10 years before the date of this Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed nominee.

Statement of Corporate Governance Practices

Corporate Governance at a Glance

Emera’s Board of Directors annually reviews its approach to corporate governance. It monitors best practices of leading corporations with a view to enhancing governance to create and preserve long-term Shareholder value. Details of Emera’s corporate governance practices may be found in this Statement of Corporate Governance Practices.

Governance Highlights	For details see

All Emera Directors are independent from management except the President and Chief Executive Officer.	Board of Directors page 25

The Board oversees the Company’s strategy, which includes reviewing the strategic planning process and annually approving the strategic plan, taking into account, among other things, the opportunities and risks of the business.

Board of Directors page 25

The Board oversees the Company’s risk management.	Board of Directors page 25

The Chair of the Board Charter and position descriptions for each of the Committee Chairs describe the roles and responsibilities for these leadership positions.	Position Descriptions page 27

Directors receive an orientation when they become Board members and receive support for continuing education to familiarize them with the business, investments and key Company personnel.	Orientation of New Directors and Continuing Education page 27

Creating a culture of integrity begins with the tone at the top. Directors, Officers and employees are required to annually acknowledge that they have reviewed and understand the Emera Group of Companies Standards for Business Conduct.

Ethical Business Conduct page 28

New Directors are recruited on the basis that they will make a strong contribution and have background, skills and experience needed by the Board in view of the Company’s strategy.	Nomination of Directors page 29

The Company maintains compensation for Directors designed to recognize the substantial time commitment required to oversee management of the Company and to align Directors’ interests with the long-term interest of Shareholders.

Director Compensation page 31

Three standing Committees assist the Board in carrying out its responsibilities: the Audit Committee; the Management Resources and Compensation Committee; and the Nominating and Corporate Governance Committee.

Committees of the Board of Directors page 33

The Board annually assesses its performance in order to find ways to improve its effectiveness and the performance of the Chair, individual Directors and the Board Committees.	Board and Director Performance Assessments page 32

Please read Emera’s entire Statement of Corporate Governance Practices below for more important details about the Company’s governance practices.

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Board of Directors

Director Independence

All Emera Directors are independent from management, except Mr. Huskilson, who is the President and CEO of the Company. Use of the term “independent” in relation to a Director in this Circular means a Director is independent as defined under applicable Canadian securities laws and, in particular, is free of any direct or indirect material relationship, which could, in the view of the Board of Directors, be reasonably expected to interfere with the Director’s independent judgment.

None of the independent Directors receive remuneration from Emera other than Directors’ retainers, fees or retainers for service as Chair of the Board or Chair of a Committee. Mr. Eisenhauer, who is Chair of the Board of Emera’s subsidiary, NSPI receives an all-inclusive annual retainer from NSPI. Ms. Sheppard receives an all-inclusive annual retainer as Chair of the Board of Emera. Mr. Sergel received a retainer for being a member of the boards of Emera’s subsidiaries, Emera CNG Holdings Inc., Emera CNG LLC, Emera Energy Generation II LLC, Rumford Power Inc., Tiverton Power LLC and Bridgeport Energy LLC and Emera US Holdings Inc.

The Company’s Articles of Association provide that no more than two Directors may be employees of the Company or of a subsidiary or affiliate of the Company. Mr. Huskilson, as President and CEO of the Company, is the only Director employed by the Company.

Board of Directors Charter

The Board of Directors believes that clear accountabilities lead to the best governance and, therefore, maintains a Charter for the Board. The Board of Directors Charter is attached to this Circular as Appendix A. Under the Charter, the Board is responsible for overseeing the management of the business of the Company and for providing stewardship and governance to ensure the viability and growth of its business. The Charter describes the duties and responsibilities of the Board in matters of independence and integrity, strategic planning, risk responsibility, leadership and succession, financial reporting, corporate communications, public disclosure, and corporate governance. We encourage you to carefully review the Charter for more detail about the obligations of the Board in these areas.

Strategic Planning

The President and CEO, in collaboration with executive officers and the Board of Directors, develop a strategic plan, which is presented to the Directors at a Board retreat. Under the Board of Directors Charter, oversight and guidance on the Company’s strategy is one of the primary roles of the Board. Directors participate in the development of the corporate strategy, which determines the annual and longer-term objectives for the Company. The Directors devote significant time at regular Board meetings to evaluate progress made in executing the Company’s strategy.

Risk Management

The Board of Directors is responsible for overseeing risk. Under the Board of Directors Charter, the Board is responsible for overseeing the implementation by management of appropriate systems to identify, report and manage the principal risks of Emera’s business. The Charter requires the Board to consider Emera’s risk profile and to oversee Emera’s risk management by reviewing:

(a)	the annual identification and assessment of the principal risks of Emera;
(b)	the process for ongoing monitoring and reporting of the principal risks of Emera;
(c)	the effectiveness of Emera’s mitigation response to its principal risks; and
(d)	the alignment of risk management with Emera’s risk profile, its strategy, and its organizational objectives, including capital and resources allocation.

The Board is also responsible for reviewing Emera’s annual insurance program, its uninsured exposure, and its business continuity and disaster recovery plans. The Board receives regular updates on the status of risk management activities and initiatives.

Directors Meet without Management

There were 28 Emera Board and Committee meetings during 2015. Each Board and Committee has adopted the practice of meeting in an in-camera session, during which management is excluded, at every Board and Committee meeting. The Board implemented this practice and held an in-camera session at each Board meeting, which excluded management, including the President and CEO.

The Board also holds an evening session before the day of a regularly scheduled Board meeting and prior to the Board’s annual strategy meeting. As a governance practice, and at least once a year, the independent Directors conduct such an evening session to the exclusion of all management, including the President and CEO. See Board Dinner Sessions for more information.

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Independent Chair

Ms. Sheppard, the Chair of the Board, is an independent Director. The Articles of Association of the Company require that the Chair of the Board and the President and CEO be separate individuals.

Chair of the Board of Directors Charter

The Chair provides leadership to the Board, in order that it may fulfill its duties effectively, efficiently and independent of management. The Chair’s role is to see that the Board and Shareholder meetings function effectively. The Chair provides advice and counsel to Directors and the President and CEO. The Chair participates in the recruitment of Directors and the assessment of their performance.

Directors’ Membership on Other Public Company Boards

Public company board membership for each Director during the last five years is set forth in their biographies earlier in the section of this Circular, entitled Director Nominees. The effectiveness of the Board, each Director and the Board Chair is annually evaluated through the Board and Director Performance Assessment process described in more detail below in Board and Director Performance Assessments.

Common Memberships on Boards of Public Companies

Except for the membership of Mr. Huskilson and Mr. Eisenhauer on the Board of Emera’s subsidiary NSPI, there are currently no common memberships on boards of public companies among Emera’s Directors.

Board Size

The Articles of Association provide that the number of Directors on the Company’s Board must not be less than eight and not more than 15. 12 Director nominees are being proposed for election at the 2016 Annual and Special Meeting.

Majority Voting for Election of Directors

The confidence of Shareholders in the actions of the Board and management are important. In order to provide a mechanism for Shareholders to express that confidence in each Director, the Board has adopted a Majority Voting Policy for Directors. The Policy states:

Should a director nominee, in an uncontested election at a meeting of shareholders of Emera Inc. at which directors are to be elected, receive a majority of “withheld” votes from his or her election as a director (a “Majority Withheld Vote”), the individual shall submit his or her resignation to the Board for consideration immediately following such shareholders’ meeting.

The votes determining a Majority Withheld Vote shall be the total votes cast by ballot by shareholders and proxyholders at, or if a ballot vote was not conducted, shall be the total votes represented by proxies validly deposited prior to, the shareholders’ meeting.

The directors who received a majority “for” vote at the shareholders’ meeting shall consider whether or not to accept the resignation. If there are less than three such directors, the entire Board shall consider whether or not to accept the resignation. The resignation of a director who received a Majority Withheld Vote shall be accepted absent exceptional circumstances and is effective when accepted by the directors. The determination shall be made within 90 days following the date of the shareholders’ meeting and a news release disclosing such determination shall be issued promptly following such determination. If the resignation is rejected, the news release shall include the reasons for rejecting the resignation. A copy of the press release shall be provided to the Toronto Stock Exchange.

Since the adoption of the Majority Voting Policy in 2008, all Director nominees have received a majority “For” vote at the Company’s meetings of Shareholders.

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Position Descriptions

Chair of the Board

The Chair of the Board of Directors Charter describes the fundamental responsibility of the Chair of the Board of Directors of the Company. This Charter confirms that the Chair of the Board is to lead the Board to fulfill its duties effectively, efficiently and independent of Management. For the full text of the Chair of the Board of Directors Charter, visit www.emera.com/governance.

Committee Chairs

The Board has adopted position descriptions for each Committee Chair, which detail the duties of the Committee Chairs. Each Committee Chair is required to provide leadership to the Committee members and support the Committee’s effective operation in order to fulfill its mandate. For the full text of the position description for Committee Chairs, visit www.emera.com/governance.

President and Chief Executive Officer

The roles and responsibilities of the President and CEO are contained in his employment contract, which provides that he is chief executive of the Company. The President and CEO’s employment contract is reviewed by the Chair of the Board of Directors and the MRCC, and it is approved by the Board of Directors.

Orientation of Directors and Continuing Education

For each new Director to be effective in their roles, they must be knowledgeable about the Company, its strategy, strengths and challenges. In order to best bring their skills and experience to the operation of the Board, new Directors receive an in-depth orientation to the Company’s executive leaders, business, strategy, financial information and governance practices. This allows them to effectively integrate with the operation of the Board. The Board and management have built and continue to expand a long term program of training for Directors to enhance their effectiveness and reinforce a collegial working relationship among members of the Board.

Orientation sessions are attended by the President and CEO, the CFO and other executive officers or leaders of key subsidiaries. The Chair also attends the orientation meetings with a new Director. A reference manual is provided in advance of the session that includes the following:

(a)	Recent annual and interim MD&A and financials, Management Information Circular and Annual Information Form;
(b)	Board and Committee Charters;
(c)	Strategic Plan and Business Plan;
(d)	Guide to the Company’s management structure;
(e)	Insider trading guidelines;
(f)	Emera Group of Companies Standards for Business Conduct; and
(g)	Minutes of previous Board meetings.

Continuing Education for Directors

The oversight function of Directors is enhanced when they are well informed about the Company’s business and its industry. Management regularly seeks opportunities to update, educate and inform the Directors in areas they request or that management determines are relevant to issues facing the Company.

The Board and Committees receive regular presentations from senior management updating Directors about market and industry conditions and trends that may impact the Company’s business and influence its strategy. The Board is also provided with opportunities to make site visits to operational facilities to assist Directors to more fully understand the business. From time to time, the Board receives specialized presentations on various matters of significance to the Company.

Directors participated in education sessions and received education materials about specific topics in 2015 as follows on the next page.

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Education Presentations	Date	Participants

Site visit to West Sunrise Generation Plant, Freeport, Grand Bahama	February 6, 2015	All Board members

Regulatory Accounting Session – Utility Finance and Accounting Seminar	February 26, 2015	H. Demone, A. Edgeworth and J. Eisenhauer

Annual Environmental Oversight Education	May 21, 2015	All Board members

Maritime Provinces’ Natural Gas Infrastructure presentation	May 21, 2015	All Board members

Presentation of Smart Grid technologies	May 21, 2015	All Board members

New England Clean Energy Transformation presentation	June 24, 2015	All Board members

Cape Sharp Tidal Venture – Multi Phase Development of Demonstration Array in the Bay of Fundy presentation and tour of manufacturing site	September 24, 2015	All Board members except W. Leonard

Regulatory Accounting Education Session	September 25, 2015	All Board members except W. Leonard

U.S. Federal Energy Regulatory Commission Training – written presentation only	September 25, 2015	All Board members except W. Leonard

U.S. Environmental Protection Agency’s Proposed Clean Power Plan Presentation	November 12, 2015	All Board members except W. Leonard

Presentation entitled Canada and the Road to Paris respecting the 2015 United Nations Climate Change Conference of the Parties (COPS) Implications for North America	November 12, 2015	All Board members except W. Leonard

Presentation by external compensation consultant about governance trends and regulatory updates, guidelines of proxy advisory firms in Canada and governance principles applicable to compensation	September 24, 2015	All MRCC members were present

Presentation on best practices in corporate governance	September 24, 2015	All NCGC members were present

The Board of Directors encourages, and the Company pays for, Directors to pursue education sessions provided by third parties that are directly related to the business of the Company and the performance of their duties as a Director of the Company.

Board Dinner Sessions

Board dinner sessions are scheduled the evening prior to regularly scheduled Board meetings. Board dinners are treated as an opportunity to accomplish a number of important governance objectives, including:

•	Meeting as independent directors in an atmosphere that is not a Board meeting. The Board’s practice is to have one dinner each year at which only the independent directors attend;
•	Meeting in a less formal atmosphere with the CEO and other senior officers;
•	Holding educational sessions on important topics for the Company’s business and strategic direction;
•	Meeting high-potential employees in order to advance the succession planning for the Company; and
•	Strengthening Directors’ collegial working relationship.

Ethical Business Conduct

The Board is committed to sustaining a culture of integrity and ethical business practices throughout the Company.

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Standards for Business Conduct

The Board has adopted written Standards for Business Conduct (Standards for Business Conduct) that apply to everyone at Emera and its subsidiaries. Directors, Officers and employees are required to annually acknowledge that they have reviewed and understand the Standards for Business Conduct. These Standards for Business Conduct are available on Emera’s website at www.emera.com, or a copy may be obtained by contacting the Chief Human Resources Officer, Emera Inc., P.O. Box 910, Halifax, Nova Scotia B3J 2W5.

The Board regularly reviews the Standards for Business Conduct, and makes revisions in order to update the content in keeping with best practices.

Whistleblowers Policy

The Company has a whistleblowers policy entitled “Procedures for the Reporting of Irregularities and Dishonesty”. These Procedures establish a method for dealing appropriately with any complaints made by employees of irregular or dishonest accounting, internal accounting control, auditing matters, or fraudulent or illegal activity by any employee or employees. Any employee who in good faith reports such activity will be protected from threats of retaliation, or discrimination because of the report. Any employee who retaliates against another employee who reports such activity, could face disciplinary action under the Procedures. If an employee believes that retaliation has occurred, the employee may submit a complaint in writing to the Director, Internal Audit.

Reports under the Standards for Business Conduct and Procedures for the Reporting of Irregularities and Dishonesty are addressed by the Company, and on a quarterly basis the Internal Audit department informs the Audit Committee of all reports and their status.

Ethics Hotline

The Company has established a confidential business conduct helpline, called “The Ethics Hotline”, hosted by an external service provider. The Ethics Hotline is available to employees to report allegations of conduct not in compliance with the Standards for Business Conduct or the Procedures for the Reporting of Irregularities and Dishonesty. The Board monitors compliance with the Standards for Business Conduct and the Procedures for the Reporting of Irregularities and Dishonesty. There have been no instances of any waiver of compliance with the Standards or the Procedures for any Director or Officer.

Corporate Disclosure Policy

The Board has approved a Disclosure Policy to ensure that communications to investors and potential investors are timely, factual and accurate, and that the information is disseminated in accordance with all applicable legal and regulatory requirements to the investing public, analysts and the media.

Conflicts of Interest

Directors are required to declare any conflict of interest which they may have in a matter before the Board. In any matter requiring approval of the Board, a Director is prohibited by the Company’s Articles of Association from voting in respect of the matter in which the Director is interested.

Director’s Occupation

The Directors have also instituted a policy, which requires them to submit their resignation as a Director if there is a significant change in their principal occupation. The resignation is then reviewed by the Board to determine if the circumstances warrant acceptance of the resignation, whether due to a conflict of interest arising by virtue of a new principal occupation or otherwise.

Nomination of Directors

The NCGC is responsible for providing the Company with a list of nominees for election as Directors at the Company’s annual meeting of Shareholders. The NCGC creates and reviews the criteria for selecting Directors by assessing the personal qualities, business experience and qualifications of current Directors. It also assesses the Company’s ongoing needs and circumstances, geographical representation and the overall experience of the Board. In recruiting new Directors, the NCGC considers the background, skills and experience desired for Directors in view of the Company’s strategy and activities. It develops a plan for the recruitment of additional director nominees who can provide those characteristics.

Director nominees must, in the opinion of the members of the NCGC, be able to contribute to the broad range of issues which come before the Board for consideration. They must be able to devote the time necessary to prepare for and attend meetings of the Board and Committees of the Board to which they may be appointed.

The NCGC regularly evaluates the expected turnover of Directors in advance of their retirement from the Board and develops an effective succession plan.

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Mechanism for Board Renewal

While Emera has no term limits for its Directors, the Board of Directors oversees processes for renewal of the Board, which balance a number of factors, and have as their ultimate objective the fulfillment of the fundamental responsibility of the Board to provide stewardship and good governance for the Company. Those processes primarily include:

•	A robust Director recruitment process;
•	An age limit for Directors; and
•	Governance practices which provide for renewal in a deliberate manner.

Director Recruitment Process

In developing a list of nominees for election as Directors at Emera’s annual meeting of Shareholders, the Board’s NCGC evaluates the size of the Board and the mix of skills and experience of its Directors, and the level of representation of women on the Board. The NCGC will consider the likely potential tenure of a director candidate before making a selection. This is factored into the selection decision having regard to the current make-up of the Board, what skills and experience the candidate offers as a Director, and keeping in mind the age limit for Directors.

The average tenure of all of Emera’s 12 Director nominees is approximately six and a half years. The longest serving independent Directors have served on the Board for about 11 years; the shortest serving nominees have served about a year and a half. This represents an appropriate mix of longer-serving Directors with a history on the Emera Board, and Directors that are newer to Emera, who bring fresh perspective and approach to the Company’s Board table.

Age Limit

Director nominees must be under 70 years of age at the time of the Company’s annual meeting in order to qualify for nomination. In certain exceptional circumstances, the Committee may determine and recommend that an individual be permitted to serve as a member of the Board beyond age 70 because of the individual’s contribution and skills. Such determination is made annually. All Director nominees for the Company’s 2016 Shareholders’ meeting are under 70 years of age, except John McLennan.

Mr. McLennan will be age 71 at the time of the Shareholders’ meeting on May 17, 2016. The Committee has recommended to the Board of Directors that Mr. McLennan continue to serve as a Director because of his extensive experience with the Company, and because of the support and continuity he provides to the Board Chair in light of recent Board membership changes and the growth of the Company. The Emera Board of Directors accepted the recommendation of the NCGC. As a result, Mr. McLennan has been included in the list of nominee Directors for election at the Meeting.

Governance Practices

Emera’s governance practices prescribe that planned departures of Board members in any one year will not exceed two Directors. This practice contributes to Board renewal in a deliberate manner.

Board Renewal Ongoing

The Board does not have term limits, but it does have an age limit. The age limit does not replace the rigorous annual performance assessment process that takes place under the leadership of the Board Chair with support from the NCGC, see Board and Director Performance Assessments below. The annual performance assessment in combination with its current age limit for Directors – which the NCGC has the discretion to extend in exceptional circumstances – are the current mechanisms the Board possesses to provide for Board renewal and will continue to serve the Company’s best interests, providing for appropriate renewal of the membership on the Board.

Board Diversity

To ensure that there are a significant number of women on the Company’s Board of Directors, the Company recruits Board members under a long-standing corporate governance practice, which requires that no fewer than 25 per cent of the members of the Board of Directors are women. Emera has achieved and, in fact, exceeded this requirement. Emera’s Board of Directors has four women, or 33 per cent of the total members of the Board. The list of Director nominees for the Meeting on May 17, 2016, includes four women out of twelve Director nominees, or 33 per cent.

The NCGC reviews the criteria for selecting director nominees in light of this governance practice. This governance practice reflects the Board’s view that gender diversity is an important part of fostering diversity of perspective and experience around the Board table, leading to improved overall performance of the Board and its Committees.

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Representation of Women in Executive Officer Appointments

While Emera does not have targets regarding women in executive officer appointments, management is of the view that gender diversity among the senior executive team within the Emera group of companies serves the best interests of the Company in the following ways:

•	It is important that Emera’s executive ranks reflect our diverse customer base.
•	Gender diversity will help the Company better understand the needs of its customer base.
•	The available workforce is increasingly made up of women. As baby boomers retire and as a competitive labour market is anticipated, Emera needs to access talent from the broadest recruitment pool.
•	Leadership in diversity will make the Company an employer of choice and help us to recruit, retain, and engage high-performing employees.
•	It is demonstrable that business performance improves with greater gender diversity; it is good for business.

Among the executive officers of Emera Inc. and its major subsidiary, Nova Scotia Power Inc., nine are female, representing 33 per cent. Emera monitors the progression of women into leadership positions within Emera and its subsidiary companies. The increase in 2015 in the number of female executive officers relative to the prior year reflects the promotion of women employees to such positions during the year.

With a view to fostering diversity within Emera, the Company’s management does not believe that targets are the right approach. Rather it is reviewing the adoption of a diversity strategy in order to address emerging trends in the business climate, including access to diverse talent, to increase employee engagement, to foster innovation and fresh perspectives and to serve the needs of diverse customers, with the intended result of broadening the diversity of Emera’s entire employee population.

One of Emera’s subsidiaries, Emera Newfoundland & Labrador (ENL), is demonstrating leadership within the Company in the area of diversity. ENL has entered into a Benefits Agreement with the Provinces of Newfoundland & Labrador and Nova Scotia in respect of the construction of the Maritime Link Transmission Project (the “Maritime Link Project”). The Benefits Agreement requires ENL to develop and implement a Diversity Plan. Under the Maritime Link Project’s Diversity Plan, gender equity, diversity and inclusiveness must be considered in each contract, procurement and employment decision.

Compensation

Executive Compensation

On the recommendation of the MRCC, the Board of Directors determines the compensation for the Company’s senior executives and other officers of the Company. See Compensation Discussion and Analysis with respect to compensation of the Company’s Named Executive Officers.

Director Compensation

The Board of Directors determines the compensation for the Company’s Directors on the recommendation of the NCGC. The compensation of Directors is designed to recognize the substantial time commitments required to oversee management of the Company. It is intended to attract and retain highly skilled and experienced individuals to serve on Emera’s Board, and to ensure alignment with Shareholders’ long-term interests. Appropriate compensation for Directors, independently determined, is also intended to support their independence of management.

The annual retainer for Directors in 2015 was $105,000 per annum, payable as follows:

•	$40,000 cash; and
•	$65,000 in DSUs.

For more details on total compensation received by Emera Directors in 2015, see Compensation of Directors.

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Annual Review and 2015 Increase

The NCGC annually reviews the compensation of the Directors to ensure it is appropriate. The NCGC reviews the compensation practices of Canadian publicly traded companies similar to Emera’s operations and size and determines whether the Directors are appropriately compensated for the responsibilities and risks involved in being a member of the Company’s Board. The review is based upon publicly available information concerning Directors’ compensation, public surveys and comparison of compensation of Directors of publicly traded companies in Canada.

As previously disclosed, the NCGC has adopted the 50th percentile as a target for Director compensation, and has determined it would be appropriate for Emera to continue to position total compensation of Directors at approximately the median of the peer group.

Based on this approach and on such annual review, in November 2015, the Board of Directors approved an NCGC recommendation to increase the annual retainer for Emera Directors by $40,000 per annum, $5,000 payable in cash and $35,000 payable in DSUs, for a total annual retainer of $145,000 effective January 1, 2016. The Board also approved an NCGC recommendation to increase the annual retainer for the Chair of the Board by $35,000 to $280,000, $20,000 payable in cash and $15,000 payable in DSUs, effective January 1, 2016.

Further, to address the negative impact of changes in the Canadian and U.S. foreign exchange rate, the cash portion of retainers for U.S.-domiciled Board members will be paid in U.S. dollars using a one to one conversion rate to the Canadian dollar, effective January 1, 2016.

Director Share Ownership Guidelines

Under guidelines established by the Board of Directors, within a prescribed timeframe, each Director must own Emera common shares and DSUs with a market value of three times the annual Board retainer. Based on the increased annual retainer for Emera Directors noted above, under these guidelines, each Director must own Emera shares or DSUs, or a combination of the two, worth $435,000, within five years following their appointment date or within five years of any change to the Director’s compensation, whichever is the later date.

Details of each Director’s share and DSU ownership, and status under the Share Ownership Guidelines, is shown in each Director nominee biography earlier in this Circular. All of Emera’s Director nominees are in compliance with these Guidelines.

Directors are Increasing Their Share/DSU Ownership over Time

By virtue of this increase in compensation payable in DSUs, more than 60 per cent of the annual retainer for Emera Directors will be paid in DSUs, which mirror the value of Emera common shares. The Directors increase their DSU ownership by at least $100,000 per annum, and in many cases, Directors have elected to receive DSUs in lieu of all cash compensation they would otherwise be entitled to as Emera Directors. Members of Emera’s Board of Directors support Directors’ ownership of shares and DSUs, believing that it contributes to the alignment of the interests of Directors with those of Emera Shareholders.

Board and Director Performance Assessments

The Board regularly assesses its effectiveness in order to find ways to improve its performance.

Assessment Process

Each year, the NCGC, in consultation with the Board Chair, determines the process by which assessments of the Board, Directors and its Committees will be conducted. The process has included the use of questionnaires and one-on-one interviews with Directors by the Board Chair. A written report on the assessment is provided to the NCGC and the Board of Directors, and a dinner and in-camera Board session are also held to consider the report. Issues arising from the assessment are identified, an action plan is developed and progress is monitored by the NCGC.

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2014 Assessment Findings and Action Plans to Address Findings

The 2014 Board and Director Performance Assessment resulted in several priority actions for 2015. With the assistance of the NCGC, the Board Chair reviewed progress made to address those priorities. This progress was reported to the Board, with significant areas including:

(a)	Strategy and Business Plan: Strategy has been and will continue to be incorporated into the agendas of Board meetings, and throughout the year the Company has examined several strategic merger and acquisition opportunities;
(b)	Organizational Structure and Capacity: Regular Board dialogue and feedback on organizational structure and capacity has focused plans to engage senior leaders and, in response to the Board’s feedback, led to new senior management positions and focused development plans for leaders;
(c)	Corporate Governance: Action taken in response to Directors’ feedback through the Board assessment process has demonstrated the importance of that feedback, and the commitment of the Board to the Assessment process. An example of action taken includes the review of the governance structure for subsidiary boards. Directors emphasized that sound corporate governance for subsidiary boards is important to each business. They directed that management take a flexible approach to looking at the structure of each of Emera’s subsidiary boards with a view to continuing with the practice of keeping a connection to the communities with external directors and local boards, maximizing the benefit from, and effectiveness of, subsidiary boards, and ensuring a disciplined approach to the governance of the subsidiary is maintained.

2015 Board Director/Board Chair Performance Assessment

The Chair of the Board interviewed each external Director as part of the 2015 Board and Director Performance Assessment. A series of questions was sent to each Director for advance consideration. The questions pertained to a number of themes, including:

•	Emera’s strategy and business;
•	Organizational structure and capacity;
•	The effectiveness of the operation of the Board and Committees;
•	Corporate governance;
•	An assessment of their own performance as Directors, including what might make them more effective as Directors; and
•	An assessment of their peer Directors on the Board.

The assessment of the Chair of the Board was conducted in a meeting of all Directors that excluded the Board Chair, and was led by the Chair of the NCGC. Directors were asked to provide feedback directly to, and were given an opportunity to discuss the assessment of the Chair of the Board in a one-on-one format with, the Chair of the NCGC.

2015 Assessment Findings

The 2015 Board and Director Performance Assessment findings involved major themes, such as Emera’s strategy, its organizational structure and capacity, and its corporate governance. In the area of strategy, Directors acknowledged that significant work had been done to define the Company’s strategy for Shareholders, including defined dividend growth strategy (eight per cent per annum) and desired mix of 75 to 85 per cent regulated assets. Focus will remain on the delivery pursuant to that strategy. In connection with organizational structure and capacity, it was found that leadership development and succession planning had progressed. A high priority will be placed on planning for the anticipated closing of the acquisition of TECO Energy, Inc.

With support from the NCGC, the Chair of the Board will develop the action plan based on the 2015 Board and Director Performance Assessment findings, and progress on the action plan will continue to be reported to the Board. Recognizing that in person board meetings are limited and important opportunities for dialogue and engagement, the Board Chair will be working with management to enhance dialogue and reporting at Board meetings in order to focus upon those matters that are critical to, and foster the delivery of, the Company’s business plan and its long term strategy, with a view to creating shareholder value over the longer term.

Committees of the Board of Directors

The Board is committed to effectively and efficiently carrying out its oversight responsibilities. As such, it strongly supports the work of its three standing Committees, to which certain functions are delegated as set forth in the written charters. The Board Committees are:

•	the Audit Committee
•	the MRCC
•	the NCGC

From time to time the Board may establish ad hoc committees.

In consultation with the Chair of the Board, the Board and its Committees may retain outside advisors as they deem necessary.

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Audit Committee

The Audit Committee is comprised of:

Chair: Ms. Rosen

Members: Ms. Loewen, Mr. Leonard, Mr. Pether

The Audit Committee assists the Board in discharging its oversight responsibilities concerning the integrity of Emera’s financial statements, its internal control systems, the internal audit and assurance process, the external audit process and its compliance with legal and regulatory requirements.

The Committee consists of independent Directors only, who each have a high degree of financial acumen. The Committee is responsible for reviewing and recommending to the Board the annual and interim financial statements and all related management discussion and analysis.

The Committee evaluates and recommends to the Board the appointment of the external auditor and the compensation of such external auditor. Once appointed, the external auditor reports directly to the Committee, and the Committee oversees the work of the external auditor concerning the preparation or issuance of the auditor’s report or the performance of other audit, review or attest services for Emera. The Committee reviews management controls and processes concerning the administration of investment activities, financial reporting, and financial performance and funding of the pension plans.

The Company’s internal auditor also reports directly to the Audit Committee, and the Committee oversees the appointment, replacement or termination of the internal auditor.

For the full text of the Audit Committee Charter, visit www.emera.com/governance.

Nominating and Corporate Governance Committee (NCGC)

The NCGC is comprised of:

Chair: Mr. Pether

Members: Mr. McLennan, Mr. Sergel

The NCGC assists the Board with a variety of matters relating to corporate governance. These duties include responsibility for providing the Company with a list of nominees for election as Directors to be included in the Company’s Management Information Circular prior to each annual meeting of Shareholders of the Company. For more information about the nomination of Directors, see Nomination of Directors, earlier in this Statement. The Committee consists of independent Directors only, selected by the Board. The Articles of Association of the Company provide that the Chair of the Board may not be a member of the Committee.

The NCGC is responsible for developing and communicating the Company’s approach to corporate governance issues, and reviews and approves Emera’s disclosure of corporate governance practices, including this Statement of Corporate Governance Practices. The Committee keeps abreast of best governance practices benchmarks and regularly evaluates the governance practices of Emera. It reviews any disclosure of the Company’s corporate governance practices in accordance with applicable rules and regulations.

The NCGC oversees the orientation of new Directors. This orientation program for new Directors is reviewed each time that a new Director joins the Board and is updated as required.

The Committee is responsible for assisting the Board of Directors in determining the proper and effective allocation of risk oversight responsibilities.

Other duties and responsibilities of the Committee include:

(a)	assisting the Board and its Committees in determining Committee composition, as well as reviewing and updating the mandate of each Committee, for submission to the Board;
(b)	making recommendations to the Board on all components of non-employee Director compensation, including the Board Chair and Committee Chairs;
(c)	ensuring procedures are in place to assist the Board in obtaining information necessary to carry out its duties and ensuring the Board has access to executive management; and
(d)	reviewing and updating the Company’s Standards for Business Conduct.

For the full text of the NCGC Charter, visit www.emera.com/governance.

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Management Resources and Compensation Committee (MRCC)

The MRCC is comprised of:

Chair: Mr. Edgeworth (1)

Members: Ms. Chrominska, Mr. Demone, Mr. Sergel

The MRCC consists of independent Directors only. The Committee reviews overall compensation, including salary and benefits policies and recommends such policies to the Board of Directors for approval.

The MRCC supports the Chair of the Board in conducting a review of corporate goals and objectives relevant to the President and CEO’s compensation and supports the Chair of the Board in recommending such goals and objectives for the current year to the Board of Directors. The Committee ensures that an assessment of the President and CEO’s performance in relation to these goals and objectives is completed. It makes recommendations to the Board of Directors relating to the President and CEO’s total compensation, including participation in incentive-compensation and equity-based plans. It also makes recommendations about senior management total compensation and incentive compensation plans and equity-based plans. It approves grants of stock options, Performance Share Units (PSUs) and DSUs in accordance with the provisions of the respective plans. It reviews executive compensation disclosure prior to the Company releasing such information to the public.

The Committee recommends executive officer appointments to the Board of Directors for approval. It supports and contributes to the Board’s succession planning process in respect of the President and CEO of the Company. It annually reviews the succession planning process for senior management and other potential senior management candidates, including for Emera’s subsidiaries, and oversees and contributes to that process. It reviews share ownership guidelines for executive officers. It satisfies itself that there are appropriate labour relations strategies in place and it regularly reviews management’s direction and decisions made in support of labour and employee relations. It also reviews the design of pension plans for the Company’s employees.

The MRCC is responsible for evaluating the compensation programs to determine that they do not reward executive officers for taking inappropriate risks that may harm the interests of the Company and its Shareholders. Under its Charter, the Committee must conduct a compensation risk review annually to ensure that the compensation policies are designed to take account of, and mitigate:

(a)	incentive opportunities that inadvertently encourage excessive and unnecessary risk taking;
(b)	pay structures that inadvertently encourage behaviour that negatively impacts long-term value;
(c)	misalignment of pay and performance; and
(d)	payouts which are not aligned with Emera’s business strategy.

For the full text of the MRCC Charter, visit www.emera.com/governance.

Communication with Directors

The Directors are always interested in receiving Shareholders’ views about the Company, its governance and its operation. The Board oversees systems for receiving feedback from Shareholders and it monitors feedback received by the Company.

Shareholders may communicate with the Chair of the Board or other independent Directors by mailing (by regular mail or other means of delivery) to the corporate head office at:

Attention: Chair of the Board, P.O. Box 910, Halifax, Nova Scotia B3J 2W5

In a sealed envelope marked “Private and Confidential – Attention, Chair of the Board of Directors of Emera Incorporated”

Additional Information

Additional information relating to the Company may be found at System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com. The Company’s financial information is contained in its comparative financial statements and management’s discussion and analysis for the financial year ended December 31, 2015.

For copies of the Company’s financial statements and management’s discussion and analysis, you may also contact the Office of the Corporate Secretary at:

Corporate Secretary

P.O. Box 910, Halifax, Nova Scotia B3J 2W5

Telephone: (902) 428-6096; Facsimile: (902) 428-6171; email: stephen.aftanas@emera.com

(1)	Effective May 17, 2016, Mr. Edgeworth will step down as MRCC Chair, and Ms. Chrominska will become Committee Chair. Mr. Edgeworth will remain a member of the Committee.

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A Letter from the Management Resources and Compensation Committee to Our Shareholders

Dear Fellow Shareholders:

Emera is committed to creating sustainable value for all shareholders of the Company, which is significantly influenced by the quality of our executive team and their ability to lead and motivate all employees to act in the best interests of shareholders and customers. A fundamental principle of the Company’s compensation philosophy is that our compensation programs should align pay with performance, so that a significant portion of the compensation we pay our executives is directly linked to the achievement of objectives that measure whether shareholders are experiencing strong value for their investment. Moreover, we believe that aligning the interests of our executives with those of our shareholders is of utmost importance when making compensation decisions, which is why we require executives to hold significant equity in the Company. Our share ownership guidelines formalize our belief that executives must also be shareholders and maintain a material personal financial stake in the Company.

The Management Resources and Compensation Committee (MRCC or the Committee) is the steward of the Company’s compensation programs and oversees all aspects of executive compensation as part of our ongoing efforts to meet the expectations of our shareholders, customers, and regulators. The MRCC carefully determines how performance measures and targets are set. These measures and targets reflect the Company’s core values and short and long term strategic priorities. The targets must be achieved within the principles of prudent risk management, good corporate governance, and compliance with relevant standards and regulations. It is in light of these principles that the MRCC diligently oversees the establishment of the Company’s performance goals and assesses our executive compensation programs, while continuously seeking to improve our practices and standards.

We are pleased to provide you with an overview of our approach to executive compensation, the Board’s assessment of Emera’s 2015 performance, and our decisions relating to executive compensation.

Shareholder Engagement

In keeping with our ongoing commitment to strong corporate governance practices, we had our first “Say on Pay” advisory vote at our 2015 Annual General Meeting that allowed shareholders to indicate whether they were in agreement with Emera’s compensation practices and policies. Of the votes cast, 97.7 per cent were in favour of our approach to executive compensation and we will once again be presenting a “Say on Pay” non-binding advisory resolution at this year’s AGM. As part of our continued commitment to shareholder engagement, it is important for us to receive direct feedback from our shareholders and have constructive dialogue about our compensation decisions and other governance matters.

2015 Compensation Decisions

Our compensation philosophy targets the median level of compensation in the market, which is based primarily on companies in the utility and energy sector whose operations are of a similar size and nature as Emera. In recognition of the sustained leadership of Emera’s President and CEO in driving consistent top-quartile results, we position his target total compensation between the 50th and 75th percentile of the comparator group. At the end of 2014, the Committee reviewed benchmarking analyses from both management’s external compensation advisor, Mercer (Canada) Ltd., and the Committee’s independent compensation advisor, Hugessen Consulting Inc. The reviews indicated that the compensation of our named executive officers was below the targeted percentiles when compared against companies in our comparator group, particularly with respect to long-term incentive levels.

In light of our comparative compensation positioning to market, and to recognize the significant achievements of the named executive officers, the Committee adjusted the target compensation levels of our named executive officers in 2015 to bring them closer to the prevailing market levels. The average increase in base salaries was 2.7 per cent and the average increase in total target compensation (which consists of base salary, short-term incentive and long-term incentive) was 14.5 per cent. Based on the market data and in keeping with our pay-for-performance approach, the increases focused primarily on long-term incentive levels, which link compensation to performance metrics that measure long-term shareholder value. As a result of the changes, the variable or ‘at risk’ component of our named executive officers’ compensation increased from an average of 60 per cent to 64 per cent.

The Committee also made some adjustments to the stock option component of the Company’s long-term incentive plan in 2015. Each year, the Committee uses the Black-Scholes valuation methodology to value our stock options. After a review of the initial valuation in 2015, which would have led to a significant increase in the number of options granted in 2015 compared to 2014, the Committee instead opted to use an average of the previous three years’ Black-Scholes valuations to value the options, which led to fewer options being granted. The Committee believes the use of the three-year average was a prudent step to better reflect prevailing market conditions.

To further address the valuation of stock options, the Committee, with the assistance of its compensation advisor, Hugessen Consulting Inc., undertook a thorough review of market practices. The review concluded that while Black-Scholes remained an appropriate valuation methodology, the adoption of a ‘floor’ valuation ratio of 10 per cent (as a percentage of the share price) was reasonable. Accordingly, for the 2016 stock option grant, the Committee adopted the floor, which will apply when the Black-Scholes methodology leads to a valuation of less than 10 per cent of the share price. This will result in fewer stock options being granted, while maintaining options as a part of the long-term incentive plan.

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As in previous years, with the assistance of Mercer (Canada) Ltd., the Committee conducted a risk assessment intended to identify any potential risks associated with Emera’s current compensation design and policies, including any risks associated with the changes noted above. The assessment did not identify any material risks, but notwithstanding this positive result, we will continue to diligently monitor our programs so that we maintain our high governance standards.

Rewarding Results

2015 was a year of significant achievements for the Company, the most noteworthy of which was the announcement of the pending acquisition of TECO Energy, Inc. for $10.4 billion USD, one of the largest acquisitions in recent Canadian history. The addition of TECO Energy, Inc. is expected to be significantly accretive and will make Emera one of the 20 largest North American utilities, with more geographic, regulatory and business mix diversification. Some of the Company’s other key accomplishments in 2015 include:

•	Emera announced two increases totaling 22.6 per cent in its annualized common share dividend rate, bringing the annual dividend to $1.90. The annual dividend growth target increased to eight per cent through 2019;
•	Operating revenues (excluding mark-to-market impacts) increased to $2.83 billion in 2015 compared to $2.78 billion in 2014;
•	Earnings before interest, income taxes, depreciation and amortization (EBITDA), excluding mark-to-market impacts, reached $1.03 billion, an 8.9 per cent increase over 2014 ($946.5 million);
•	Adjusted net income increased to $330 million in 2015; adjusted net income, also excluding the costs associated with the pending acquisition of TECO Energy, Inc. was $382.8 million, compared to $319.2 million in 2014;
•	Adjusted earnings per share (EPS) increased to $2.26 in 2015; adjusted EPS, also excluding the costs associated with the pending acquisition of TECO Energy, Inc. was $2.63, compared to $2.23 in 2014;
•	Emera’s total assets increased 21.9 per cent to $12 billion in 2015 compared to $9.85 billion in 2014;
•	The Company completed a $2.185 billion debenture offering, including an over-allotment of $285 million, to help fund the acquisition of TECO Energy, Inc.

The significant achievements noted above have led to Emera’s total shareholder return (TSR) considerably exceeding most of our market comparators, both over the past year as well as on an annualized basis over the past five years, as shown in the following table:

Total Shareholder Return

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Emera’s TSR exceeded the S&P/TSX Capped Utilities Index by 19.9 per cent in 2015 and by 7.6 per cent on an annualized basis over five years. Our TSR also exceeded the S&P/TSX Composite Index by 24.7 per cent over the past year and by 8.8 per cent on an annualized basis over the past five years.

Recognizing Emera’s strong performance against objectives established for the 2015 Corporate Balanced Scorecard, the Board approved an annual short-term incentive plan payout of 144.18 per cent of target. This short-term incentive plan ensures executives are rewarded for the achievement of key objectives linked to the Company’s corporate strategy. A full description of the 2015 Scorecard’s metrics and results is provided in 2015 Short-Term Incentive Results.

Our long-term incentive plan, which consists of Performance Share Units (PSUs) and stock options, is aligned closely with our performance objectives. PSUs are linked to performance metrics that are measured over a three-year period. The 2013 PSU Grant, which had a performance period from January 1, 2013 to December 31, 2015, used two equally-weighted metrics: (1) Emera’s TSR relative to the total return of the S&P/ TSX Capped Utilities index, and (2) the average growth in Emera’s earnings per share. Based on our strong performance against those two key metrics, the performance factor applied to the 2013 PSU Grant was 1.5, which is the maximum allowable under the PSU Plan. As a governance measure to help ensure payouts are not excessive, the PSU Plan caps each participant’s payout at two-times the initial grant value (when factoring in share price appreciation, notional dividend reinvestment, and the performance factor). The cap applied to the 2013 PSU payouts, thereby reducing the payouts from 212 per cent of the initial grant value to 200 per cent. More details are provided in the Performance Share Unit Plan section.

In addition, Emera’s strong performance led to an 11.9 per cent increase in our common share price, going from $38.64 as at December 31, 2014 to $43.23 as at December 31, 2015, which positively affected the value of the stock options we granted to our senior executives.

The Committee carefully reviews the metrics chosen for our incentive plans each year to ensure they continue to reflect the Company’s key strategic objectives.

The Committee also engaged Hugessen Consulting Inc. to update the Pay-for-Performance analysis of the compensation paid to the President and CEO, which is an annual review the Committee undertakes. The review looked at the compensation paid to Mr. Huskilson over his full tenure as President and CEO (from January 2005 to December 2015), and compared the investment returns experienced by shareholders over that same period. The analysis included both realized pay (consisting of amounts actually paid) and realizable pay (which consists of changes in the value of any outstanding equity-based awards). Once again, the analysis concluded that there was a close alignment between the President and CEO’s realized/realizable pay and the shareholders’ investment return experience over the long-term. Please see Total Shareholder Return vs. Named Executive Officer Compensation for more information on the analysis.

Based on the Company’s performance in 2015, we remain confident that our incentive plans and resulting payouts are closely aligned with the interests of our shareholders, so that both our shareholders and our executives benefit when the Company achieves strong results.

Sustaining Shareholder Value

Emera continues to grow and diversify its businesses, as evidenced by our strong financial results, with all of Emera’s operations throughout North America and the Caribbean playing an important role in the Company’s overall success. The significant accomplishments, both financial and non-financial, referenced in this Circular demonstrate the strength of our team of leaders and employees who will help ensure the Company is well positioned for the exciting period of growth and opportunity that lies ahead of us. We were pleased to see Emera receive an exceptional result in The Globe and Mail’s 2015 ‘Board Games’, an annual corporate governance rating compiled by the Report on Business.

We remain confident that our executive compensation programs appropriately incent and reward strong performance, and we will continue to monitor our practices and industry trends and adjust our practices accordingly. We welcome your review of our compensation programs and results, which are described in more detail in the Statement of Executive Compensation that follows. We encourage you to take part in our “Say on Pay” vote and, as always, we welcome your questions and feedback which can be provided by contacting the Corporate Secretary’s Office.

Allan Edgeworth	Sylvia Chrominska	Richard Sergel	Henry Demone
Director and Chair of the	Director and Member of the	Director and Member of the	Director and Member of the
Management Resources and	Management Resources and	Management Resources and	Management Resources and
Compensation Committee	Compensation Committee	Compensation Committee	Compensation Committee

Note: Operating revenues (excluding mark-to-market impacts), EBITDA (excluding mark-to-market impacts), adjusted net income and adjusted EPS are non-GAAP measures and do not have a standardized meaning. These non-GAAP measures are disclosed more fully in Emera’s 2015 Annual Report, which includes a reconciliation of non-GAAP measures to GAAP measures.

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Statement of Executive Compensation

Compensation Philosophy

The purpose of Emera’s executive compensation program is to:

•	reward Emera’s executives for sustained increases in shareholder value;
•	attract, retain and motivate highly qualified and high-performing executives; and
•	align the interests of executives with the interests of Emera’s shareholders and customers.

Programs are designed to reflect a blend of short- and long-term incentive plans to reflect the Company’s pay-for-performance philosophy and to provide for a significant portion of an executive’s compensation to be at risk, while aligning the structure of programs and payouts with sound risk management and good governance principles.

Market Competitiveness

Emera’s executive compensation program is designed to generally provide total target compensation at the median or 50th percentile of compensation paid by companies in the utility and energy sector whose operations are of a similar size and nature as Emera. Pay positioning, in some specific cases, can be above or below the median based on experience, uniqueness of responsibilities, and performance. “Total target compensation” for senior management, including the named executive officers (NEOs), is comprised of base salary, target short-term incentive, and target long-term incentives linked to total shareholder value.

Pay-for-Performance

A central tenet of Emera’s executive compensation philosophy is that a significant portion of executive compensation must be at risk and linked to the achievement of objectives that measure whether shareholders are experiencing strong value for their investment. The at-risk components include both short- and long-term incentives, which establish measurable financial, customer, asset, employee and/or safety objectives that, if achieved, add value to the Company.

The incentive compensation plans are designed to pay larger amounts for superior performance and smaller amounts if target performance is not achieved. In addition, the Company must achieve a threshold level of performance for any payment against a particular objective, failing which there is no payment against that objective. Executives’ performance against those objectives are measured and rated by the President and CEO with a recommendation to the MRCC which, in turn, recommends to the Board of Directors for approval. The President and CEO’s performance is assessed by the Board Chair in collaboration with the MRCC.

Generally, the at-risk compensation component of total compensation increases based on the individual executive’s level of responsibility. Management considers many factors when developing the incentive plans, including current compensation trends, plan costs at payout including maximum payout values, expected value to be delivered to participants and analysis of threshold, target and stretch payouts. Both short- and long-term incentive plan designs are modelled using historical and prospective performance scenarios. This stress testing provides the MRCC with reasonable assurance that the plan payouts will be appropriate and aligned with shareholder and Company objectives. Analysis is done every year to determine how actual payouts compare to expected payouts and whether the plan components require any changes.

The MRCC reserves the right to exercise discretion in recommending that the Board adjust compensation payouts to align with Company results.

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Compensation Program

Emera’s compensation program includes the following components, which are discussed further in the pages noted:

Base Salary (page 48): Salaries are benchmarked against companies of similar size and scope as Emera and are set to reflect the degree of special skills and knowledge required for the position, and the performance and contribution of the individual.

Annual Short-Term Incentive (page 48): Short-term incentive objectives are set forth in annual scorecards and consist of key objectives linked to the Company’s corporate strategy. These scorecards establish measurable financial, customer, asset, employee and health and safety objectives that, if achieved, are designed to add value to the Company.

Long-Term Incentive (page 50): Consists of Performance Share Units (“PSUs”) and stock options. Levels are determined based on competitive benchmarking data and the degree of responsibility within the Company. They are intended to align executive performance with a long-term focus on creating and preserving shareholder value.

Pension (page 58): The Pension Plan consists of both defined benefit and defined contribution components, and a supplemental employee retirement plan, all of which are governed by a pension oversight governance framework.

Other Benefits (page 62): As an important part of competitive compensation, the Company also offers market competitive non-cash compensation components such as group benefits, vacation, car allowances, and wellness incentives.

Management Resources and Compensation Committee

The Board has assigned responsibility to the MRCC to determine the compensation for Emera’s executive officers, and to review, recommend and oversee the administration of all of the Company’s executive compensation plans and programs. Current members of the MRCC are:

•	Mr. Edgeworth (Chair),
•	Ms. Chrominska,
•	Mr. Sergel, and
•	Mr. Demone.

All members of the MRCC are independent Directors. Each member of the MRCC has experience with human resources issues and compensation matters. More detailed information is contained in Director Nominees.

The MRCC considers best practices in determining and monitoring Executive Compensation as discussed in this Circular:

The MRCC’s Letter to Shareholders outlines the Company’s approach to executive compensation.

The Company provides shareholders with the opportunity to vote on a “Say on Pay” resolution at its Annual General Meeting, which allows shareholders to indicate whether they are in agreement with Emera’s compensation practices and policies (97.7 per cent of votes cast last year were in favour of the Company’s approach).

The Company’s compensation programs are aligned with Emera’s corporate strategy through the use of performance metrics that support both short- and long-term strategic goals.

The MRCC has the discretion to reduce or withhold payouts under the short-term and equity-based incentive plans for results below expectations.

Compensation awards are tested for appropriate alignment between pay and performance under a number of scenarios.

Detailed information is provided on those companies used in the Company’s comparator group for benchmarking purposes.

Executive pay is aligned with shareholders’ interests by having a significant component at risk and tied to both short- and long-term performance.

Share ownership requirements are in place for designated executive officers.

A substantial portion of long-term incentives for the majority of the senior executives and other employees whose actions may have a material impact on the Company’s risk profile is deferred to discourage leaders from taking short-term or excessive risks.

A pension oversight governance framework is in place for pension benefits.

The Company monitors the ratio of its NEOs’ total compensation to the average employees’ total compensation.

The Company has a clawback policy that allows the Company to recoup short- and long-term incentive payments made to senior executives.

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Committee Governance

The MRCC is responsible for reviewing the alignment of Emera’s compensation programs, including incentive pay programs, with Emera’s strategic plans, performance and risk management principles. The Committee annually reviews compensation for the President and CEO and senior management of the Company. The MRCC oversees the administration of the incentive plans providing for the award of short-term incentives, stock options, PSUs and deferred share units (DSUs) in accordance with the provisions of the respective plans.

The Committee reviews, and recommends to the Board of Directors, compensation policies and processes, any new incentive and equity compensation plans and any changes to such plans.

The Board Chair collaborates with the MRCC in assessing the performance of the President and CEO on an annual basis.

Risk Management and Compensation

As part of the Board and MRCC’s oversight responsibilities for the design and administration of the Company’s executive compensation programs, the MRCC identifies and discusses design features or processes that may potentially represent conflicts of interest and/or inducements for unnecessary or excessive risk-taking by senior executives.

The MRCC also regularly monitors industry trends with respect to risk management and conducts an annual risk assessment. Emera’s compensation programs and policies are designed to incorporate the Company’s view on appropriate risk, as demonstrated by the elements shown below, which are discussed in greater detail in the sections that follow:

The Company regularly reviews its executive compensation programs with third party compensation advisors to confirm the programs continue to support shareholder interests and regulatory compliance, and are aligned with sound principles of risk management and governance. The MRCC retains an independent compensation advisor that does not provide any services directly to management.

The Company has a pay-for-performance philosophy and the mix of short- and long-term programs assist in mitigating excessive risk taking.

Caps on payouts, vesting requirements, stress-testing potential payouts, clawback provisions and share ownership requirements are part of the Company’s overall plan design.

The Company’s compensation governance structure involves the Board, the MRCC, the MRCC’s external compensation advisor, management and management’s external compensation advisors.

All members of the MRCC are knowledgeable individuals who have the necessary background and expertise in human resources issues and compensation matters to fulfil their obligations to the Board and to shareholders.

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Risk Assessment

In 2015, the MRCC conducted its annual compensation risk review of its executive compensation programs and policies. Mercer (Canada) Ltd. (“Mercer”) was engaged to review the previous year’s comprehensive risk assessment that it conducted for any material changes over the course of the year. Mercer once again concluded that Emera has risk mitigation policies in place that are aligned with market best practices and did not identify any material risks arising from Emera’s compensation policies and practices. Based on this assessment, the MRCC determined that:

•	Total compensation is appropriately balanced between short-term and long-term horizons and the mix of base salary and short- and long-term incentives does not create an inducement to take inappropriate risk to the detriment of the Company’s shareholders;
•	The existence of multiple performance measures in the incentive plans (including non-financial measures) helps to avoid undue focus on any one particular metric;
•	The short-term incentive plan focuses on growth of annual earnings and cash flow, but caps incentive payouts in a manner consistent with market practice, thereby reducing risk;
•	Risks associated with the Long-term Incentive Plan are mitigated by annual grants (versus front-loading grants) of PSUs and stock options, and also by caps on payouts in the case of grants under the PSU Plan;
•	The MRCC’s discretion to reduce or withhold payment under the short-term and equity-based incentive plans for results below expectations decreases any risks associated with those plans;
•	Emera’s executive share ownership requirements decrease risk in the compensation program by encouraging alignment between the interests of senior officers and shareholders. In addition, the Company’s anti-hedging policy helps to maintain that alignment by prohibiting senior officers from hedging, pledging, monetizing or otherwise reducing or limiting their economic risk with respect to any Emera securities they hold. The ownership requirement includes a one-year hold period post-retirement for the President and CEO;
•	The vesting conditions on retirement are an important retention tool for designated executives of the Company;
•	The clawback policy also contributes to the Company’s risk mitigation efforts (the clawback policy allows the Company to recoup short- and long-term incentive payments made to senior executives in cases where: (a) such payments were based upon reported financial results that were subsequently corrected or restated as a result (or partial result) of the executive’s gross negligence, misconduct, or fraud and the reward received would have been lower had the financial results been properly reported; or (b) where the executive commits a serious breach of the Company’s Standards for Business Conduct; and
•	The inclusion of double trigger provisions in employment contracts for senior officers and the absence of enhanced benefits for change of control mitigates the risk arising from termination.

Accordingly, based on the governance practices in place and the results of the risk assessment, the MRCC concluded that Emera’s compensation programs did not create inordinate risk to shareholders because an appropriate system of checks and balances is in place to mitigate the level of risk undertaken by management. The MRCC satisfies itself as to the adequacy of the information it receives regarding risk, the independence of the risk assessment and reviews, and the reporting of financial results on which certain important compensation decisions (e.g., the amount of short-term incentive to be paid) are based.

The MRCC and Board will continue to review the relationship between enterprise risk and the Company’s executive compensation plans and policies to confirm they continue to be optimally aligned with shareholder interests while maintaining an acceptable level of risk exposure.

Succession Planning and Leadership Development

The MRCC has responsibility for overseeing the succession planning process for senior management of the Company and its affiliates, and reviews this process on an annual basis. The Board has responsibility for the development of succession plans and the approval of all executive appointments. At Emera, succession planning is a dynamic, ongoing process of systematically identifying, assessing and developing leadership competencies and business skills. The purpose is to confirm the Company’s capacity to meet future strategic objectives and to replenish critical organizational roles over time.

As part of the comprehensive succession planning process at Emera, the President and CEO annually provides a list of potential successors for his position to the MRCC. In addition, the President and CEO identifies internal successors for each of the NEOs and senior management positions throughout the Company and its affiliates. The Committee oversees the management succession planning process and developmental strategy.

Emera is committed to developing leaders at all levels and has a comprehensive annual assessment process and framework to coordinate leadership development across the Company. This assessment process identifies areas of development for individuals as well as the overall leadership team with regards to identified core leadership capabilities. Personal development plans and overall Company leadership development programs are in place for both existing and potential leaders. The Company focuses on ensuring challenging work assignments are offered, secondments to affiliates occur where appropriate, regular leadership development training occurs and mentors are assigned where beneficial.

Emera will continue these focused efforts to build leadership capacity throughout the organization in support of its long-term growth strategy.

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Compensation Advisors

The MRCC retains the services of independent compensation advisors to assist in discharging its duties, including determining the compensation payable to the President and CEO and other senior officers.

Since 2007, the MRCC has engaged Hugessen Consulting Inc. (“Hugessen”) as its principal advisor to provide independent advice, compensation analysis and other information for compensation recommendations. Hugessen provides advice on the competitiveness and appropriateness of compensation practices and comparator groups for Emera and its affiliates. In addition, Hugessen provides advice to the MRCC on policy recommendations made by management, and also reviews and provides commentary on the Company’s Statement of Executive Compensation. As independent advisors to the MRCC, Hugessen does not provide any professional services to management.

The MRCC has adopted a number of practices with regard to its executive compensation advisor:

•	The MRCC annually reviews its advisor’s performance and fees.
•	With input from Company management and the advisor, the MRCC annually, or on an as-needed basis, determines the specific work to be undertaken by the advisor and the fees associated with this work.
•	All services provided by the MRCC’s advisor beyond its role in supporting the requirements of the MRCC require written pre-approval by the MRCC Chair, outlining the scope of work and related fees.
•	The MRCC does not approve any such work that, in its view, could compromise the advisor’s independence in serving the MRCC.

In addition to the MRCC’s compensation advisor, in 2015, Emera engaged the services of Mercer and Morneau Shepell to assist in executive compensation matters.

In making its decisions on the compensation program, the MRCC reviews information and recommendations provided by Hugessen, Mercer, and Morneau Shepell, but all decisions remain the responsibility of the MRCC and the Board.

The table below summarizes the fees paid to all external compensation advisors in 2014 and 2015.

		2015		2014

Advisor	MRCC work ($)	Other work ($)	MRCC work ($)	Other work ($)

Hugessen Consulting Inc.	188,177	Nil	90,025	Nil
Morneau Shepell	Nil	56,654	Nil	67,628
Mercer (Canada) Ltd.	Nil	60,761	Nil	38,501

Compensation Discussion and Analysis

Named Executive Officer Compensation

For the purposes of compensation disclosure, the individuals disclosed in this Compensation Discussion and Analysis are the President and CEO, the CFO, and the next three most highly compensated executive officers of the Company, or its subsidiaries, as defined by Canadian securities legislation (the “Named Executive Officers” or “NEOs”):

•	Christopher Huskilson, President and Chief Executive Officer, Emera Inc. (“President and CEO”);
•	Scott Balfour, Chief Financial Officer and Chief Operating Officer, Northeast and Caribbean, Emera Inc. (“CFO”);
•	Nancy Tower, Chief Corporate Development Officer, Emera Inc.;
•	Robert Bennett, President and Chief Executive Officer, Emera U.S. Inc.; and
•	Robert Hanf, President and Chief Executive Officer, Nova Scotia Power Inc. (“NSPI President and CEO”).

Christopher Huskilson, President and Chief Executive Officer, Emera Inc.

The strong performance of Emera in 2015 was led by the President and CEO. Under Mr. Huskilson’s leadership, Emera posted strong financial results in 2015 and achieved a number of important strategic milestones across the business. The Company strengthened earnings year over year, raised the dividend by 22.6 per cent and was among the leaders in the sector in value creation. This past September, Emera announced the acquisition of TECO Energy, Inc., a significantly accretive transaction that will make Emera one of the 20 largest electric utilities in North America.

The Company made substantial progress against its strategy to deliver cleaner and more affordable energy for its customers. Renewable energy projects under development include the Maritime Link, Cape Sharp Tidal and a utility-scale solar generating facility in Barbados.

Scott Balfour, Chief Financial Officer and Chief Operating Officer, Northeast and Caribbean, Emera Inc.

Mr. Balfour took on an expanded role in 2015 as Chief Operating Officer for Emera’s existing businesses in the US and Caribbean. He played a central role in the planning and financing for $2.6 billion of capital market financings, including the $2.2 billion convertible debenture financing for TECO Energy, Inc. He also led key aspects of Emera’s strategy work and the further shaping of Emera’s capital market positioning. This included the enhancement of Emera’s dividend strategy by increasing the annual dividend growth target to eight per cent through 2019.

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Nancy Tower, Chief Corporate Development Officer, Emera Inc.

Ms. Tower has responsibility for overall business development opportunities across Emera and all affiliates to ensure alignment with the Company’s long-term strategy. She led the comprehensive effort to analyze and propose the acquisition of TECO Energy, Inc., which is a key and transformational accomplishment in 2015. She continues to be focused on the important task of closing the transaction in 2016.

Robert Bennett, President and Chief Executive Officer, Emera U.S. Inc.

Mr. Bennett took on the new role of President and CEO, Emera U.S. Inc. in late 2015 in which he will lead the planning and integration of TECO Energy, Inc. Prior to this role, he held the position of Chief Operating Officer, Eastern Canada with Emera Inc. where he was responsible for governance and oversight of Canadian affiliates. This included supporting leadership development and aligning opportunities for regional synergies within Nova Scotia Power Inc., Emera Maine, Emera New Brunswick and Emera Utility Services.

Robert Hanf, President and Chief Executive Officer, Nova Scotia Power Inc.

Mr. Hanf completed his third year as President and CEO of Nova Scotia Power Inc., delivering strong results, which included the establishment of a rate stability plan and fuel cost reductions. He remained focused on an improved business model, service delivery to Nova Scotia Power Inc.’s customers and capital planning.

The total target compensation for each NEO in 2015 is outlined below:

Name	Base salary ($)	Short-term incentive at target (% of salary)	Short-term incentive at target ($)	Long-term incentive at target (% of salary)	Long-term incentive at target ($)	Total target compensation ($)

Christopher Huskilson	875,000	90	787,500	240	2,100,000	3,762,500
Scott Balfour	475,000	70	332,500	125	593,750	1,401,250
Nancy Tower	475,000	60	285,000	100	475,000	1,235,000
Robert Bennett	475,000	60	285,000	100	475,000	1,235,000
Robert Hanf	400,000	50	200,000	60	240,000	840,000

The following table shows the percentage weighting of each component of the total target compensation for the NEOs. In keeping with the Company’s pay-for-performance philosophy, the 2015 compensation plan design resulted in at least 50 per cent of each NEO’s total target compensation being at risk, with the average for the five NEOs being 64 per cent.

Name	Base salary (%)	Annual incentive at target (%)	Long-term incentive at target (%)	Total pay at risk (%)

Christopher Huskilson	23	21	56	77
Scott Balfour	34	24	42	66
Nancy Tower	38	24	38	62
Robert Bennett	38	24	38	62
Robert Hanf	48	24	28	52

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Compensation Process

Benchmarking Data

The MRCC is responsible for annually reviewing the composition and use of comparator groups to assist in determining the compensation recommendations for the Company’s senior officers, including its President and CEO, which are then brought to the Board for approval. The MRCC undertakes periodic reviews of compensation design and total compensation opportunities for the senior management team, including the NEOs. This practice ensures the programs are current and that they fairly compare for particular roles, recognizing varying responsibility and scope of executive positions within Emera and its affiliates.

Emera management engages the services of Mercer, an independent compensation advisor, to compile market information on senior management compensation relating to base salary, short-term and long-term incentives. A complete benchmarking review takes place every two years and the scope of services includes: competitive market reviews of senior executive compensation levels; review and observations of current executive compensation philosophy, policies and practices; and a review of pay and performance comparators. Mercer conducted a compensation benchmarking review of the executive team for 2015 and, with the assistance of Hugessen, the MRCC undertook a review of the competitiveness and appropriateness of compensation programs specifically for the President and CEO and the CFO.

The MRCC reviews compensation data based on a comparator group of companies, primarily regulated utilities and other energy industry enterprises that are of a similar size and scope as Emera. The rationale for incorporating the energy industry is that senior talent can migrate between similar organizations (i.e. industry, scale, complexity) and the fact that Emera’s strategic objectives include expansion into various energy-related sectors.

In 2015, with the assistance of both Mercer and Hugessen, the MRCC also conducted a thorough review of the comparator companies to confirm they continued to be appropriate in terms of size and scope. The review focused on companies in the Canadian utility and energy sectors that are of comparable size to Emera, which was generally viewed as being within the range of half to twice the size of Emera in terms of total enterprise value and total asset size. Based on that review, the Committee updated the comparator group to the following 13 organizations:

Pay Benchmarking Comparator Group (Applicable to Emera NEOs)

Utilities Industry Comparables

ATCO Ltd.	Fortis Inc.
Capital Power Corporation	TransAlta Corporation
EPCOR Utilities Inc.	Hydro One

Energy Industry Comparables

AltaGas Ltd.	Inter Pipeline Ltd.
ARC Resources Ltd.	Pembina Pipeline Corporation
Canadian Oil Sands Ltd.	Tourmaline Oil Corp.
Crescent Point Energy Corp.

Emera Inc. — Management Information Circular 2016          45

The following table shows where Emera is positioned compared to the companies in the peer group identified above, based on selected key financial metrics. Emera is generally positioned around the median of the comparator group metrics.

Emera vs. Pay Benchmarking Comparator Group

(1)	As at most recent comparator screening (as of September 2, 2015). Market Capitalization is calculated based on the number common voting shares multiplied by the closing share price. Total Enterprise Value is calculated on Market Capitalization plus net debt.
(2)	Reported assets, as at most recent fiscal quarter end (as of June 30, 2015).
(3)	Last twelve months as at most recent fiscal quarter end (as of June 30, 2015).
Note: The above table was prepared by Hugessen Consulting using data from S&P Capital IQ.

With the expected acquisition of TECO Energy, Inc. in 2016, the MRCC expects to reevaluate the comparator group in light of the significant increase in size of Emera and the broader geographic scope and complexity. In late 2015, the MRCC worked with Hugessen to begin deliberations on the appropriate market comparators for the Company on a post-acquisition basis. Any changes to the comparator group that the MRCC approves in 2016 will be reported in next year’s Management Information Circular.

A different comparator group is used to benchmark the NSPI President and CEO, which reflects the size, scope and nature of Nova Scotia Power Inc.’s operations. Concurrent with the Emera comparator group review, the MRCC and the NSPI Human Resources and Governance Committee conducted a review of the comparator group for NSPI. The review focused on companies in the Canadian utility sector that are of comparable size to NSPI, which was generally viewed as being within the range of half to twice NSPI’s revenue and total asset size. Based on that review, the NSPI comparator was updated to the following group:

   Pay Benchmarking Comparator Group (Applicable to NSPI President and CEO)

Utilities Industry Comparables – Publicly Available Disclosure
Alberta Electric System Operator	FortisBC
ENMAX Corporation	Northland Power Inc.
EPCOR Utilities	Toronto Hydro
Fortis Alberta

The NSPI Human Resources and Governance Committee and MRCC will continue to regularly review the composition of NSPI’s comparator group to ensure it continues to reflect NSPI’s characteristics.

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In addition to using publicly disclosed compensation data referenced above, the MRCC also uses Mercer’s Total Compensation Survey for the Energy Sector to benchmark executive compensation using data from energy and services companies with similar revenues to Emera. To provide sufficient data in some cases, the Mercer Benchmark Database Survey (which is a general industry database) is also used to expand the survey scope to include Canadian general industry companies of similar size to Emera.

Annual Compensation Review Process

For each executive position, a range for base salary, target short-term incentive, and target long-term incentive is established annually, using the benchmarking data referenced above along with other information on industry trends for positions of similar scope and responsibility.

The President and CEO conducts annual performance assessments on members of the senior management team, including each of the NEOs, which shape the annual salary adjustment recommendations. Based on the performance assessments and the benchmarking data, the President and CEO then recommends total target compensation for each senior leader, including the NEOs (but excluding himself) to the MRCC for review and approval. With respect to the President and CEO, the MRCC reviews benchmark data and other information regarding industry trends for positions of similar scope.

Following this process, the MRCC makes recommendations for total target compensation for all of the senior management team including the NEOs and the President and CEO, to the Board of Directors. As part of the annual compensation review process, the MRCC reviews emerging best practices and risk considerations.

At the end of 2014, the Company’s external compensation advisors, Mercer and Hugessen provided the results of their benchmarking reviews, which indicated that the compensation of the NEOs was below the targeted percentiles when compared against companies in the Company’s comparator group, particularly with respect to long-term incentive levels. In light of the comparative compensation positioning to market, and to recognize the significant achievements of the named executive officers, the MRCC recommended adjustments to the target compensation levels of the NEOs in 2015 to bring them closer to the prevailing market rates, which were approved by the Board of Directors.

The compensation changes from 2014 to 2015 are summarized below:

		Short-Term	Long-Term	Total Target
		Incentive Target	Incentive Target	Compensation
	Base Salary	(% of base salary)	(% of base salary)	(% increase)	Compensation at Risk

Christopher Huskilson	No change	No change	Increase from 220 to 240	4.9	Increase from 76 per cent to 77 per cent

Scott Balfour	Increase from $473,800 to $475,000	Increase from 60 to 70	Increase from 80 to 125	23.2	Increase from 58 per cent to 66 per cent

Nancy Tower	Increase from $460,000 to $475,000	No change	Increase from 70 to 100	16.7	Increase from 57 per cent to 62 per cent

Robert Bennett	Increase from $460,000 to $475,000	No change	Increase from 70 to 100	16.7	Increase from 57 per cent to 62 per cent

Robert Hanf	Increase from $360,000 to $400,000	No change	No change	11.1	No change (52 per cent)

Based on the market data and in keeping with the Company’s pay-for-performance approach, the increases focused primarily on long-term incentive levels, which link compensation to performance metrics that measure long-term shareholder value. The average increase to base salaries was 2.7 per cent, while the average increase in target total compensation (which consists of base salary, short-term incentive and long- term incentive) was 14.5 per cent. As a result of the changes, the variable or ‘at risk’ component of the NEOs’ compensation increased from an average of 60 per cent to an average of 64 per cent.

The changes made to the compensation of the respective NEOs in 2015 are also reflected in the NEO Summary Compensation Table.

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Elements of Compensation

Base Salary

As noted in Benchmarking Data, the MRCC is responsible for annually reviewing the composition of the compensation the Company pays its executives, including base salary. While the MRCC focuses on total compensation as a whole, base salary remains an important part of the overall compensation package the Company offers its executives.

Short–Term Incentive Program

The compensation awarded under the Short-Term Incentive Program is intended to link a portion of an executive’s compensation to the achievement of predetermined levels of performance in support of corporate and business unit objectives. These objectives are designed to focus on short-term goals (typically on an annual basis) that are intended to deliver value to customers and contribute to increased shareholder value in the longer term. Emera has adopted the scorecard approach to translate corporate strategies into measurable incentive plan goals. Target payouts under the scorecards are generally set as a percentage of salary and are benchmarked against the median for positions with similar responsibilities in comparator companies.

On the recommendation of the MRCC, the Board of Directors of Emera approves scorecards that set forth corporate objectives and related threshold, target and stretch performance levels to be achieved each year. For NEOs who participate in the NSPI Scorecard instead of the Emera Scorecard, the Board of Directors of NSPI approves the respective corporate objectives and performance levels. Short-term incentive payouts for the majority of senior management, including the NEOs, are based on scorecard results with potential payouts ranging from 0 to 200 per cent of target.

All NEOs have their short-term incentive payout calculated based on results achieved through scorecard results.

2015 Short-Term Incentive Results

2015 Emera Corporate Scorecard

The scorecard for Emera (“Emera Corporate Scorecard”) was developed by management and approved by the Emera Board of Directors, on the recommendation of the MRCC, at the beginning of 2015. It was used to determine the short-term incentive payout for Emera’s President and CEO, the CFO, the Chief Corporate Development Officer, and the President and Chief Executive Officer, Emera U.S. Inc.

The Emera Corporate Scorecard objectives were based on the Company’s Business Plan for the year and established threshold, target, and stretch performance standards for each objective.

The following table shows the elements and results of the Emera Corporate Scorecard for 2015.

					Actual	Percentage
Emera Corporate Objective	Weighting (%)	Threshold ($)	Target ($)	Stretch ($)	Result ($)	Payout (%) (1)

Cash From Operations (2)	50	539.4M	674.2M	809.0M	725.9M	69.18

Earnings Per Share (2)	30	2.07	2.27	2.47	2.63	60.00

Continued Development of Leaders	10	90% of Emera’s senior leadership team participate in a training session on two of the following areas of focus: strategy, communication and/or goal alignment PLUS improvement in results of the Future Vision Index on the Employee Survey over 2014 results.			Target Achieved	10.00

Safety & Environment	10	Increase number of proactive incident reports to total recordable injuries across Emera to a ratio of 40:1 AND Environmental Audit Program completed with no findings of major risk PLUS All Injury Frequency Rate of 1.30 or less AND all Environmental critical targets are 100% complete PLUS Move safety culture forward with results of 86% or greater in the safety section of the Employee Engagement Survey.			Threshold Achieved	5.00

	100					Total: 144.18

(1)	Percentage payouts, below or above target for financial measures, are prorated on a scale between each level of performance (50 per cent for threshold, 100 per cent for target and capped at 200 per cent for stretch).
(2)	Cash from operations and EPS for compensation purposes are non-GAAP measures. See footnotes 3, 4 and 5 in the table following for information on the calculation of these measures.

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As a result of two safety incidents at Emera’s affiliate companies in 2015, management made a recommendation to the MRCC to reduce the ‘Safety & Environment’ metric result to the threshold level. The MRCC and the Board agreed with the recommendation and adjusted the Scorecard accordingly, leading to an overall result of 144.18 per cent.

The table below shows how Emera’s EPS and cash from operations has trended from 2010 to 2015 (the amounts shown are as at December 31 of each year).

	2010	(1)	2011	(1)(2)	2012	(2)	2013	(2)	2014	(2)	2015	(3)(4)

Earnings Per Share ($) (5)	1.76		1.77		1.85		1.96		2.23		2.63
Cash From Operations ($) (5)	419.2M		399.5M		397.6M		564.2M		762.5M		725.9M

(1)	EPS for compensation purposes in 2010 and 2011 reflected reported EPS, excluding mark-to-market gains and losses and Light & Power Holdings, Ltd. acquisition gains.
(2)	EPS for compensation purposes in 2011, 2012, 2013 and 2014 reflected EPS-basic adjusted for the income effect of Emera’s held-for-trading derivative instruments and the mark-to-market adjustments included in Emera’s equity income related to the business activities of Bear Swamp Power Company LLC (“BSPC”) and Northeast Wind Partners II, LLC (“NWP”), as well as the amortization of transportation capacity recognized as a result of certain trading and market transactions.
(3)	EPS for compensation purposes in 2015 reflected EPS-basic adjusted for the income effect of Emera’s held-for-trading derivative instruments and the mark-to-market adjustments included in Emera’s equity income related to the business activities of BSPC and NWP, until NWP’s sale on January 29, 2015, the amortization of transportation capacity recognized as a result of certain trading and market transactions, the mark-to-market adjustment related to an interest rate swap in Brunswick Pipeline as well as the mark-to-market adjustments included in Emera’s other income related to the effect of USD denominated currency and forward contracts put in place to economically hedge the anticipated proceeds from Emera’s Debenture Offering and acquisition costs including legal, advisory, and financing costs related to Emera’s pending acquisition of TECO Energy, Inc.
(4)	Cash from operations for compensation purposes in 2015 reflected net cash provided by operating activities adjusted for the cash flow effect of acquisition costs including legal, advisory, and financing costs related to the pending TECO Energy, Inc. acquisition. Cash from operations for compensation purposes is a non-GAAP measure and is disclosed more fully in Emera’s 2015 Annual Report.
(5)	Cash from operations and EPS for compensation purposes are non-GAAP measures and are disclosed more fully in Emera’s Annual Report for the applicable year.

Scorecard payouts on average over the last five years have been 39 per cent over target. EPS performance has trended upwards over the same period, increasing 49 per cent over the period from 2010 to 2015.

2015 Nova Scotia Power Incorporated (NSPI) Corporate Scorecard

The 2015 NSPI Scorecard set out corporate objectives and related threshold, target and stretch performance levels for 2015. It was used to determine the short-term incentive payout for the NSPI President and CEO.

The NSPI Scorecard is developed and recommended by NSPI management for approval by the NSPI Human Resources and Governance Committee and Board, which in turn recommends the NSPI Scorecard for final approval at the beginning of each year by the Emera MRCC.

On the recommendation of the NSPI Human Resources and Governance Committee, the Emera MRCC approved the 2015 NSPI scorecard to be paid out at 115.36 per cent of target, which was used to calculate the payout for the NSPI President and CEO.

The table on the following page shows the elements and results of the NSPI Scorecard for 2015.

Emera Inc. — Management Information Circular 2016          49

				Percentage
NSPI Corporate Objective	Target	Weighting (%)	Actual Result	Payout (%)

Safety Build and sustain continual improvement toward World Class Safety performance	95% of senior management team complete two critical task reviews; PLUS 80% of employees complete Safe Start education session; PLUS 10% increase in Proactive Incident reporting over 2014 actuals; PLUS 10% reduction in controllable vehicle Incidents in 2015	7.5	Below Threshold	0

People Enhance Employee Engagement	95% of senior management team develop and implement leadership action plans from the 2014 Annual Employee Survey; PLUS 75% of senior management team execute one team building activity focusing on engaging employees and connecting with the community; PLUS achieve 3% points improvement on the Employee Engagement Index, PLUS 3% points improvement on employee survey follow-up	12.5	Target	12.50

Customer Build reputation for service and reliability	Continue to improve system reliability, as represented by System Average Interruption Frequency Index (SAIFI) x System Average Interruption Duration Index (SAIDI) (including extreme events) < 26%; PLUS Customer Satisfaction Score > 71%	25	Between Target and Stretch	27.50

Asset Management Transition the generation resources in a cost effective and sustainable manner for our customers	Projects >$1.5M are executed in 2015 with total spending within plus 2.5% or minus 10% of total project budget; PLUS adoption of a Generation Unit Utilization & Investment Plan and T&D Asset Management strategy; PLUS achieve an average DAFOR =<3% on generating units with capacity factors over 70%	15	Between Target and Stretch	22.50

Financial - Earnings and Cost Structure (1)	$130M of earnings or regulated ROE of 9.25% AND an incremental $5M reduction of the current non-fuel deferrals AND OM&G spend (excluding pension and storms) of $202.5M	20	Stretch	30.00

Financial – Cash Flow (1)	$370M and average working capital as a % of revenue of 22.2%	20	Between Target and Stretch	22.86

		100		Total: 115.36

(1)	The financial measures are prorated on a scale between each level of performance. Percentage payouts in between threshold and target, and in between target and stretch, are prorated on a scale between each level of performance (50 per cent for threshold, 100 per cent for target and 150 per cent to 200 per cent for stretch). The threshold level for Earnings was $129 million and an OM&G spend (excluding pension and storms) of $212.5 million, while the stretch level was $130 million or regulated ROE of 9.25 per cent, an incremental $5 million reduction of the non-fuel deferrals, and an OM&G spend (excluding pension and storms) of $202.5 million. The cash flow objective at threshold was $355M and average working capital of 24.3 per cent of revenue; the stretch level was cash flow from operations of $385M and average working capital of 20.4 per cent of revenue.

As a result of a safety incident at Nova Scotia Power Inc. in 2015, management made a recommendation to the Nova Scotia Power Inc. Human Resources and Governance Committee and the MRCC to reduce the ‘Safety’ metric result to zero. The Nova Scotia Power Inc. Human Resources and Governance Committee, the MRCC and the Board agreed with the recommendation and adjusted the overall Scorecard accordingly, leading to an overall result of 115.36 per cent.

Long-Term Incentive Program

There are two primary components of long-term incentive compensation for senior management, including the NEOs: the Performance Share Unit Plan (the “PSU Plan”) and the Senior Management Stock Option Plan (the “Stock Option Plan”). The MRCC is responsible for granting PSUs and stock options.

The number of PSUs and stock options granted to senior management is determined after considering competitive benchmarking data and the individual’s level of responsibility within the Company. Grants are calculated each year based on each executive’s long-term incentive target percentage and base salary and, generally, the grant amount increases with the level of responsibility. The value of PSUs and stock options increase or decrease over the term of a particular grant based on increases or decreases in Emera’s common share price.

The MRCC takes into account previous grants and looks at a three-year history of total compensation each year before approving any new stock option and PSU grants for senior management (including the NEOs). This helps to ensure grants remain reasonable in light of market data and the performance of both the Company and the individual.

50           Emera Inc. — Management Information Circular 2016

MANAGEMENT INFORMATION CIRCULAR

In 2015, 50 per cent of the target long-term incentive compensatory value for the President and CEO consisted of PSUs and 50 per cent consisted of stock options. For all other NEOs, PSUs made up 75 per cent of the target long-term incentive compensatory value and stock options made up the remaining 25 per cent. More details about the PSU Plan and the Stock Option Plan are set forth below.

Performance Share Unit Plan

The PSU Plan is designed to retain and incent employee participants by allowing senior management and key employees in specific roles to participate in the long-term success of the Company. A PSU is a notional share unit that is based on the value of an Emera common share – the value of a PSU changes directly in correlation to the value of an Emera share. PSUs also attract dividends similar to Emera shares; when a dividend is paid on Emera’s common shares, each participant is allocated additional PSUs based on the dividend paid on an equivalent number of Emera common shares.

Each year, designated senior leaders are awarded PSUs based on a pre-determined target of their base salary and the average 50 trading-day Emera common share price immediately preceding the effective grant date (the average is used to smooth out any short-term fluctuations in the share price). Each PSU grant has a three-year performance period. In addition to being affected by fluctuations in the Emera share price, the value of a PSU is also dependent on the achievement of financial objectives that help measure the increase in shareholder value. The MRCC establishes these financial objectives at the beginning of the performance period. By linking the value of the PSUs to Emera’s financial performance, the plan aligns the interests of senior leaders with the interests of Emera’s shareholders and helps ensure that both shareholders and plan participants benefit when the Company achieves strong results. All PSU grants and payouts must be approved by the MRCC.

At the end of the performance period, a performance factor is applied to the PSU grant based on the achievement of the financial objectives. If the Company fails to meet the performance objectives for a particular PSU grant, the Plan may pay out at less than target, or may not pay out any amounts at all. If targets are exceeded, payouts may be as much as, but not more than, two times the initial grant value.

Accordingly, the amount payable to participants, including NEOs, at the end of the three-year performance period is determined by:

PSU Payout	=	Original Grant + Notional Dividends	x	Performance Factor	x	Closing Share Price

Similar to the methodology on grant, the payout is based on the average 50-day closing price for Emera common shares at the end of the three-year performance period to smooth out short-term price fluctuations.

The metrics for the 2013 PSU Grant, which had a performance period of January 1, 2013 to December 31, 2015, are shown below.

Performance Factor 1

The first performance factor was based on Emera’s average three-year total shareholder return (TSR) relative to the average three-year TSR of the S&P/TSX Capped Utilities Index as illustrated in the table below.

Relative annual return to S&P/TSX Capped Utilities Index	Performance factor

Less than –5%	0
–5%	0.5
0%	1.0
5% or more	1.5

Performance Factor 2

The second performance factor was based on Emera’s average annual growth in EPS:

Emera average three-year Earnings Per Share growth	Performance factor

Less than 4%	0
4%	0.5
6%	1.0
8% or more	1.5

In addition, dividends had to be maintained at or higher than the December 31, 2012 levels; if dividends were reduced, the second performance factor would be deemed to be zero regardless of the EPS growth.

Each performance factor was weighted equally at 50 per cent and the value of each performance factor was interpolated on the basis of the actual relative returns. All annual average returns or percentages over the three-year performance period were determined on a compounded basis.

Emera Inc. — Management Information Circular 2016          51

The following table shows the performance factor results for the three-year period from January 1, 2013 to December 31, 2015:

	Factor 1:
	Relative Total Shareholder Return (TSR)		Factor 2:

		S&P/TSX Capped	Earnings per	Overall Performance
	Emera TSR	Utilities Index TSR	Share Growth	Factor

Year – 2013	–8.3%	–4.4%	5.9%
Year – 2014	31.9%	16.1%	13.8%
Year – 2015	16.4%	–3.5%	17.5%

Average Annual Compounded Return	12.1%	2.3%	12.3%

Emera’s Relative TSR		9.8%

Resulting Performance Factor		1.5 (Weighted at 50%)	1.5 (Weighted at 50%)	1.5

The overall performance factor applied to the 2013 PSU Grant was 1.5 (the maximum performance factor), based on Emera’s TSR exceeding the TSR of the S&P/TSX Capped Utilities Index by 9.8 per cent and average annual EPS growth being 12.3 per cent.

To ensure that PSU payouts are not excessive, the PSU Plan caps the maximum payout to participants at twice the participant’s grant value. The cap factors in share price appreciation, notional dividend reinvestment, and the performance factor. Based on the average share price (during the last 50 trading days of 2015) of $42.95, the performance factor of 1.50, and the dividend reinvestment over the performance period, the payout for the 2013 PSU grant would have been 212 per cent of the grant value for each participant. Accordingly, the cap was triggered and the payouts were reduced to 200 per cent of the grant value for each participant. The MRCC considers the PSU Plan payout cap to be an important element of the Company’s risk mitigation practices (as noted in Mercer’s compensation risk assessment) and maintains the important balance between linking pay to performance while ensuring incentive plan payouts are reasonable.

The total payout for all PSU Plan participants in respect of the 2013 PSU Grant was approximately $9.3M.

2015 PSU Grant Performance Metrics

The performance period for PSUs granted in 2015 is from January 1, 2015 to December 31, 2017 and the performance metrics are the same as the 2013 grant noted above, with the exception that dividends must be maintained at or higher than the December 31, 2014 and the levels for the EPS metric have been adjusted to the following:

Emera average three-year Earnings Per Share growth	Performance factor

Less than 2%	0
2%	0.5
6%	1.0
10% or more	1.5

The performance targets for the PSU awards are used for compensation purposes only and are not suitable for any other purpose. There is no assurance that any performance level will be met. The targets may also constitute forward-looking information. Forward-looking statements are based upon a number of assumptions and are subject to a number of known and unknown risks and uncertainties, any of which are beyond Emera’s control, which could cause actual results to differ materially from the performance targets. Please see the cautionary statement in Emera’s 2015 Annual Report respecting risks and assumptions relevant to Emera’s determination of performance targets for compensation purposes.

52           Emera Inc. — Management Information Circular 2016

MANAGEMENT INFORMATION CIRCULAR

Senior Management Stock Option Plan

The Board of Directors has delegated the administration of the Senior Management Stock Option Plan (the “Stock Option Plan”) to the MRCC. The MRCC is responsible for designating, based on management’s recommendation, which employees of the Company and its affiliates will be eligible to participate in the Stock Option Plan.

Stock options are designed to deliver a percentage of the long-term incentive opportunity for senior management, including the NEOs, and have been retained to recognize their importance as a component of competitive executive compensation in preserving a long-term focus. Grants are calculated each year based on each executive’s long-term incentive target percentage and base salary and, generally, the grant amount increases with the level of responsibility. The Company considers stock options to be in alignment with long-term shareholder interests and the MRCC continues to review the use of options annually. All NEOs participate in the Stock Option Plan and have received stock options in 2015 as a part of their long-term incentive.

Stock options are valued based on the Black-Scholes valuation methodology. The value of the stock options granted to the NEOs in 2015 was determined to be equal to 8.6 per cent of the February 11, 2015 closing share price of $42.71, or $3.67 per option (the value of each stock option is determined by multiplying the share price by the option value ratio). The value ratio of 8.6 per cent was calculated using the three-year average of Emera’s value ratio for the 2012, 2013, and 2014 grants (9.2 per cent, 8.2 per cent and 8.4 per cent, respectively), which were also calculated using the Black-Scholes methodology. The initial valuation of the 2015 stock options resulted in a value ratio of 5.5 per cent. Because the initial Black-Scholes valuation would have led to a significant increase in the number of options granted in 2015 compared to 2014, the MRCC instead opted to use the average of the previous three years’ Black-Scholes value ratios to value the options, which resulted in fewer options being granted (all other factors being equal, the use of a higher value ratio leads to fewer options).

Following the 2015 stock option grant, which occurred in February 2015, and to address the valuation of stock options, the Committee engaged Hugessen to assist in reviewing market practices regarding valuation methodologies. The review concluded that Black-Scholes remained an appropriate valuation methodology and that the adoption of a ‘floor’ value ratio of 10 per cent was appropriate. Accordingly, for the 2016 stock option grant, the Committee adopted the floor and, where the Black-Scholes methodology leads to a value ratio that is less than 10 per cent, the floor of 10 per cent will apply.

The Committee considers both the use of the three-year average to value the options in 2015 and the adoption of a 10 per cent floor going forward to be a prudent step to maintaining stock options as a part of the long-term incentive plan, while reflecting prevailing market conditions.

Unless a stock option has expired, vested options may be exercised within the 24 months following the option holder’s date of retirement or termination for other than just cause, and within six months following the date of termination for just cause, resignation, or death. If stock options are not exercised within such time, they expire. However, certain senior executives (including the NEOs) are entitled to an enhanced retirement vesting provision, which allows unvested stock options to continue to vest and be exercised for two years post-retirement.

The maximum percentage of shares under all security-based compensation arrangements (including the Stock Option Plan) issuable to insiders of the Company at any time is 10 per cent of the issued and outstanding shares of the Company. The maximum number of shares to be optioned to any one person under the Stock Option Plan is five per cent of the issued and outstanding shares of the Company at the date of the grant of the option. The number of shares issued to insiders, within any one-year period, under all security-based compensation arrangements, will not exceed 10 per cent of the issued and outstanding shares of the Company.

Under the Stock Option Plan, options may be granted in respect of authorized and unissued common shares of the Company to a maximum of 11.7 million shares, or approximately 7.89 per cent of the total issued and outstanding common shares of the Company (all figures in this section are as of March 16, 2016, unless otherwise noted).

There have been 4,931,640 common shares issued under the Stock Option Plan since its inception, which represents approximately 3.32 per cent of the total issued and outstanding common shares of the Company. There are 3,198,968 common shares issuable under actual grants of options which represent approximately 2.16 per cent of the total issued and outstanding common shares of the Company and, of that amount, 1,733,881 are vested and 1,465,087 are unvested.

The Board of Directors of the Company may amend or discontinue the Stock Option Plan by resolution at any time; provided, however, that shareholder approval is required for any amendment that:

•	increases the number of Common Shares reserved for issuance, except an increase made in proportion to an increase in the number of common shares outstanding due to a stock dividend, stock split, amalgamation, reorganization, merger or similar event;
•	extends eligibility to participate to non-employee directors;
•	permits rights under the Stock Option Plan to be transferred other than for normal estate settlement purposes;
•	permits awards to be granted under the Stock Option Plan in addition to options;
•	increases either of the 10 per cent insider participation limits;
•	reduces the option price of an option except for the purpose of maintaining option value in connection with a change of control or pursuant to the provisions in the Stock Option Plan, which permit equitable adjustments to be made to the option price in connection with a stock dividend, stock split, share reclassification, amalgamation, reorganization, merger or similar event;
•	extends the term of a stock option beyond the original expiry date;
•	permits the expiry of a stock option to be beyond ten years from its date of grant; or,
•	deletes or reduces the range of amendments, which require shareholder approval under this paragraph.

Emera Inc. — Management Information Circular 2016          53

The table below summarizes certain ratios regarding the Stock Option Plan, namely dilution, burn rate and overhang as defined in the table and measured as a percentage of the total number of shares outstanding as of December 31, 2015, 2014, and 2013.

	December 31, 2015 (%)	December 31, 2014 (%)	December 31, 2013 (%)

Dilution (total number of options outstanding, divided by total number of shares outstanding)	1.99	1.69	1.56
Burn Rate (total number of options granted in a fiscal year, minus expired options, divided by the total number of shares outstanding)	0.40	0.43	0.45
Overhang (total shares available for issuance, plus options outstanding, divided by the total number of shares outstanding)	4.94	5.11	1.96

The stock options issued under the Stock Option Plan are non-assignable, though the Plan permits transfers from the estate of a deceased option holder to the ultimate beneficiaries. The option can then be exercised by such beneficiaries.

In 2015, the Company provided no financial assistance to participants under the Stock Option Plan to facilitate the purchase of shares under the Plan.

Performance Graph

The following performance graph compares Emera’s cumulative total shareholder return or “TSR” (assuming an investment of $100 and reinvestment of dividends) for its common shares with that of the S&P/TSX Capped Utilities Index and the S&P/TSX Composite Index.

Cumulative Total Return on $100 Investment – December 31, 2010 to December 31, 2015

As at December 31	2010 ($)	2011 ($)	2012 ($)	2013 ($)	2014 ($)	2015 ($)

Emera	100.00	109.76	120.07	110.12	145.27	169.02
S&P TSX Utilities	100.00	106.47	110.71	105.79	122.77	118.50
S&P TSX Composite	100.00	91.29	97.85	110.56	122.23	112.06

As indicated in the chart, Emera has created significant value for its shareholders over the last five years. Emera’s cumulative TSR for the five-year period from December 31, 2010 to December 31, 2015, was 69 per cent, which was significantly higher than the 18.5 per cent return of the S&P/TSX Capped Utilities Index and the 12 per cent return of the S&P/TSX Composite Index.

The chart above also shows the significant growth of Emera’s TSR in 2015, during which Emera’s TSR increased 16.4 per cent, compared to the decrease in the return of the S&P/TSX Capped Utilities Index by 3.5 per cent and a decrease in the return of the S&P/TSX Composite Index by 8.3 per cent. In relative terms, Emera’s TSR was 19.8 percentage points higher than the S&P/TSX Capped Utilities Index and 24.7 percentage points higher than the S&P/TSX Composite Index.

54           Emera Inc. — Management Information Circular 2016

MANAGEMENT INFORMATION CIRCULAR

Total Shareholder Return vs. Named Executive Officer Compensation

As noted in the Letter from the Management Resources and Compensation Committee to Our Shareholders, a fundamental principle of Emera’s compensation philosophy is to align pay with performance, by linking a significant portion of the compensation the Company pays its executives to the achievement of objectives measuring whether shareholders are experiencing strong value for their investment.

In light of this principle, at the end of 2015, the Company undertook its annual analysis of the alignment between the President and CEO’s compensation and the experience of shareholders. The analysis reviewed the President and CEO’s compensation over a number of timeframes and compared the results to the shareholder experience, as measured by TSR, over the same periods. The review included both realized pay (which consists of amounts actually paid out for a particular performance year) and realizable pay (which consists of changes in the value of any outstanding equity-based awards year-over-year).

The analysis looked at the shareholders’ experience using 11 different measurement periods, recognizing that shareholders have acquired their shares at different times. Each period had the same end point (December 31, 2015) but started at a different beginning period, going from January 1, 2005 to January 1, 2015. The analysis measured the dollar return per $100 of investment over each period as compared to the President and CEO’s economic experience, measured by the dollar realized and realizable per $100 of target compensation awarded over the same periods. The average return for shareholders over the 11 periods was $223, while the average realized/realizable compensation relative to target for the President and CEO was $212, indicating a close alignment between President and CEO’s compensation and the shareholders’ experience. Accordingly, the analysis concluded that Emera’s compensation framework provided a very close alignment between the President and CEO’s compensation and the shareholder experience over the long-term.

In keeping with Emera’s compensation philosophy, a significant component of NEO compensation consists of long-term incentives (PSUs and stock options), which are designed to focus executives on the long-term success of the Company. These long-term incentives are directly affected by changes in Emera’s common share price and Emera’s TSR relative to the S&P/TSX Capped Utilities Index. This helps create a direct correlation between the shareholder experience and the compensation the Company pays its senior executives.

As described in Performance Share Unit Plan, each PSU grant is subject to the achievement of financial objectives and, at the end of the performance period, a performance factor is applied, which is determined based on the extent to which the Company has met those objectives. The performance factors for the PSU Plan, expressed in terms of a percentage, for the past five years were 149 per cent (the performance year ended in 2011), 126 per cent (2012), 57 per cent (2013), 150 per cent (2014), and 150 per cent (2015). The general trend shows performance factors at or above 100 per cent in years where Emera outperforms the S&P/TSX Capped Utilities Index, and below 100 per cent when the Company underperforms the Index, indicating an alignment between executive and shareholder interests.

The total annual salary, short-term incentive and long-term PSU payouts earned in 2015 for the NEOs totalled $9.0 million, which represents 2.3 per cent of the Company’s net earnings applicable to common shares of $397.2 million for the period ended December 31, 2015.

NSPI Ratepayers

No portion of the compensation paid to Emera’s President and CEO, the CFO, the Chief Corporate Development Officer, or the President or the Chief Executive Officer, Emera U.S. Inc. in 2015 was paid by NSPI or NSPI ratepayers.

Emera Inc. — Management Information Circular 2016          55

NEO Summary Compensation Table

								Non-equity
								incentive plan
								compensation
Name and principal position	Year	Salary ($)	(1)	Share-based awards ($)	(2)(3)	Option-based awards ($)	(4)	Annual incentive plans ($)	(5)	Pension value ($)	(6)	All other compensation ($)	(7)	Total compensation ($)

Christopher Huskilson
President and	2015	875,000		1,050,018		1,049,987		1,135,418		179,000		25,472		4,314,895
Chief Executive	2014	875,000		962,380		962,608		1,237,399		550,000		31,817		4,619,204
Officer	2013	871,635		962,542		962,445		1,358,438		579,000		32,120		4,766,180

Scott Balfour
Chief Financial Officer and Chief Operating Officer,	2015 2014 2013	474,958 473,376 460,000		445,498 284,376 241,624		148,268 94,656 80,370		479,399 926,308 601,100		128,000 90,000 122,000		23,864 25,940 29,216		1,699,987 1,894,656 1,534,310
Northeast and Caribbean

Nancy Tower
Chief Corporate	2015	474,481		356,086		118,908		410,913		214,000		26,226		1,600,614
Development Officer	2014 2013	460,000 458,385		241,482 241,624		80,512 80,370		433,679 601,100		194,000 388,000		26,724 24,106		1,436,397 1,793,585

Robert Bennett
President and	2015	474,481		356,086		118,908		410,913		239,000		23,664		1,623,052
Chief Executive Officer, Emera US Inc.	2014 2013	460,000 458,923		241,482 241,624		80,512 80,370		433,679 476,100		342,000 499,000		26,190 18,845		1,583,863 1,774,862

Robert Hanf (8)
President and	2015	398,615		380,194		59,821		230,800		275,000		22,686		1,367,116
Chief Executive Officer, Nova Scotia Power Inc.	2014 2013	360,000 364,483		161,860 134,981		54,128 45,030		185,310 252,000		128,000 361,000		25,195 73,736		914,493 1,231,230

(1)	The figure shown represents actual base earnings paid in 2015.
(2)	Includes PSU grants and special DSU grants, but does not reflect DSUs received in lieu of cash bonuses, as their value is already reflected in the ‘Annual incentive plans’ column—see Deferred Share Unit Plan for further details. The grant value of PSUs granted in 2015 was based on the average 50 trading-day closing share price up to December 31, 2014 ($38.08). The 50-day share price average is used for PSU and DSU grants to smooth out any short-term fluctuations in share price immediately preceding the grant date. The value of PSUs on payout is subject to the achievement of specific performance objectives over the three-year performance period from January 1, 2015, to December 31, 2017. If those objectives are not met, payouts may be less than the initial value of the grant noted above and if performance objectives are exceeded, the payout may be higher than the amount noted above.
(3)	The value shown for Mr. Hanf includes a special grant of 5,010 DSUs, valued at $200,000, which occurred on February 16, 2015 based on the average 50 trading-day closing share price immediately preceding the grant ($39.92). The special grant was to acknowledge Mr. Hanf’s leadership in transforming the cost structure of Nova Scotia Power Inc. to provide rate stabilization and avoid a general rate application in 2016. No portion of the cost of the special DSU grant will be borne by ratepayers.
(4)	Stock options are valued based on the Black-Scholes valuation methodology. The value of the stock options granted to the NEOs in 2015 was determined to be equal to 8.6 per cent of the February 11, 2015 closing share price of $42.71 or $3.67 per option. The valuation ratio of 8.6 per cent was calculated using the three-year average of Emera’s value ratio (for the 2012, 2013 and 2014 grants, which were also calculated using the Black-Scholes methodology). The initial valuation of the 2015 stock options was based on a value ratio of 5.5 per cent, which was determined using the following assumptions: an estimated volatility of 13.6 per cent (based on daily historical share price for the four-year period ending on December 31, 2014), estimated dividend yield of 4.3 per cent, and a risk-free interest rate of 1.79 per cent. Because the initial Black-Scholes valuation of 5.5 per cent would have led to a significant increase in the number of options granted in 2015 compared to 2014, the MRCC instead opted to use the average of the previous three years’ Black-Scholes valuations to value the options (the use of a higher value ratio leads to fewer options being granted).
(5)	In 2015, Mr. Huskilson, Mr. Balfour, Ms. Tower, and Mr. Bennett participated in the Emera Corporate Scorecard and Mr. Hanf participated in the NSPI Corporate Scorecard. The payouts to the NEOs participating in the Emera Corporate Scorecard were based on a scorecard result of 144.18 per cent and the payout to Mr. Hanf was based on the NSPI Scorecard result of 115.36 per cent. The Short-Term Incentive Plan and the 2015 results are described in greater detail in Short-Term Incentive Plan. The figures shown reflect amounts earned in the 2015 performance year and paid in 2016. Mr. Balfour elected to receive 50 per cent of his short-term incentive in the form of DSUs and Mr. Hanf elected to receive 25 per cent of his short-term incentive in the form of DSUs.
(6)	Further information concerning pension values can be found in Pension Plan Benefits.
(7)	All other compensation in 2015 includes: (a) a car allowance for each NEO in the following amounts: $18,000 for Mr. Huskilson; $13,200 for Mr. Balfour; $12,000 for Ms. Tower; $13,200 for Mr. Bennett; and $14,400 for Mr. Hanf; and (b) other taxable benefits.
(8)	All compensation paid to Mr. Hanf was paid by NSPI, though only a portion his salary ($205,792) and $26,753 of his other compensation and benefits was included in NSPI rates, in accordance with the Public Utilities Act and Nova Scotia Power Incorporated Regulations. None of the compensation paid to Mr. Huskilson, Mr. Balfour, Ms. Tower or Mr. Bennett was included in NSPI rates.

56           Emera Inc. — Management Information Circular 2016

MANAGEMENT INFORMATION CIRCULAR

Outstanding Share-based Awards and Option-based Awards

The following table describes all option-based and share-based awards outstanding as of December 31, 2015 for each NEO:

Option-based awards (1) (stock options)						Share-based awards (performance share units (PSUs) and deferred share units (DSUs))
Name	Number of securities underlying unexercised option (#)	Option exercise price ($)	Option expiration date	Value of unexercised in-the-money options ($)	(2)	Number of shares or unit of shares that have not vested (#)	(3)	Market or payout value of share-based awards that have not vested ($)	(4)	Market or payout value of vested share-based awards that have not been paid out ($)	(5)

Christopher	168,100	21.99	12-Feb-2019	3,570,444		63,372		2,721,808		9,019,424
Huskilson	147,000	23.94	16-Feb-2020	2,835,630
	26,400	24.63	5-Jun-2020	491,040
	72,500	32.06	15-Feb-2021	809,825
	97,700	33.35	14-Feb-2022	965,276
	337,700	34.80	12-Feb-2023	2,846,811
	353,900	32.35	11-Feb-2024	3,850,432
	286,100	42.71	11-Feb-2025	148,772
Scott Balfour	100,000	33.73	15-Apr-2022	950,000		22,417		962,822		1,261,189
	28,200	34.80	12-Feb-2023	237,726
	34,800	32.35	11-Feb-2024	378,624
	40,400	42.71	11-Feb-2025	21,008
Nancy Tower	16,900	21.58	14-Feb-2018	365,885		18,430		791,548		2,544,819
	21,600	21.99	12-Feb-2019	458,784
	21,300	23.94	16-Feb-2020	410,877
	16,900	32.06	15-Feb-2021	188,773
	22,800	33.35	14-Feb-2022	225,264
	28,200	34.80	12-Feb-2023	237,726
	29,600	32.35	11-Feb-2024	322,048
	32,400	42.71	11-Feb-2025	16,848
Robert Bennett	2,500	21.58	14-Feb-2018	54,125		18,430		791,548		1,885,545
	9,700	21.99	12-Feb-2019	206,028
	13,725	23.94	16-Feb-2020	264,755
	14,500	32.06	15-Feb-2021	161,965
	28,943	33.35	14-Feb-2022	285,957
	28,200	34.80	12-Feb-2023	237,726
	29,600	32.35	11-Feb-2024	322,048
	32,400	42.71	11-Feb-2025	16,848
Robert Hanf	5,025	32.06	15-Feb-2021	56,129		10,756		461,989		1,087,679
	12,200	33.35	14-Feb-2022	120,536
	15,800	34.80	12-Feb-2023	133,194
	19,900	32.35	11-Feb-2024	216,512
	16,300	42.71	11-Feb-2025	8,476

(1)	Option-based awards include both vested and unvested options.
(2)	The value of all unexercised option-based awards was calculated using a December 31, 2015 closing share price of $43.23.
(3)	Unvested share-based awards include PSU and unvested special DSU grants, and any additional PSUs and DSUs from dividend reinvestment relating to such grants as of December 31, 2015.
(4)	The market or payout value of share-based awards was calculated based on an assumed performance factor of 1.0 and the average closing share price for the last 50 trading days of 2015 ($42.95).
(5)	These figures represent only vested DSUs, as PSUs are paid out upon vesting, and are based on the average closing share price for the last 50 trading days of 2015 ($42.95).

Emera Inc. — Management Information Circular 2016          57

Incentive Plan Awards – Value Vested or Earned During the Year

The following table describes all option-based awards, share-based awards and non-equity incentives that vested, or were earned, during 2015 for each NEO:

Name	Option-based awards value vested during 2014 ($)	(1)	Share-based awards (Performance Share Units (PSUs) and Deferred Share Units (DSUs)) value vested during 2015 ($)	(2) (3)	Non-equity incentive plan compensation - value earned during the 2015 ($)	(4)

Christopher Huskilson	1,912,057		2,223,643		1,135,418
Scott Balfour	331,808		483,248		479,399
Nancy Tower	219,230		515,070		410,913
Robert Bennett	226,666		517,877		410,913
Robert Hanf	127,025		491,617		230,800

(1)	Represents the aggregate dollar value that would have been realized if stock options had been exercised on the applicable vesting (eligibility) date in 2015.
(2)	The value of PSUs vested in 2015 is based on the 2013 PSU grant, which had a three-year performance period from January 1, 2013 to December 31, 2015. The payout is calculated based on the original grant with accumulated dividends, multiplied by the performance factor, multiplied by the average closing share price for the last 50 trading days of 2015 ($42.95). The performance factor for the 2013 PSU grant was based on Emera’s total shareholder return relative to the S&P/TSX Capped Utilities Index and Emera’s average annual growth in EPS – the overall performance factor result was 1.5 and the payout was capped at two-times the grant date value, as per the terms of the PSU Plan. More details on the PSU Plan and results can be found in Performance Share Unit Plan.
(3)	This dollar amount includes the value of DSUs from special grants that vested in 2015, including additional DSUs from dividend equivalents on such grants, and calculated using a closing share price for the last 50 trading days of 2015 ($42.95). This amount equalled $298,560 for Mr. Huskilson, $31,822 for Ms. Tower, $34,629 for Mr. Bennett, and $221,655 for Mr. Hanf.
(4)	This amount represents the 2015 incentive payouts as disclosed in the NEO Summary Compensation Table.

Aggregate Option Exercise during 2015 and 2015 Option Values

The following table summarizes the number of common shares, if any, each NEO acquired pursuant to the exercise of stock options in 2015, the aggregate value realized upon exercise, and the number of common shares covered by unexercised options under the Stock Option Plan as at December 31, 2015. The aggregate value realized upon exercise is the difference between the fair market value of the common shares on the exercise date and the exercise price of the option. The value of unexercised in-the-money options at year-end is the difference between the exercise price of the options and the fair market value of the common shares on December 31, 2015, which was $43.23.

				Unexercised options at December 31, 2015	Value of unexercised in-the-money options at December 31, 2015
Name	Securities acquired on exercise (#)	Aggregate value realized ($)	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)

Christopher Huskilson	0	0	744,600	744,800	10,816,910	4,701,321
Scott Balfour	0	0	97,800	105,600	926,019	661,339
Nancy Tower	4,600	99,130	115,300	74,400	1,792,642	433,563
Robert Bennett	0	0	83,632	75,936	1,100,713	448,739
Robert Hanf	6,100	76,070	27,050	42,175	267,256	267,591

Pension Plan Benefits

The NEOs are members of the corporate pension plan (Pension Plan) and participate on either a defined benefit basis or a defined contribution basis. For 2015, all NEOs participated in the defined benefit component of the Pension Plan.

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Defined Benefit

The following table shows years of credited service, estimated pension amounts, and changes to accrued obligations from January 1, 2015 to December 31, 2015 for the NEOs who participated in the Pension Plan on a defined benefit basis.

		Annual benefits payable
Name	Number of years credited service (#)	At year-end ($) (1)	At age 65 ($)	Accrued obligation at start of year ($)	Compensatory change ($) (2)	Non- compensatory change ($) (2)	Accrued obligation at year-end ($)

Christopher Huskilson (3)	35.0	650,000	650,000	15,377,000	179,000	235,000	15,791,000
Scott Balfour	3.7	42,000	197,000	362,000	128,000	37,000	527,000
Nancy Tower	18.3	200,000	290,000	3,934,000	214,000	182,000	4,330,000
Robert Bennett	27.7	295,000	373,000	6,440,000	239,000	231,000	6,910,000
Robert Hanf	13.5	105,000	198,000	1,953,000	275,000	52,000	2,280,000

(1)	With the exception of Mr. Huskilson and Ms. Tower, the NEOs are not eligible for an immediate pension at year-end. The amount shown is the accrued pension starting at the NEO’s unreduced retirement date if the NEO terminated employment at December 31, 2015.
(2)	The compensatory and non-compensatory changes are described in more detail below.
(3)	Mr. Huskilson’s pension is capped, which is described in further detail below.

The accrued obligation of a pension entitlement is the present value of the expected future annual benefits payable taking into account service accrued to date and the expected salaries used to determine the annual benefit payable at retirement. Each year the value of the accrued obligation changes as a result of compensatory changes and non-compensatory changes, which are shown in the table above.

Compensatory changes are caused by changes in the annual benefit payable and result primarily from three factors: (i) new accrued service (the employer current service cost); (ii) the impact of salary increases greater than expected on past benefits (estimated increases are already built into the accrued benefit obligation), and; (iii) plan changes impacting, for example, accrued service or when benefits are payable. There were no Pension Plan changes that materially affected the above figures in 2015.

Non-compensatory changes are caused by interest on the accrued obligation and current service cost, employee required contributions and changes in the assumptions used to calculate the present value of the future annual benefit payment stream. These assumptions include the mortality table, salary scale, retirement assumption and the inflation assumption used for calculating indexing and the discount rate. The non-compensatory changes in 2015 were driven largely by interest on the accrued obligation and current service cost as there were no material changes in assumptions.

The defined benefit component of the Pension Plan entitles members to pension benefits based on two per cent of the average of the member’s five highest years of pensionable earnings, multiplied by each year of credited service to a maximum of 35 years credited service. For the NEOs, pensionable earnings include base salary plus up to 50 per cent of their target short-term incentive. Upon reaching age 65, pension benefits under the Pension Plan are reduced by an amount approximately equal to the amount payable under the Canada Pension Plan. For members who retire from active service, the pension is payable on an unreduced basis upon the earlier of age 60 or age 55, provided that age and years of service add to at least 85. For members who joined the Pension Plan on or after July 1, 2004, the age 60 unreduced retirement age condition is replaced by age 62 with 15 years of service. A member may also retire on a reduced formula if the member has attained age 55, but does not qualify for the rule of 85. Spousal benefits are paid on the death of a member at the rate of 60 per cent of regular pension benefits. Pensions are indexed to the consumer price index to a maximum of six per cent per annum.

For 2015, members of the defined benefit component of the plan contributed 7.4 per cent of eligible earnings up to the year’s maximum pensionable earnings (“YMPE”) under the Canada Pension Plan, and 9.5 per cent of earnings between the YMPE and the amount on which pension benefits may be earned under a registered pension plan as permitted by the Income Tax Act (Canada).

Due to Canada Revenue Agency’s limitations on the maximum pension benefit that may be paid under the Pension Plan, a portion of the pension the NEOs earned after January 1, 1992 is provided under the terms of a Supplementary Retirement Plan, which is unfunded but secured by a letter of credit deposited in a retirement compensation trust. The Supplementary Retirement Plan is non-contributory.

In 2011, Mr. Huskilson’s pension amount payable under the Pension Plan and Supplementary Retirement Plan was capped. The limit at future potential retirement dates was determined based on the pension formula and an assumed increase in pensionable earnings of approximately four per cent per year from the 2010 pensionable earnings levels. This limit is expected to reduce the amount that would otherwise be payable under the normal Pension Plan terms. As a result, year-over-year changes of more than four per cent to Mr. Huskilson’s earnings have no impact on his compensatory change component.

The accrued pension obligation is calculated following the method prescribed under US GAAP (section 715 of FASB) and by the Canadian Institute of Chartered Accountants and is based on management’s best estimate of future events that affect the cost of pensions, including assumptions about future salary adjustments and short-term incentive awards.

The defined benefit component of the Pension Plan was closed to new non-union employees hired after January 8, 2013 and to new union employees hired after October 31, 2014.

Emera Inc. — Management Information Circular 2016          59

Defined Contribution

Under the defined contribution component of the plan, the Company contributes a base amount to the participant’s account each pay period. The amount is expressed as a percentage of eligible earnings. Plan participants can also make contributions to the defined contribution component, with the Company matching a portion of these contributions. Canada Revenue Agency limits apply.

Upon ending active employment with the Company at any age between 55 and 65, plan participants may start receiving retirement income through the purchase of a life annuity or by converting their account to a Life Income Fund.

The defined contribution component of the plan is administered on behalf of the Company by a major Canadian insurance company, which acts in accordance with the provisions of the defined contribution component of the plan, the Income Tax Act, and the Nova Scotia Pension Benefits Act.

Since all the NEOs participate in the pension plan on a defined benefit basis, they have not accrued any amounts under the defined contribution component of the plan.

Deferred Share Unit Plan (“DSU Plan”)

The Deferred Share Unit (DSU) Plan is another component of Emera’s long-term incentive program for senior leaders. A DSU is a notional share unit that is based on the value of an Emera common share – the value of a DSU changes directly in correlation to an Emera share and earns dividend equivalents in the form of additional DSUs. When a dividend is paid on Emera’s common shares, each participant’s DSU account is allocated additional DSUs based on the dividend paid on an equivalent number of Emera common shares. DSUs are not paid out until such time as the participant is no longer employed by the Company or any of its affiliates. When redeemed, the value of a participant’s DSUs is equivalent to the fair market value of an equal number of common shares of the Company.

The DSU Plan is intended to facilitate achievement of share ownership guidelines (discussed in Executive Share Ownership Requirements) without diluting the shareholder base. Prior to the start of each performance year, each plan participant may elect to defer some or all of the short-term incentive payout associated with that performance year in the form of DSUs. When the short-term incentive is paid to the NEOs, the portion elected is allocated to DSUs rather than paid in cash. Since DSUs are principally an income deferral mechanism, there are no performance metrics attributable to DSUs.

Following a participant’s departure from the Company and on a date selected by the participant not later than December 15 of the next calendar year after departure, the value of the participant’s DSUs is calculated by multiplying the number of DSUs in the participant’s account by the average closing Emera common share price for the 50 trading days preceding the payout date (the 50-day average is used to smooth out any short-term price fluctuations). The after-tax amount is paid to the participant. If a participant is a U.S. taxpayer, payment is made six months following the termination date.

In addition, special DSU awards may be made from time to time by the MRCC to selected executives and senior management to recognize singular achievements or the achievement of certain corporate objectives. In 2015, Mr. Hanf was awarded a special grant of 5,010 DSUs, valued at $200,000 based on the average 50 trading-day closing share price immediately preceding the grant ($39.92). The special grant was to recognize Mr. Hanf’s leadership in transforming the cost structure of Nova Scotia Power Inc. to provide rate stabilization and avoid a general rate application in 2016.

2015 DSU Plan Allocations

The table below identifies how much of the short-term incentive for 2015 that each NEO elected to allocate to DSUs:

Name	Percentage of 2015 annual incentive elected to deferred share units (%)	Dollar amount of 2015 annual incentive elected to deferred share units ($)

Christopher Huskilson	0	0
Scott Balfour	50	239,700
Nancy Tower	0	0
Robert Bennett	0	0
Robert Hanf	25	57,700

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Executive Share Ownership Requirements

To align the interests of senior management with the interests of shareholders, share ownership guidelines were introduced for designated executive officers in 2003. The MRCC amended the guidelines in 2015 to apply to the top three levels of executives across all affiliates (regardless of whether they are officers of Emera Inc. or an affiliate). Mr. Huskilson is required to hold shares equal to at least four-times his base salary and all other executives subject to the guidelines (including Mr. Balfour, Ms. Tower, Mr. Bennett and Mr. Hanf) are required to hold shares equal to at least hold two-times their respective base salaries.

Share ownership is calculated based on: (1) the number of Emera shares an executive owns; and (2) DSUs acquired pursuant to the DSU Plan, which are considered share equivalents. PSUs do not count for purposes of the share ownership guidelines. Executives have five years to reach the required ownership level and are required to allocate a portion of their short-term incentive into DSUs until their target share ownership is met.

All executives are subject to an anti-hedging policy prohibiting them from hedging, pledging, monetizing, or otherwise reducing or limiting their economic risk with respect to any Emera securities they hold (including DSUs, PSUs and stock options). Mr. Huskilson is required to maintain his share ownership target for at least one year post-retirement.

The share ownership levels for the NEOs are set out below. The value shown is based on the closing price of Emera’s common shares on December 31, 2015 of $43.23.

Name	Required ownership level as a multiple of base salary	Shares/share equivalents (#)	Estimated value ($)	Multiple of base salary	Target achieved

Christopher Huskilson	4.0	235,535	10,182,179	11.6	Yes
Scott Balfour	2.0	50,942	2,202,212	4.6	Yes
Nancy Tower	2.0	65,996	2,853,005	6.0	Yes
Robert Bennett	2.0	45,435	1,964,166	4.1	Yes
Robert Hanf	2.0	29,556	1,277,707	3.2	Yes

The above table does not include instalment receipts representing convertible unsecured subordinated debentures of Emera Inc., which were sold in relation to the pending acquisition of TECO Energy, Inc. Mr. Huskilson purchased 750 instalment receipts (valued at $750,000), Mr. Balfour purchased 250 (valued at $250,000), Ms. Tower purchased 450 (valued at $450,000), Mr. Bennett purchased 100 (valued at $100,000) and Mr. Hanf purchased 100 (valued at $100,000). The instalment receipts are convertible to Emera common shares following the closing of the TECO Energy, Inc. acquisition.

The total share and share equivalent ownership for Mr. Huskilson, when factoring in PSUs and the above-noted installment receipts as of December 31, 2015, is illustrated below:

Shares ($)	DSUs ($)	PSUs ($)	Instalment receipts for convertible unsecured subordinated debentures ($) (1)	Total share and share equivalent ownership ($)	Total shares and share equivalents as a multiple of base salary

1,103,965	9,078,214	2,739,552	750,000	13,671,731	15.6

(1)	All debentures sold through Emera’s Bought Deal Offering were purchased on an instalment basis at a price of $1,000 per Debenture, of which $333 is payable on the closing of the Offering and the remaining $667 is payable on a date to be fixed by the Company following satisfaction of all conditions precedent to the closing of Emera’s acquisition of TECO Energy, Inc.

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Other Executive Benefits

The Company provides executives with additional benefits in accordance with the compensation program objectives. As part of their compensation and consistent with market practice, executives, including the NEOs, are eligible to receive:

•	annual income tax return preparation;
•	monthly parking;
•	monthly car allowance plus mileage, as applicable; and
•	annual wellness/fitness allowance.

Executives are also eligible to participate in the Employee Common Share Purchase Plan, which allows employees of Emera and its affiliates to purchase Emera common shares through regular payroll deductions or lump-sum payments. Participants can contribute up to $8,000 per year and the Company will match 20 per cent of the first $3,000 in contributions, and 10 per cent of any contributions between $3,000 and $8,000.

These benefits are considered taxable benefits and are reported in the Summary Compensation Table for the NEOs.

Termination and Change of Control Benefits

The following table provides the estimated amounts of incremental payments, payables and benefits to which each NEO would be entitled based on differing departure scenarios – resignation, termination for cause, termination without cause, separation from the Company in circumstances of a change of control, and retirement, assuming the triggering event took place on December 31, 2015.

Name	Departure scenario (1)	Cash severance ($)	Short-term incentive ($)	PSUs ($)	(2)	Stock options ($)	(3)	Continuation of benefits (present value) ($)	(4)	Total ($)

Christopher Huskilson	Resignation	—	—	—		—		—		—
	Termination for Cause	—	—	—		—		—		—
	Termination without Cause	1,750,000	1,575,000	—		—		45,413		3,370,413
	Control Change	1,750,000	1,575,000	—		—		45,413		3,370,413
	Retirement	—	—	2,721,808		3,664,327				6,386,135

Scott Balfour	Resignation	—	—	—		—		—		—
	Termination for Cause	—	—	—		—		—		—
	Termination without Cause	475,000	332,500	962,822		—		5,519		1,775,841
	Control Change	475,000	332,500	962,822		—		5,519		1,775,841
	Retirement	—	—	467,770		—				467,770

Nancy Tower	Resignation	—	—	—		—		—		—
	Termination for Cause	—	—	—		—		—		—
	Termination without Cause	475,000	285,000	388,532		—		18,718		1,167,250
	Control Change	475,000	285,000	791,548		—				1,551,548
	Retirement	—	—	791,548		344,627				1,136,175

Robert Bennett	Resignation	—	—	—		—		—		—
	Termination for Cause	—	—	—		—		—		—
	Termination without Cause	475,000	285,000	388,532		—		5,519		1,154,051
	Control Change	475,000	285,000	791,548		—				1,551,548
	Retirement			791,548		359,800				1,151,348

Robert Hanf	Resignation	—	—	—		—		—		—
	Termination for Cause	—	—	—		—		—		—
	Termination without Cause	400,000	200,000	237,568		—		18,141		855,709
	Control Change	400,000	200,000	237,568		—		18,141		855,709
	Retirement	—	—	461,989		209,225				671,214

(1)	Please see the tables following for a description of the entitlements of each NEO under the various departure scenarios.
(2)	Payouts for PSUs assume a performance factor of 1.0 and are valued using the average closing share price for the last 50 trading days of 2015 ($42.95).
(3)	Payouts for stock options on retirement represent the value of stock options that are unvested as of December 31, 2015 (the assumed retirement date) that would vest within 24 months from the assumed retirement date, using the closing share price as of December 31, 2015 ($43.23).
(4)	Continuation of benefits may reflect amounts for car allowance, health and dental benefits and insurance benefits, pursuant to the terms of the NEOs’ employment contracts, as applicable.

62           Emera Inc. — Management Information Circular 2016

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The following is a summary of the entitlements on departure afforded to each NEO under his or her employment contract or the applicable plans as of December 31, 2015.

Christopher Huskilson
Resignation	All unvested PSUs and stock options are forfeited.
Terminated for cause	All unvested PSUs and stock options are forfeited.
Terminated without cause

Entitled to 24 months’ compensation based upon annual salary, short-term incentive at target and car allowance. Health, dental and other such benefits will be continued for up to 12 months. Unvested PSUs and stock options are forfeited.

Change in control

If there is a change of control of the ownership of the Company, such that any one party acquires 50 per cent or more of voting securities and there is a substantial reduction in responsibilities or scope of authority, Mr. Huskilson may elect within three months following such substantial reduction in responsibilities or scope of authority, to terminate employment and receive 24 months’ compensation based upon annual salary, short-term incentive at target, and car allowance. Health, dental and other such benefits will be continued for up to 12 months. Unvested PSUs and stock options are forfeited.

Retirement

Mr. Huskilson was eligible to retire with an unreduced pension as of June 30, 2012. He has agreed to advise the Company at least 12 months in advance of any proposed retirement. Information regarding pension entitlement is contained in Pension Plan Benefits. PSUs continue to be eligible to vest in accordance with the applicable performance criteria and will be paid out upon vesting. Unvested stock options continue to be eligible to vest for two years past retirement. Any stock options that have not vested within two years of retirement are forfeited. All vested stock options must be exercised by the earlier of (a) two years from the date of retirement, and (b) 10 years from the original grant date.

Scott Balfour
Resignation	All unvested PSUs and stock options are forfeited.
Terminated for cause	All unvested PSUs and stock options are forfeited.
Terminated without cause

Entitled to a lump sum equal to 12 months’ compensation based upon annual salary and short-term incentive at target. Health, dental and other such benefits will be continued for up to 12 months. Unvested PSUs are deemed to vest on the termination date. Unvested stock options are forfeited.

Change in control

If there is a change of control of the ownership of the Company, such that any one party acquires 50 per cent or more of voting securities and there is a substantial reduction in responsibilities or scope of authority, Mr. Balfour may elect, within three months following such substantial reduction in responsibilities or scope of authority, to terminate employment and receive 12 months’ compensation based upon annual salary and short-term incentive at target. Health, dental and other such benefits will be continued for up to 12 months. Unvested PSUs are deemed to vest on the termination date. Unvested stock options are forfeited.

Retirement

Mr. Balfour becomes eligible to retire with an unreduced pension as of April 30, 2027. Information regarding pension entitlement is contained in Pension Plan Benefits. PSUs continue to be eligible to vest in accordance with the applicable performance criteria and will be paid out on a prorated basis upon vesting. Unvested stock options are forfeited.

Other

If Mr. Balfour’s employment is terminated without cause, he is entitled to a relocation program for reimbursement of reasonable relocation costs back to Ontario to a maximum of $200,000, which is payable up to 12 months after the termination date.

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Nancy Tower
Resignation	All unvested PSUs and stock options are forfeited.
Terminated for cause	All unvested PSUs and stock options are forfeited.
Terminated without cause

Entitled to a lump sum equal to 12 months’ compensation based upon annual salary, short-term incentive at target and car allowance. Health, dental and other such benefits will be continued for up to 12 months. Unvested PSUs are prorated to the date of termination and paid out based on an estimated future value. Unvested stock options are forfeited.

Change in control

If there is a change of control of the ownership of the Company, such that any one party acquires 50 per cent or more of voting securities and there is a substantial reduction in responsibilities or scope of authority, Ms. Tower may elect, within three months following such substantial reduction in responsibilities or scope of authority, to terminate employment and receive 12 months’ compensation calculated on the basis of her annual salary and short-term incentive at target. Unvested PSUs are deemed to vest on the termination date. Unvested stock options are forfeited.

Retirement

Ms. Tower becomes eligible to retire with an unreduced pension as of March 31, 2019. Information regarding pension entitlement is contained in Pension Plan Benefits. PSUs continue to be eligible to vest for two years following retirement in accordance with the applicable performance criteria. Unvested stock options continue to be eligible to vest for two years past retirement. Any stock options that have not vested within two years of retirement are forfeited. All vested stock options must be exercised by the earlier of (a) two years from the date of retirement; and (b) 10 years from the original grant date.

Robert Bennett
Resignation	All unvested PSUs and stock options are forfeited.
Terminated for cause	All unvested PSUs and stock options are forfeited.
Terminated without cause

Entitled to a lump sum equal to 12 months’ compensation based upon annual salary and short-term incentive at target. Health, dental and other such benefits will be continued for up to 12 months. Unvested PSUs are prorated to the date of termination and paid out based on an estimated future value. Unvested stock options are forfeited.

Change in control

If there is a change of control of the ownership of the Company, such that any one party acquires 50 per cent or more of voting securities and there is a substantial reduction in responsibilities or scope of authority, Mr. Bennett may elect, within three months following such substantial reduction in responsibilities or scope or authority, to terminate employment and receive 12 months’ compensation calculated on the basis of his annual salary and short-term incentive at target. Unvested PSUs are deemed to vest on the termination date. Unvested stock options are forfeited.

Retirement

Mr. Bennett becomes eligible to retire with an unreduced pension as of October 31, 2017. Information regarding pension entitlement is contained in Pension Plan Benefits. PSUs continue to be eligible to vest for two years following retirement in accordance with the applicable performance criteria. Unvested stock options continue to be eligible to vest for two years past retirement. Any stock options that have not vested within two years of retirement are forfeited. All vested stock options must be exercised by the earlier of (a) two years from the date of retirement; and (b) 10 years from the original grant date.

Other

In a termination without cause scenario, Mr. Bennett is entitled to receive his pension on his earliest retirement eligibility date, to be calculated based on his earliest retirement eligibility date in 2017 and, in accordance with his supplemental pension agreement, the pension would be calculated using his salary and annual target bonus in effect at the time of termination.

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Robert Hanf
Resignation	All unvested PSUs and stock options are forfeited.
Terminated for cause	All unvested PSUs and stock options are forfeited.
Terminated without cause

Entitled to a lump sum equal to 12 months’ compensation based upon annual salary, short-term incentive at target and car allowance. Health, dental and other such benefits will be continued for up to 12 months. Unvested PSUs are prorated to the date of termination and paid out based on an estimated future value. Unvested stock options are forfeited.

Change in control

If there is a change of control of the ownership of the Company, such that any one party acquires 50 per cent or more of voting securities and there is a substantial reduction in responsibilities or scope of authority, Mr. Hanf may elect, within three months following such substantial reduction in responsibilities or scope or authority, to terminate employment and receive 12 months’ compensation calculated on the basis of his annual salary, short-term incentive at target and car allowance. Health, dental and other such benefits will be continued for up to 12 months. Unvested PSUs are prorated to the date of termination and paid out based on an estimated future value. Unvested stock options are forfeited.

Retirement

Mr. Hanf becomes eligible to retire with an unreduced pension as of November 30, 2022. Information regarding pension entitlement is contained in Pension Plan Benefits. PSUs continue to be eligible to vest for two years following retirement in accordance with the applicable performance criteria. Unvested stock options continue to be eligible to vest for two years past retirement. Any stock options that have not vested within two years of retirement are forfeited. All vested stock options must be exercised by the earlier of (a) two years from the date of retirement; and (b) 10 years from the original grant date.

Shares Authorized for Issuance under Equity-based Compensation Plans

The following table shows shares authorized for issuance under the Stock Option Plan and the Employee Common Share Purchase Plan as of December 31, 2015. There are no equity-based compensation plans that were not approved by Shareholders.

	(A)	(B)	(C)
Plan Category	Number of shares to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options ($)	Number of shares available for future issuance under equity compensation plans (excluding column (A))
Equity-based compensation plans approved by Shareholders
• Senior Management Stock Option Plan	2,927,068	33.07	4,339,210
• Employee Common Share Purchase Plan	N/A	N/A	1,620,410
Total	2,927,068	33.07	5,959,620

Loans to Directors and Officers

No current or former directors, officers, or employees of Emera, or any of its subsidiaries, had any loans with Emera or any of its subsidiaries at any time in 2015, other than routine indebtedness previously outstanding as defined under Canadian securities laws.

Material Transactions

During the most recently completed financial year, insiders of the Company and its affiliates, including Directors, executive officers, proposed nominee Directors or their associates or corporations they controlled, did not have any material interest, direct or indirect, in any transaction or in any proposed transaction that has materially affected or will materially affect the Company.

Management Contracts

There are no functions of management that are performed by a person or company other than the Directors, executive officers or other employees of the Company.

Audit Committee Information

For information regarding Emera’s Audit Committee, including its Charter, composition, relevant education and experience of its members, Audit Committee oversight, policies and procedures for the approval of non-audit services and Auditors’ service fees, please refer to Emera’s Annual Information Form, available on SEDAR at www.sedar.com, or by contacting the Corporate Secretary of the Company.

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Appendix A

Emera Incorporated Board of Directors Charter

The fundamental responsibility of the Board of Directors (the “Board”) is to provide stewardship and governance to Emera Incorporated (“Emera”) to ensure the viability of the Company by overseeing management of the business.

In addition to the powers set out in Emera’s Articles of Association, the Board shall have the following duties and responsibilities.

Independence and Integrity

The Board shall be comprised of a majority of “Independent Directors” as defined from time to time under applicable legislation and the rules of any stock exchange on which Emera’s securities are listed for trading.

The Chair shall be an “Independent Director” as defined above.

The Board shall review and approve standards for ethical business conduct for employees, Officers and Directors of Emera and its subsidiaries and affiliates and a procedure for monitoring compliance with such code throughout the Company.

The Board shall satisfy itself as to the integrity of the Chief Executive Officer and executive officers and the creation of an integrity-based culture throughout the Company.

The Board shall, through its oversight of management, continue to foster an organization which operates in an environmentally responsible manner.

Strategic Planning

The Board shall provide oversight and guidance on the strategic issues facing Emera.

The Board shall oversee a strategic planning process resulting in a strategic plan which shall be approved on an annual basis and will take into account, among other things, the opportunities and risks of the business.

The Board shall regularly consider Emera’s strategy, evaluate progress made in pursuing that strategy, and consider any adjustments to the strategy that may be required from time to time.

The Board shall review and approve the Company’s financial objectives, plans and actions, including significant capital allocations and expenditures.

The Board shall review and approve all material acquisitions, dispositions, projects, business plans and budgets.

Risk Responsibility

The Board shall oversee the implementation by management of appropriate systems to identify, report and manage the principal risks of Emera’s business. The Board will consider Emera’s risk profile and oversee Emera’s risk management by reviewing:

(a)	the annual identification and assessment of the principal risks of Emera;
(b)	the process for ongoing monitoring and reporting of the principal risks of Emera;
(c)	the effectiveness of Emera’s mitigation response to its principal risks; and
(d)	the alignment of risk management with Emera’s risk profile, its strategy and its organizational objectives, including capital and resources allocation.

The Board shall also review Emera’s annual insurance program and uninsured exposure, and Emera’s business continuity and disaster recovery plans.

The Board shall receive regular updates on the status of risk management activities and initiatives.

The Board shall approve and monitor processes that provide reasonable assurance of compliance with applicable legal and regulatory requirements.

Leadership Succession

The Board shall oversee policies and practices to enable the Company to attract, develop and retain the human resources required by the Company to meet its business objectives.

The Board shall appoint executive officers and delegate the necessary authority for the conduct of the business.

The Board shall establish annual performance expectations and corporate goals and objectives for the Chief Executive Officer and monitor progress against those expectations.

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The Board shall evaluate the performance and, following a review of recommendations from the Management Resources and Compensation Committee, approve compensation for executive officers.

The Board shall oversee the succession planning program for the Chief Executive Officer and other key executive positions from time to time.

Financial

The Board shall oversee the financial reporting and disclosure obligations imposed on the Company by laws, regulations, rules, policies and other applicable requirements.

The Board shall review the financial performance of the Company and declare dividends as appropriate.

The Board shall approve for release to the public as necessary the Company’s financial statements, management’s discussion and analysis (MD&A) and earnings releases prepared by management, and oversee the Company’s compliance with applicable audit, accounting and reporting requirements.

The Board shall review the quality and integrity of Emera’s internal controls and management information systems.

Corporate Communications and Public Disclosure

The Board shall review and approve a formal corporate disclosure policy and oversee policies and processes for accurate, timely and appropriate public disclosure.

The Board shall oversee systems for receiving feedback from stakeholders and monitor such feedback received by the Company.

Governance Responsibility

The Board is responsible for overseeing the Company’s corporate governance policies and practices and shall maintain a set of corporate governance practices that are specifically appropriate to the Company.

Pursuant to the Articles, the Directors shall appoint one of the Directors as Chair of the Board, and such Director shall not be an employee of Emera or any of its affiliates or subsidiaries.

The Board shall establish appropriate structures and procedures to allow the Board to function independently of management and in the interests of the Company and its Shareholders.

The Board, in carrying out its mandate, shall appoint Committees of the Board and delegate certain functions to those Committees, each of which shall have its own written charter. Notwithstanding such delegation, the Board retains its oversight function and ultimate responsibility for these delegated functions.

The Board shall oversee a process for the selection of qualified individuals for board nomination, and shall approve selection criteria for identifying Director candidates, taking into account the competencies and skills the Board as a whole should possess.

The Board shall undertake regular evaluation of the Board, the Chair of the Board, the Board Committees and individual Directors.

The Board shall undertake regular evaluation of Directors’ compensation.

The Board shall review this Charter annually to ensure it appropriately reflects the Board’s stewardship responsibilities.

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Appendix B

Emera Incorporated Amended Articles of Association

Amended Articles of Association of Emera Incorporated

Part A

Interpretation

1.	In these Articles (including for greater certainty Part B hereof), unless there be something in the subject or context inconsistent therewith:

(a)	~~“~~the “Act” means the Companies Act, R.S.N.S. 1989, c. ~~81 and all amendments thereto~~81, as amended and restated from time to time;

(b)	“affiliate” for purposes of these Articles shall mean:

(i)	one body corporate is affiliated with another body corporate if one of them is the subsidiary of the other or both are subsidiaries of the same body corporate or each of them is controlled by the same person; and

(ii)	if two bodies corporate are affiliated with the same body corporate at the same time, they are deemed to be affiliated with each other~~.~~;

(c)	“business day” means any day other than a Saturday or Sunday on which the banks in Halifax, Nova Scotia or the Company are generally open for business;

(d)	~~(c) “~~the “Company” means ~~NS Power Holdings~~Emera Incorporated;

(e)	~~(d)~~ “~~the Office~~Director” means ~~the registered office~~a director of the Company for the time being ~~of the Company;~~ and “Board”, “board” and “Board of Directors” means the board of directors of the Company for the time being;

(f)	a “meeting” shall, to the extent permitted by the Act and other applicable law, absent express provisions herein to the contrary, include a meeting held in whole or in part by telephonic, electronic or other means of communication contemplated by these Articles;

(g)	the terms “member” (when not expressly referring to a member of another body, group or organization), “shareholder” and “Shareholder” each means a member of the Company, as that term is used in the Act in connection with a company limited by shares;

(h)	the “Office” means the registered office for the time being of the Company;

(i)	~~(e) “~~the “Register” means the register of members kept pursuant to ~~Secion 42 of~~the Act and, where context permits, includes any branch register of members;

(j)	~~(f) “~~the “Registrar” means the Registrar of Joint Stock Companies appointed under the Act and includes ~~the~~a Deputy Registrar or any person authorized by the Governor in Council to perform the duties of the Registrar in the absence of the Registrar;

(k)	~~(g)~~ “month” means calendar month;

(l)	~~(h)~~ “in writing” and “written” includes printing, lithography and other modes of representing or reproducing words in visible form;

(m)	“sent”, “given”, “delivered” and similar terms in relation to shareholders of the Company shall for greater certainty and without limitation include the “notice and access” method or any other manner of providing information permitted for any such purpose by the Act and applicable securities regulation;

(n)	~~(i)~~ “~~these Articles” and “these presents” include these~~Articles” ~~of Association~~“means these articles of association and all amendments thereto;

(o)	~~(j)~~ “reporting ~~company” and “reporting~~ issuer” ~~shall have~~has the ~~meanings~~meaning ~~as set out in Section 2 of~~given thereto in the Act;

(p)	~~(k)~~ “Secretary” includes any person appointed to perform the duties of the Secretary temporarily;

(q)	~~(l)~~ “special resolution” means, in relation to the Company, notwithstanding the provisions of the Act, a resolution passed by a majority of not less ~~that~~than three fourths of such members of the Company entitled to vote as are present in person or by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given;

(r)	~~(m) “subsidiary”~~ for purposes of these Articles a body corporate is a “subsidiary” of another body corporate if;

(i)	it is controlled by

(A)	that other body corporate;

(B)	that other body corporate and one or more bodies corporate each of which is controlled by that other body corporate,; or

(C)	two or more bodies corporate each of which is controlled by that other body corporate; or

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(ii)	it is a subsidiary of a body corporate that is a subsidiary of that other body corporate.

(s)	~~(n)~~ “proxyholder” includes an alternate proxyholder;

(t)	~~(o)~~ “Privatization Act” means the Nova Scotia Power Privatization Act, S.N.S., 1992, c.8 – and all amendments thereto;

(u)	~~(p)~~ “Reorganization Act” means the Nova Scotia Power Reorganization (1998) Act, S.N.S., 1998, c.19 – and all amendments thereto;

(v)	“stated capital account” means a capital account maintained or deemed to be maintained by the Company for shares of a class or series pursuant to the Act;

(w)	~~(q)~~ words importing ~~the singular~~ number ~~only~~ include both the singular and the plural ~~number and vice versa~~unless the context otherwise requires;

(x)	~~(r)~~ words importing ~~the masculine~~gender ~~only~~include ~~the feminine gender~~all genders unless the context otherwise requires;

(y)	~~(s)~~ words importing persons include ~~corporations~~both natural persons and bodies corporate and, where context permits, include partnerships and other entities.

2.	These Articles have been prepared and adopted for use in an environment in which technology is evolving. Language used herein is not intended to limit the use of technology by the Company and its Directors, but rather is intended to facilitate the use of new technologies by the Company and its Directors wherever the objectives of these Articles can be well accomplished through the use of technology, subject to applicable law. These Articles are to be interpreted in the context of such intention, and terms used herein, including terms which suggest place, time or action, shall be interpreted to allow activities and processes to occur with the aid of technology by a means that may not be covered by the ordinary meanings of such terms. For greater certainty, the intention expressed here applies to technologies which existed at the time these Articles were originally prepared or most recently amended and any expressed or implied reference to the use of technology by the Company or the Directors in one provision of these Articles shall not preclude other provisions from being interpreted as applying to the use of other technologies by the Company and its Directors in light of such intention. The Board may make rules of interpretation from time to time which shall govern the interpretation of these Articles.

3.	~~2.~~ The regulations appearing in Table A in the First Schedule to the Act shall not apply to the Company.

4.	~~3.~~ The Directors may enter into and carry into effect or adopt and carry into effect any agreement or agreements made in connection with the reorganization of the Company pursuant to the Reorganization Act on behalf of the Company and shall have full power to agree to any modification in the terms of any such agreements, either before or after their execution.

5.	~~4.~~ The Directors may, out of any moneys of the Company, pay all expenses incurred for the formation and reorganization of the Company.

~~5.~~	~~The business of the Company may be commenced as soon as the Directors think fit.~~

6.	The head office, ~~registered office~~Office and principal executive offices of the Company shall be situated in the Province of Nova Scotia.

Shares

7.	The Directors shall control the shares and, subject to the provisions of these Articles and the Reorganization Act, may allot or otherwise dispose of them to such persons at such times, on such terms and conditions, for such consideration and either at a premium or at par as they think fit.

8.	The Directors may pay on behalf of the Company a reasonable commission to any person in consideration of that person subscribing or agreeing to subscribe (whether absolutely or conditionally) for any shares in the Company, or procuring or agreeing to procure subscriptions whether absolute or conditional) for any shares in the Company. ~~The~~Subject to the Act, the commission may be paid or satisfied in cash or in shares debentures or ~~debenture stock~~other securities of the Company.

9.	On the issue of shares the Company may arrange among the holders thereof differences in the calls to be paid and in the times for their payment.

10.	If the whole or part of the allotment price of any shares is, by the conditions of their allotments, payable in instalments, every such instalment, shall, when due, be payable to the Company by the person who is at such time the registered holder of the shares. 11. Shares may be registered in the names of joint holders not exceeding three in number.

12.	The joint holders of a share shall be severally as well as jointly liable for the payment of all instalments and calls due in respect of such share. On the death of one or more joint holders of shares the survivor or survivors of them shall alone be recognized by the Company as having title to the shares.

13.	Save as herein otherwise provided, the Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not, except as ordered by a court of competent jurisdiction or required by statute, be bound to recognize any equitable or other claim to or interest in such share on the part of any other person.

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Certificates

14.	Certificates of title to shares shall comply with the Act and be in such form as the Directors may from time to time approve. Nothing in these Articles shall require, should at any time the Act and applicable laws otherwise permit, that all or any shares issued by the Company be evidenced by certificates and, subject to applicable laws, the Directors may from time to time issue regulations, complying with the Act and other applicable laws, establishing book-based or other share ownership and transfer systems as they may see fit.

15.	Certificates of title to shares shall be signed (i) by the President, a Vice-President or a Director, and (ii) by the Secretary, an Assistant Secretary or such other persons as the Directors may authorize and, (iii) if the Directors have appointed a transfer agent for the Company, ~~(iii)~~ by an authorized officer of such transfer agent. The signature of the President or a Vice-President or Director and, if a transfer agent has been appointed, of the Secretary or an Assistant Secretary or other authorized person signing in lieu of them, may be engraved, lithographed or printed upon the certificates or any one or more of them and all such certificates, when signed by the Secretary, an Assistant Secretary, such other person as the Directors authorize, or, if a transfer agent has been appointed, an authorized officer of such transfer agent, shall be valid and binding upon the Company. If the Company has appointed only one Director and officer, share certificates shall be signed by that Director alone as sole Director. If a certificate contains a printed or mechanically reproduced signature of a person, the Company may issue the certificate, notwithstanding that the person has ceased to be a Director or an officer of the Company and the certificate is as valid as if such person were a Director or an officer at the date of its issue. Any certificate representing shares of a class publicly traded on any stock exchange shall be valid and binding on the Company if it complies with the rules of such exchange whether or not it otherwise complies with this Article.

16.	Subject to any regulations made at any time of the Directors, each shareholder may have title to the shares registered in the shareholder’s name evidenced by any number of certificates so long as the aggregate of the shares stipulated in such certificates equals the aggregate registered in the shareholder’s name.

17.	Where shares are registered in the names of two or more persons, the Company shall not be bound to issue more than one certificate or ~~one~~ set of certificates, and such certificate or set of certificates shall be delivered to the person first named on the ~~register~~Register.

18.	~~Any~~Subject to any regulations issued by the Directors, any certificate that has become worn, damaged or defaced may, upon its surrender to the ~~Directors~~Company, be cancelled and replaced by a new certificate. ~~Any~~Subject to any regulations issued by the Directors, any certificate that has become lost or destroyed may also be replaced by a new certificate upon proof of such loss or destruction to the satisfaction of the Directors and the furnishing to the Company of such undertakings of indemnity as the Directors deem adequate.

19.	The sum of one dollar or such other sum as the Directors from time to time determine shall be paid to the Company for every certificate other than the first certificate issued to any holder in respect of any share or shares.

20.	The Directors may cause one or more branch ~~registers of members~~Registers to be kept in any place or places, whether inside or outside of the Province of Nova Scotia.

Calls

21.	The Directors may from time to time make such calls as they think fit upon the shareholders in respect of all ~~monies~~amounts unpaid on the shares held by them respectively and not made payable at fixed times by the conditions on which such shares were allotted and each shareholder shall pay the amount of every call so made on him or her to the persons and at the times and places appointed by the Directors. A call may be made payable by instalments.

22.	A call shall be deemed to have been made at the time when the resolution of the Directors authorizing such call was passed.

23.	At least fourteen days’ notice of any call shall be given, and such notice shall specify the time and place at which and the person to whom such call shall be paid.

24.	If the sum payable in respect of any call or instalment is not paid on or before the day appointed for the payment thereof, the holder for the time being of the share in respect of which the call has been made or the instalment is due shall pay interest on such call or instalment at the rate of fifteen per ~~centum~~cent per annum from the day appointed for the payment thereof up to the time of actual payment.

25.	At the trial or hearing of any action for the recovery of any ~~money~~amount due for any call, it shall be sufficient to prove that the name of the shareholder sued is entered on the ~~register~~Register as the holder or one of the holders of the share or shares in respect of which such debt accrued, that the resolution making the call is duly recorded in the minute book and that notice of such call was duly given to the shareholder sued in pursuance of these Articles. It shall not be necessary to prove the appointment of the Directors who made such call or any other matters whatsoever and the proof of the matters stipulated shall be conclusive evidence of the debt.

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26.	The Directors may, if they think fit, receive from any shareholders willing to advance it all or any part of the ~~monies~~amounts due upon shares held by the shareholder beyond the sums actually called for; and upon the ~~monies~~amounts so paid or satisfied in advance or so much thereof as from time to time exceeds the amount of the calls then made upon the shares in respect of which such advance has been made the Company may pay interest at such rate, not exceeding fifteen per ~~centum~~cent per annum, as the shareholder paying such sum in advance and the Directors agree upon or the Directors may agree with such shareholder that the shareholder may participate in profits upon the amount so paid or satisfied in advance.

Forfeiture of Shares

27.	If any shareholder fails to pay any call or instalment on or before the day appointed for payment, the Directors may at any time thereafter while the call or instalment remains unpaid serve a notice on such shareholder requiring the shareholder to pay the call or instalment together with any interest that may have accrued and all expenses that may have been incurred by the Company by reason of such non-payment.

28.	The notice shall name a day (not being less than fourteen days after the date of the notice) and a place or places on and at which such call or instalment and such interest and expenses are to be paid. The notice shall also state that, in the event of non-payment on or before the day and at the place or one of the places so named, the shares in respect of which the call was made or instalment is payable will be liable to be forfeited.

29.	If the requirements of any such notice are not complied with, any shares in respect of which such notice has been given may at any time thereafter, before payment of all calls or instalments, interest and expenses due in respect thereof, be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited shares and not actually paid before the forfeiture.

30.	When any share has been so forfeited, notice of the resolution shall be given to the shareholder in whose name it stood immediately prior to the forfeiture and an entry of the forfeiture shall be made in the ~~register~~.Register.

31.	Any share so forfeited shall be deemed the property of the Company and the Directors may sell, re-allot or otherwise dispose of it in such manner as they think fit.

32.	Directors may at any time before any share so forfeited has been sold, re-allotted or otherwise disposed of, annul the forfeiture thereof upon such conditions as they think fit.

33.	Any shareholder whose shares have been forfeited shall nevertheless be liable to pay and shall forthwith pay to the Company all calls, instalments, interest and expenses owing upon or in respect of such shares at the time of the forfeiture together with interest thereon at the rate of fifteen per cent per annum from the time of forfeiture until payment. The Directors may enforce such payment if they think fit, but are under no obligation to do so.

34.	A certificate in writing under the hand of the Secretary stating that a share has been duly forfeited on a specified date in pursuance of these Articles and the time when it was forfeited shall be conclusive evidence of the facts therein stated as against all persons who would have been entitled to the share but for such forfeiture.

Lien on Shares

35.	The Company shall have a first and paramount lien upon all shares (other than fully paid up shares) registered in the name of each shareholder (whether solely or jointly with others) and upon the proceeds from the sale thereof for the debts, liabilities and other engagements of the shareholder, solely or jointly with any other person, to or with the Company, whether or not the period for the payment, fulfilment or discharge thereof has actually arrived, and such lien shall extend to all dividends from time to time declared in respect of such shares. Unless otherwise agreed, the registration of a transfer of shares shall operate as a waiver of any lien of the Company on such shares.

36.	For the purposes of enforcing such lien the Directors may sell the shares subject to the lien in such manner as they think fit; but no sale shall be made until the period for the payment, fulfilment or discharge of such debts, liabilities or other engagements has arrived, and until notice in writing of the intention to sell has been given to such shareholder, or to the shareholder’s executors or administrators and default has been made by the shareholder or the executors or administrators in such payment, fulfilment or discharge for seven days after such notice.

37.	The net proceeds of any such sale after the payment of all costs shall be applied in or towards the satisfaction of such debts, liabilities or engagements and the residue, if any, paid to such shareholder or ~~the~~such shareholder’s executors, administrators or assigns.

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Validity of Sales

38.	Upon any sale after forfeiture or the enforcing of a lien in purported exercise of the powers given by these Articles the Directors may cause the purchaser’s name to be entered in the ~~register~~Register in respect of shares sold, and the purchaser shall not be bound to see to the regularity of the proceedings or to the application of the purchase money, and after the purchaser’s name has been entered in the ~~register~~Register in respect of such shares the validity of the sale shall not be impeached by any person and the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

Transfer Of Shares

39.	The instrument of transfer of any share in the Company shall be signed by the transferor. The transferor shall be deemed to remain the holder of such share until the name of the transferee is entered in the ~~register~~Register in respect thereof and shall be entitled to receive any dividend declared thereon before the registration of the transfer.

40.	The instrument of transfer of any share shall be in writing in the following form or ~~as near thereto as circumstances will permit~~to the following effect or as may be otherwise approved by the Directors or the Company’s transfer agent from time to time:

For value received I (we) assign and transfer unto

Please insert social insurance number or other tax identifying number of assignee

Please print name and address including postal code of assignee shares                 of the Company represented by this certificate.

Date

Signature

SIGNATURE GUARANTEE: The signature must be guaranteed by a bank, trust company or a member of a recognized stock exchange whose signature is acceptable to the ~~Transfer Agent~~Company’s transfer agent.

41.	The Directors may, without assigning any reason therefor, decline to register any transfer of shares not fully paid up or upon which the Company has a lien.

42.	Every instrument of transfer shall be left at the ~~office~~Office of the Company or the office of its transfer agent where the principal or a branch ~~register of members~~Register is maintained for registration together with the certificate of the shares, if any, to be transferred and such other evidence as the Company may require to prove the title of the transferor or the right of the transferor to transfer the shares.

43.	A fee not exceeding Five Dollars ($5.00) may be charged for each transfer and shall, if required by the Directors, be paid before its registration.

44.	Every instrument of transfer shall, after its registration, remain in the custody of the Company.

45.	Any instrument of transfer that the Directors decline to register shall, except in case of fraud, be returned to the person who deposited it.

Transmission of Shares

46.	The executors or administrators of a deceased member (not being one of several joint holders) shall be the only persons recognized by the Company as having any title to the shares registered in the name of such member. When a share is registered in the names of two or more joint holders, the survivor or survivors or the executors or administrators of the ~~deceased survivor~~last surviving member, shall be the only persons recognized by the Company as having any title to, or interest in, such share.

47.	Notwithstanding anything in these Articles, if the Company has only one member, not being one of several joint holders, and that member dies, the executors or administrators of such deceased member shall be entitled to register themselves in the ~~register of members~~Register as the holders of such deceased member’s share whereupon they shall have all the rights given by these Articles and law to members.

48.	~~Any~~Subject to the Reorganization Act, any person becoming entitled to shares in consequence of the death or bankruptcy of any member or any way other than by allotment or transfer upon producing such evidence of being entitled to act in the capacity claimed or of such person’s title to the shares as the Directors think sufficient, may~~, with the consent of Directors, (which they shall not be under any obligation to give)~~ be registered as a member in respect of such shares, or may, without being registered, transfer such shares subject to the provisions of these Articles respecting the transfer of shares.

49.	The Directors shall have the same right to refuse to register a person entitled by transmission to any shares, or that person’s nominee, as if the person were the transferee named in an ordinary transfer presented for registration.

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Stated Capital Accounts

50.	~~Notwithstanding anything contained in the Act:~~

(a)	The Company shall maintain a separate ~~stated~~ capital account, sometimes called a stated capital account, for each class and series of shares it issues~~;~~ and, should it fail to do so will be deemed to maintain such account as contemplated by the Act.

(b)	The Company shall add to the appropriate stated capital account the full amount of any consideration it receives for any shares it issues~~;~~.

(c)	Notwithstanding paragraph (b) of this Article 50, where the Company issues shares in exchange for

(i)	property of a person who immediately before the exchange or that, because of the exchange, did not deal with the Company at arm’s length within the meaning of that term in the Income Tax Act (Canada), or

(ii)	shares of a body corporate that immediately before the exchange or that, because of the exchange, did not deal with the Company at arm’s length within the meaning of that term in the Income Tax Act (Canada), the Company may, subject to paragraph (d) of this Article 50, add to the stated capital accounts maintained for the shares of the classes or series issued the whole or any part of the amount of the consideration it received in the exchange.

(d)	On the issue of a share the Company shall not add to a stated capital account in respect of the share it issues an amount greater than the amount of the consideration it received for the share.

Record Dates

51.	~~Notwithstanding anything contained in the Act:~~

(a)	For the purpose of determining shareholders:

(i)	entitled to receive payment of a dividend;

(ii)	entitled to participate in a liquidation distribution; or

(iii)	for any other purpose except the right to receive notice of or to vote at a meeting,

the Directors may fix in advance a date as the record date for such determination of shareholders but such record date shall not precede ~~by more than fifty days~~ the particular action to be taken by more than the longer of (A) sixty days, or (B) such longer period as is fixed from time to time by the Directors and complies with all applicable laws;

(b)	For the purpose of determining shareholders entitled to receive notice of a meeting of shareholders, the Directors may fix in advance a date as the record date for such determination of shareholders~~,~~ but, unless different periods complying with all applicable laws are fixed from time to time by the Directors, such record date shall not precede by more than ~~fifty~~sixty days or be less than twenty-one days before the date on which the meeting is to be held;

(c)	For the purpose of determining shareholders entitled to vote at a meeting of shareholders, the Directors may fix in advance a date as the record date for such determination of shareholders, but such record date shall not precede the date on which the meeting is to be held by more than longer of (A) sixty days, or (B) such longer period complying with all applicable laws as is fixed from time to time by the Directors;

(d)	~~(c)~~ If no record date is fixed,

(i)	The record date for the determination of shareholders entitled to receive notice of a meeting of shareholders shall be

(A)	at the close of business on the day immediately preceding the day on which the notice is given; or

(B)	if no notice is given, the day on which the meeting is held; and

(ii)	the record date for the determination of shareholders for any purpose other than to establish a shareholder’s right to receive notice of a meeting or a vote shall be at the close of business on the day on which the Directors pass the resolution relating thereto;

(e)	~~(d)~~ If a record date is fixed, unless notice of the record date is waived in writing by every holder of a share of the class or series affected whose name is set out in the Register at the close of business on the day the ~~directors~~Directors fix the record date, notice thereof shall, not less than seven days before the date so fixed, be given

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(i)	either (A) by advertisement in a newspaper published or distributed in the place where the ~~corporation~~Company has its ~~registered office~~Office and in each place in Canada where it has a transfer agent or where a transfer of its shares may be recorded; or (B) as may be otherwise permitted under applicable securities law and the Act; and

(ii)	by written notice to each stock exchange in Canada on which the shares of the Company are listed for trading.

~~Reduction~~Alteration of Capital

52.	Subject to the the ~~rights, if any, of the holders of shares of any class or series of shares to vote separately as a class or series thereon, the Company may, from time to time, by special resolution reduce its share capital and any capital redemption reserve fund in any way, and having done so shall in accordance with the Act seek an order of the Court confirming such reduction.~~ Act, the Reorganization Act, the provisions of this Article and Part B of these Articles, and the rights, if any, under the Act or other applicable law, of the holders of shares of any class or series of shares to vote separately as a class or series thereon, the Company may by resolution of its shareholders, add, change or remove any provision of its Memorandum to increase its share capital by the creation of new shares of such amount as it thinks expedient and may by special resolution, add, change or remove any provision of its Memorandum to:

(a)	increase its share capital to authorize a new class of shares without nominal or par value, either stating the maximum number of shares of such class that the Company is authorized to issue or, where there is no limit on the number of shares of such class, a statement to that effect;

(b)	change the maximum number of shares of a class of shares without nominal or par value that the Company is authorized to issue, which may include a change to or from an unlimited number of shares of that class;

(c)	consolidate and divide all or any of its share capital into shares of larger amounts than its existing shares;

(d)	change the shares of any classes, whether issued or unissued, into a different number of shares of the same class or into the same or different number of shares of another class;

(e)	convert all or any of its paid-up shares into stock and reconvert that stock into paid-up shares of any denomination or into shares without nominal or par value;

(f)	subdivide its shares, or any of them, into shares of smaller amounts than is fixed by the Memorandum, so, however, that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived, and the special resolution whereby any share is subdivided may determine that as between the holders of the shares resulting from such subdivision, one or more of such shares shall have some preference or special advantage as regards dividend, capital, voting or otherwise, over, or as compared with, the others or other;

(g)	exchange shares of one denomination for another, including shares without nominal or par value;

(h)	convert any part of its issued or unissued share capital into preferred shares redeemable or purchasable by the Company;

(i)	except in the case of preferred shares, convert all or any of its previously authorized unissued or issued and fully paid-up shares with nominal or par value into the same number of shares without any nominal or par value and reduce, maintain or increase accordingly its liability on any of its shares so converted, but the power to reduce its liability on any of its shares so converted where it results in a reduction of paid-up capital may only be exercised in accordance with any applicable restriction in the Act;

(j)	convert all or any of its previously authorized, unissued or issued, fully paid-up shares without nominal or par value into the same or a different number of shares with nominal or par value, and for such purpose the shares issued without nominal or par value and replaced by shares with a nominal or par value shall be considered as fully paid, but their aggregate par value shall not exceed the value of the net assets of the Company as represented by the shares without par value issued before the conversion;

(k)	change the designation of all or any of its shares and add, change or remove any rights, privileges, restrictions or conditions including rights to accrued dividends, in respect of all or any of the shares, whether issued or unissued; or

(l)	make any change or do anything which is permitted by, or not restricted by, the Act

53.	Subject to the Act, the Company may by resolution of its shareholders, add, change or remove any provision of its Memorandum to cancel shares that at the date of the passing of the resolution in that behalf, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled.

54.	Where the shares of a class are issued in series, and any designation, rights, privileges, restrictions or conditions attaching to any series of such shares are set out in the Memorandum, all provisions of these Articles respecting the creation, amendment, exchange, cancellation or other change of shares of any class, apply thereto.

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55.	Subject to the Act, the Reorganization Act, the provisions of this Article and Part B of these Articles, and the rights, if any, under the Act or other applicable law, of the holders of shares of any class or series of shares to vote separately as a class or series thereon and the restrictions on allotment and issuance in these Articles and the Memorandum, any shares authorized to be issued may be issued upon such terms and conditions and with such rights, privileges, limitations, restrictions and conditions attached thereto as the Company by resolution of its shareholders shall direct or, if no direction is given, as the Directors determine, and in particular such shares may be issued with a preferential or qualified right to dividends and in the distribution of assets of the Company, and with a special right, or without any right, of voting. Except as otherwise provided by the conditions of issue, or by these Articles, any capital raised by the creation of new shares shall be considered part of the original capital and shall be subject to the provisions herein contained with reference to payment of calls and instalments, transfer and transmission, forfeiture, surrender, lien and otherwise.

Redemption of Shares and Other Reductions of Capital

56.	Subject to the Act, the Reorganization Act, the provisions of this Article and Part B of these Articles, and the rights, if any, under the Act or other applicable law, of the holders of shares of any class or series of shares to vote separately as a class or series thereon, the Company may reduce all or a portion of the paid-up capital on a class or series of shares, or certain shares of such class or series of shares, in any way and for any purpose. Where such reduction of paid-up capital is so authorized, the shareholders approving such reduction may in such authorizing resolution determine when the paid-up capital shall be reduced on the shares of the particular class or series of shares, or certain shares of such class or series of shares, the amount of paid-up capital to be reduced on each such share (where such does not necessarily follow from the determination of the amount reduced on the class or series as a whole) and the manner in which and purpose for which such reduction shall be effected. If the shareholders fail to determine any such matter in such resolution they may subsequently determine such matter by special resolution, failing which the Directors, or such persons as may be authorized by the shareholders by special resolution, may make any such determination or determinations not inconsistent with a prior determination of the shareholders as may be necessary or desirable from time to time. The manner in which or purpose for which the reduction shall be effected may include, without limitation, any of the following:

(a)	reducing or extinguishing any liability of the holders of any shares of any class or series including, without limitation, extinguishing or reducing the liability on any of such shares not paid-up;

(b)	either with or without extinguishing or reducing liability on shares of any class or series, paying or distributing to the holder of an issued share of any such class or series of shares an amount not exceeding the paid-up capital thereof;

(c)	declaring its paid-up capital to be reduced, without payment or distribution, by an amount that is lost or unrepresented by realizable assets, or by such other amount as the Company may see fit;

(d)	paying cash or transferring other property;

(e)	issuing other securities, debentures, bonds, securities, promissory notes or other indebtedness;

(f)	increasing any share premium, contributed surplus or other surplus account; or

(g)	providing a sinking fund on any terms thought fit for the redemption, purchase or acquisition of shares of any class or series.

~~53. Subject~~Without limiting the foregoing but subject to the Act and any provisions ~~of the Act from time to time in force~~attached to such shares, the Company may redeem, purchase or ~~otherwise~~ acquire any of its shares ~~issued by it. The~~and the Directors may determine the manner and the terms for redeeming, purchasing or ~~otherwise~~ acquiring such shares and may ~~from time to time~~ provide a sinking fund on such terms as they think fit for the redemption, purchase or acquisition of ~~such shares. Preference shares which by their provisions may be redeemed or purchased by the Company shall be redeemed subject to such provisions.~~shares of any class or series.

57.	The amount of the reduction in the paid-up capital of the class or series of shares, or certain shares of such class or series of shares, including upon the purchase or redemption of any shares acquired by the Company, shall be recorded, or shall be deemed to have been recorded, in the accounts of the Company maintained or deemed to be maintained for such class or series of shares. Where the Company has issued more than one class or series of shares, the special resolution authorizing the reduction in paid-up capital must specify the capital account or accounts from which the paid-up capital returned, cancelled or otherwise extinguished will be deducted.

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Modification of Rights of Shareholders

58.	~~54~~. The rights, privileges, restrictions and conditions attached to a class or series of shares may be added to, changed or removed only with the prior approval of the holders of the issued shares of that class or series given as specified herein, in addition to any vote or authorization required by law. Any approval of the holders of the shares with respect to the modification of the rights, privileges, restrictions, and conditions attached to the shares may be given in such manner as may then be required by law, subject to a minimum requirement that such approval ~~be given~~ either (i) be given by resolution signed by all the holders of the issued and outstanding shares of the class or series, or (ii) passed by the affirmative vote of at least two-thirds of the votes cast by the holders of the shares who voted in respect of that resolution at a meeting of the holders of the shares duly called for that purpose at which the holders of at least fifty percent (50%) of the outstanding shares of that class or series are present in person or represented by proxy, or, if such quorum is not present at such meeting, at an adjournment thereof at which the holders of shares of that class or series then present in person or represented by proxy shall constitute a quorum for all purposes. The formalities to be observed with respect to proxies, the giving of notice, voting, and the conduct of any such meeting or any adjourned meeting shall be those from time to time prescribed by these ~~articles~~Articles or otherwise prescribed by law with respect to meetings of shareholders. Notwithstanding the foregoing, unless the rights, privileges, terms or conditions attached to a class or series of shares provide otherwise, the holders of shares of a class or of a series are not entitled to vote separately as a class or series ~~and are not entitled to dissent, upon a proposal~~ to amend the ~~articles~~Memorandum or these Articles to,

(a)	increase or decrease any maximum number of authorized shares of such class or series, or increase any maximum number of authorized shares of a class or series having rights or privileges equal or superior to the shares of such class or series;

(b)	effect an exchange, reclassification or cancellation of all or part of the shares of such class or series; or

(c)	create a new class or series of shares equal or superior to such class or series.

This Article shall not be deemed by implication to limit, restrict or curtail the power of modification which the Company would have if this Article were omitted.

Surrender of Shares

59.	~~55~~. The Directors may accept the surrender of any share by way of compromise of any question as to the holder being properly registered in respect thereof. Any share so surrendered may be disposed of in the same manner as a forfeited share.

Borrowing Powers and Power of Guarantee

60.	~~56~~. The Directors on behalf of the Company may from time to time in their discretion:

(a)	raise or borrow ~~money~~funds for any of the purposes of the Company ~~or any of them~~;

(b)	secure, ~~subject to compliance with Section 102 of the Act~~, the repayment of ~~moneys~~funds so raised or borrowed in such manner and upon such terms and conditions in all respects as they think fit, and in particular by the execution and delivery of mortgages of the Company’s real or personal property, or by the issue of bonds, debentures or ~~debenture stock~~other securities of the Company secured by mortgage or other charge upon all or any part of the property of the Company, both present and future, including its uncalled capital for the time being;

(c)	sign or endorse bills, notes, acceptances, cheques, contracts, and other evidence of or securities for ~~money~~funds borrowed or to be borrowed for the purposes aforesaid; and

(d)	pledge debentures as security for loans.

61.	~~57~~. Bonds, debentures and other securities may be made assignable, free from any equities between the Company and the person to whom such securities were issued.

62.	~~58~~. Any bonds, debentures and other securities may be issued at a discount, premium or otherwise and with special privileges as to redemption, surrender, drawings, allotments of shares, attending and voting at general meetings of the Company, appointment of Directors and other matters.

63.	~~59~~. The Directors may, from time to time and in their discretion:

(a)	guarantee on behalf of the Company the performance of liabilities, contracts and loans of any kind whatsoever, and give any postponements required in connection with such a guarantee; and

(b)	delegate authority to such officers and Directors of the Company and on such terms and conditions as they, in their sole discretion determine appropriate, to provide guarantees on behalf of the Company as set out in the preceding sub-paragraph including to give any postponements required in connection with such guarantees.

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Meetings

64.	~~60~~. ~~Ordinary~~Annual general meetings of the Company shall be held at least once in every calendar year at such time and place as may be determined by the Directors and not later than fifteen months after the preceding ~~ordinary~~annual general meeting of the Company. All other meetings of the Company shall be called special general meetings. Annual or special general meetings may be held either within or without the Province of Nova Scotia.

65.	~~61~~. The Directors may whenever they think fit, convene a special general meeting and they shall, upon the requisition of ~~members shareholders~~ of the Company holding not less than five percent of the ~~total voting rights of all the members having at the date of the deposit of the requisition a right to vote at general meetings of the Company and~~issued share capital of the Company in respect of whose shares all calls or other sums then due have been paid, or otherwise as provided in the Act, forthwith proceed to convene a special general meeting of the Company, to be held at such time and place as the Directors determine.

66.	~~62~~. The requisition shall state the objects of the meeting requested, be signed by the ~~members~~shareholders making it and deposited at the ~~registered office of the Company~~Office. It may consist of several documents in like form each signed by one or more of the requisitionists.

67.	~~63~~. If the Directors do not proceed to cause a meeting to be held within twenty-one days (21) days from the date that the requisition is so deposited, or within such longer period as may be permitted by applicable law, the requisitionists, or a majority of them in value, may themselves convene a meeting, provided it is held within three (3) months after the date of the deposit of the requisition.
68.

(a)	No business may be transacted at an annual general meeting of shareholders, other than business that is either (i) specified in the Company’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual general meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual general meeting by any shareholder of the Company who complies with the proposal procedures set forth in this Article 68. For business to be properly brought before an annual general meeting by a shareholder of the Company, such shareholder must submit a proposal to the Company for inclusion in the Company’s management proxy circular; provided that any proposal that includes nominations for the election of Directors shall be submitted to the Company in accordance with the requirements set forth in Article 69.

(b)	At a special general meeting of shareholders, only such business shall be conducted as shall have been brought before the meeting pursuant to the Company’s notice of meeting (or any supplement thereto) given by or at the direction of the Board. Nominations of persons for election to the Board of Directors may be made at a special general meeting of shareholders at which Directors are to be elected pursuant to the Company’s notice of meeting only pursuant to and in compliance with Article 69.
69.

(a)	Only individuals who are nominated in accordance with the procedures set out in this Article 69 and who, at the discretion of the Board, satisfy the qualifications of a Director as set out in applicable law and these Articles shall be eligible for election as Directors of the Company at any general meeting of shareholders of the Company. Nominations of individuals for election to the Board of Directors of the Company may be made at any annual general meeting of shareholders, or at any special general meeting of shareholders if one of the purposes for which the special general meeting was called was the election of Directors:

(i)	by or at the direction of the Board, including pursuant to a notice of meeting;

(ii)	by or at the direction or request of one or more shareholders pursuant to a requisition of the shareholders made in accordance with the Act; or

(iii)	by any person (a “Nominating Shareholder”) who

(A)	at the close of business on the date of the giving of the notice provided for below in this Article 69 and on the record date for notice of such meeting, is a registered holder of shares carrying the right to vote at such meeting on the election of Directors; and

(B)	complies with the notice procedures set forth in this Article 69.

(b)	In addition to any other applicable requirements, for a nomination to be made by a Nominating Shareholder, the Nominating Shareholder must have given timely notice thereof and in proper written form to the Secretary of the Company at the Office.

(c)	To be timely, a Nominating Shareholder’s notice to the Secretary must be made within the applicable period described below:

(i)	in the case of an annual general meeting of shareholders, not less than 30 days prior to the date of the annual general meeting of shareholders; provided, however, that if the annual general meeting of shareholders is to be held on a date that is less than 50 days after the date (in this Article, the “Notice Date”) on which the first public announcement of the date of the annual general meeting was made, notice by the Nominating Shareholder may be made not later than the 10th day following the Notice Date; and

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(ii)	in the case of a special general meeting (which is not also an annual general meeting) of shareholders called for the purpose of electing Directors (whether or not called for other purposes), not later than the 15th day following the day on which the first public announcement of the date of the special meeting of shareholders was made.

(d)	To be in proper written form, a Nominating Shareholder’s notice to the Corporate Secretary must set forth

(i)	as to each individual whom the Nominating Shareholder proposes to nominate for election as a Director

(A)	the name, age, business address and residential address of the individual;

(B)	the principal occupation or employment of the individual;

(C)	the class or series and number of shares in the capital of the Company which are beneficially owned, or over which control or direction is exercised, directly or indirectly, by such individual as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice; and

(D)	any other information relating to the individual that would be required to be disclosed in a dissident’s proxy circular or other filings to be made in connection with solicitations of proxies for election of Directors pursuant to applicable laws, including applicable securities laws; and

(ii)	as to the Nominating Shareholder and any beneficial owner respecting which the notice was given, the names of such person(s) and

(A)	the class or series and number of shares in the capital of the Company which are controlled, or over which control or direction is exercised, directly or indirectly, by such person(s) and each person acting jointly or in concert with any of them (and for each such person any options or other rights to acquire shares in the capital of the Company, derivatives or other securities, instruments or arrangements for which the price or value or delivery, payment or settlement obligations are derived from, referenced to, or based on any such shares, hedging transactions, short positions and borrowing or lending arrangements relating to such shares) as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice;

(B)	any proxy, contract, agreement, arrangement, understanding or relationship pursuant to which such Nominating Shareholder or beneficial owner has a right to vote any shares in the capital of the Company on the election of Directors;

(C)	in the case of a special general meeting of shareholders called for the purpose of electing Directors, a statement as to whether the Nominating Shareholder intends to send an information circular and form of proxy to any shareholders of the Company in connection with any individual’s nomination and (iv) any other information relating to such Nominating Shareholder or beneficial owner that would be required to be made in a dissident’s proxy circular or other filings to be made in connection with solicitations of proxies for election of Directors pursuant to the Act and applicable securities laws; and

(D)	any other information relating to such Nominating Shareholder or beneficial owner that would be required to be made in a dissident’s proxy circular or other filings to be made in connection with solicitations of proxies for election of Directors pursuant to the Act and applicable securities laws.

(e)	A Nominating Shareholder’s notice to the Corporate Secretary must also state whether

(i)	in the opinion of the Nominating Shareholder and the proposed nominee, the proposed nominee would qualify to be an independent Director of the Company under Sections 1.4 and 1.5 of National Instrument 52-110 of the Canadian Securities Administrators (“NI 52-110”); and

(ii)	with respect to the Company the proposed nominee has one or more of the relationships described in Sections 1.4(3), 1.4(8) and 1.5 of National NI 52-110 and, if so, which ones.

(f)	The chair of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the foregoing provisions and, if any proposed nomination is not in compliance with such foregoing provisions, to declare that such defective nomination shall be disregarded. A duly appointed proxy holder of a Nominating Shareholder shall be entitled to nominate at a meeting of shareholders the Directors nominated by the Nominating Shareholder, provided that all of the requirements of this Article 69 have been satisfied. If the Nominating Shareholder or its duly appointed proxy holder does not attend at the meeting of shareholders to present the nomination, the nomination shall be disregarded notwithstanding that proxies in respect of such nomination may have been received by the Company.

(g)	In addition to the provisions of this Article 69, a Nominating Shareholder and any individual nominated by the Nominating Shareholder shall also comply with all of the applicable requirements of the Act, applicable securities laws and applicable stock exchange rules regarding the matters set forth herein.

(h)	For purposes of this Article 69, “public announcement” shall mean disclosure in a news release reported by a national news service in Canada, or in a document publicly filed by the Company at such location determined by the Board of Directors from time to time (including any web site or other virtual location).

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(i)	Notwithstanding any other provision of the Company’s Articles, notice given to the Secretary of the Company pursuant to this Article 69 may only be given by personal delivery (at the Office of the Company) or by electronic mail (at the e-mail address set out in the Company’s issuer profile on the System for Electronic Document Analysis and Retrieval at www.sedar.com or such other location as may be determined by the Board of Directors from time to time), and shall be deemed to have been given and made only at the time it is so served by personal delivery to the Corporate Secretary of the Company or sent by e-mail to such e-mail address (provided that receipt of confirmation of such transmission has been received); provided that if such delivery or electronic communication is made on a day which is a not a business day or later than 5:00 p.m. (Halifax Time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the next following day that is a business day.

(j)	Notwithstanding the foregoing, the board may, in its sole discretion, waive any requirement in this Article 69.

70.	~~64~~. At least twenty-one (21) days’ notice, or such shorter notice period as is fixed from time to time by the Directors and complies with all applicable laws, of every general meeting, specifying the place, day and hour of the meeting and, when special business is to be considered, the general nature of such business, shall be given to the ~~members~~shareholders entitled to be present at such meeting by notice given in accordance with the provisions of these Articles. Subject to any exemption authorized pursuant to the Act, when the Company is a reporting issuer, it shall, concurrently with or prior to sending notice of a meeting of the Company, send a form of proxy to each ~~member~~shareholder who is entitled to receive notice of the meeting. With the consent in writing of all the ~~members~~shareholders entitled to vote at such meeting, a meeting may be convened by a shorter notice and in any manner ~~they~~the Directors think fit, or if all the ~~members~~shareholders are present at a meeting either in person or by proxy, notice of the time, place and purpose of the meeting may be waived. Any previously scheduled annual general meeting of shareholders may be postponed, and any shareholders’ meeting other than an annual general meeting of shareholders may be postponed or cancelled, by the Company by public notice given to the shareholders prior to the time previously scheduled for such meeting of shareholders.

71.	~~65~~. The accidental omission to give any such notice to any of the ~~members~~shareholders or the failure of any shareholder to receive such notice shall not invalidate any resolution passed at any ~~such~~general meeting.

Proceedings at General Meetings

72.	~~66~~. The business of any ~~ordinary~~annual general meeting shall be to receive and consider the financial statements of the Company~~,~~ and the reports of the Directors and ~~Auditors~~auditors thereon, to elect Directors in the place of those retiring, to appoint auditors, and to transact any other business which under these Articles ought to be transacted at an ~~ordinary~~annual general meeting.

73.	If authorized by the Board in its sole discretion, and subject to any applicable law and such guidelines and procedures as the Board may adopt, shareholders and proxyholders not physically present at a meeting of shareholders may, by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately during the meeting, if the Company makes available such a communication facility: (a) participate in a meeting of shareholders; and (b) be deemed present in person at the meeting to the fullest extent permitted by law; and (c) vote at the meeting whether such meeting is to be held at a designated place or solely by means of a telephonic, electronic or other communication facility, provided that (i) the Company shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of a telephonic, electronic or other communication facility is a shareholder or proxyholder, (ii) the Company shall implement reasonable measures to provide such shareholders and proxyholders a reasonable opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings and to vote on matters submitted to the shareholders, and (iii) if any shareholder or proxyholder votes or takes other action at the meeting by means of a telephonic, electronic or other communication facility, a record of such vote or other action shall be maintained by the Company.

74.	~~67~~. No business shall be transacted at any general meeting unless the quorum requisite is present at the commencement of the business. A ~~corporation~~body corporate that is a member of the Company and has a duly authorized agent or representative present at any such meeting shall for the purpose of this Article be deemed to be personally present at such meeting.

75.	~~68~~. Three members, where there are more than two members, personally present and entitled to vote shall be a quorum for a general meeting for the choice of a chair and the adjournment of the meeting. For all other purposes the quorum for a general meeting shall be three members personally present and entitled to vote and holding or representing by proxy not less than ~~one tenth in number~~twenty-five per cent of such of the issued shares of the Company as confer upon the holders thereof the right to vote at such meeting.

76.	~~69. The~~Unless otherwise determined by the Board, the Chair of the Board shall be entitled to take the chair at every general meeting or, if there be no Chair of the Board, or if the Chair of the Board is not present within fifteen minutes after the time appointed for holding the meeting~~, the President~~ or declines to take the chair, the President, or if the President is not present within fifteen minutes after the time appointed for holding the meeting or declines to take the chair, a vice-president, shall be entitled to take the chair. If the Chair or the President or a vice-president is not present within fifteen minutes after the time appointed for holding the meeting or is present but declines to take the chair, the members present entitled to vote at the meeting shall choose another Director as ~~Chair~~chair of the meeting and, if no Director is present or if all the Directors present decline to take the chair, then the members present entitled to vote shall choose one of their number to be ~~Chair~~.chair of the meeting.

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77.	~~70~~. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if it was convened pursuant to a requisition made pursuant to these Articles shall be dissolved; if it was convened in any other way, it shall stand adjourned to the same day, in the next week, at the same time and place. If at such adjourned meeting a quorum is not present, those members entitled to vote who are present shall be a quorum and may transact the business for which the meeting was called.

78.	~~71. At~~Subject to the Act, at any general meeting a resolution put to the meeting may be decided by a show of hands ~~if the vote is unanimous otherwise the resolution shall be decided by a poll of the members present in person or by proxy and entitled to vote at such meeting~~unless, either before or on the declaration of the result of the show of hands, a poll is demanded by the chair, a member or a proxyholder; and unless a poll is so demanded, a declaration by the chair of the meeting that the resolution has been carried, carried by a particular majority, lost or not carried by a particular majority and an entry to that effect in the Company’s book of proceedings shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour or against such resolution.

79.	~~72.~~ A poll shall be taken at the meeting in such manner as the chair of the meeting directs, and either at once or after an interval. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was taken. The demand of a poll may be withdrawn. When any dispute occurs over the admission or rejection of a vote, it shall be resolved by the chair and such determination made in good faith shall be final and conclusive. The demand of a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which a poll has been demanded.

80.	~~73~~. When on any motion there is an equality of votes, the motion shall fail.

81.	Any person entitled to vote at a general meeting where the Company has made available a telephonic, electronic or other communication facility for the purposes of attending and voting at such meeting may vote by means of the telephonic, electronic or other communication facility that the Company has made available for that purpose. Subject to any applicable law and such guidelines and procedures as the Board may adopt, any vote referred to in these Articles may be held entirely by means of a telephonic, electronic or other communication facility if the Company makes available such a communication facility, provided, in each case, that the facility: (i) enables the votes to be gathered in a manner that permits their subsequent verification; and (ii) permits the tallied votes to be presented to the Company.

82.	~~74~~. The chair of a general meeting may, ~~with the consent of a majority of the members present~~and if so directed by the meeting must, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting that was adjourned.

Votes of Members

83.	~~75~~. Subject to the Reorganization Act and Part B of these Articles ~~of Association~~ and the provisions applicable to any shares issued under conditions limiting or excluding the rights of the holders thereof to vote at general meetings, every member present in person or by proxy (including members deemed to be present) shall have one vote for every share held by such member. In computing the majority on a poll reference shall be had to the number of votes to which each member is entitled by their shares or by these Articles.

84.	~~76~~. Any person entitled under Article ~~46~~48 to transfer any shares may vote at any general meeting in respect thereof in the same manner as if such person were the registered holder of such shares so long as the person, at least forty-eight hours before the time of holding the meeting or adjourned meeting at which the person proposes to vote, satisfies the Directors that such person has the right to transfer such shares.

85.	~~77~~. Where there are joint registered holders of any share, any one of such persons may vote such share at any meeting, either personally or by proxy, as if such person were solely entitled to it. If more than one of such joint holders is present and voting in person at any meeting, ~~personally or by proxy~~, the one whose name stands first on the ~~register~~Register in respect of such share shall alone be entitled to vote it. Several executors or administrators of a deceased member in whose name any share stands shall for the purpose of this Article be deemed joint holders thereof.

86.	~~78~~. Votes may be cast either personally or by proxy or, in the case of a ~~corporation~~body corporate, by a representative duly authorized under the Act.

87.	~~79.~~ A member of unsound mind in respect of whom an order has been made by any court having jurisdiction may vote by such member’s guardian or other person in the nature of a guardian appointed by that court and any such guardian or other person may vote by proxy.

88.	~~80~~. Subject to the Act, no member shall be entitled to be present or to vote on any question, either personally or by proxy or as proxy for another member, at any meeting or be recognized for the purposes of a quorum while any call or other sum is due and payable to the Company in respect of any of the shares of such member.

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Proxies

89.	~~81.~~ A proxy shall be in writing and executed in the manner provided in the Act. A proxy or other authority of a corporate shareholder does not require its seal. The provisions of the Act, and the regulations made thereunder, relating to proxies shall otherwise apply to the Company.

90.	~~82. No instrument appointing a proxy shall be valid after the expiration of twelve months from the date of its execution.~~ The chair of any meeting of shareholders may, but need not, at his or her sole discretion, make determinations as to the acceptability of proxies deposited for use at the meeting, including the acceptability of proxies which may not strictly comply with the requirements of these Articles as to form, execution, accompanying documentation or otherwise, and any such determination made in good faith shall be final and conclusive. A proxy and the power of attorney or other authority, if any, under which it is signed or a notarially certified copy of that power or authority shall be deposited at the Office of the Company or at such other place as the Directors may direct. The Directors may, by resolution, fix a time not exceeding 48 hours excluding Saturdays and holidays preceding any meeting or adjourned meeting before which time proxies to be used at that meeting must be deposited with the Company at its Office or with an agent of the Company. Notice of the requirement for depositing proxies shall be given in the notice calling the meeting. The chair of the meeting shall determine all questions as to validity of proxies and other instruments of authority. No instrument appointing a proxy shall be valid after the expiration of twelve months from the date of its execution. Notwithstanding any specified time limits for the deposit of proxies by shareholders, the chair of any meeting or the Chair of the Board may, but need not, at his, her or their sole discretion, waive the time limits for the deposit of proxies by shareholders, including any deadline set out in the notice calling the meeting of shareholders or in any proxy circular and any such waiver made in good faith shall be final and conclusive.

91.	~~83.~~ A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death of the principal, the revocation of the proxy, or the transfer of the share in respect of which the vote is given, provided no intimation in writing of the death, revocation or transfer is received at the ~~office~~Office of the Company before the meeting or by the chair of the meeting before the vote is given.

92.	Subject to Articles 90 and 94, every proxy may be revoked by an instrument in writing that is received: (a) at the Office at any time up to and including the last business day before the day set for holding of the meeting at which the proxy is to be used; or (b) by the chair of the meeting, at the meeting, before any vote in respect of which the proxy is to be used shall have been taken.

93.	An instrument referred to in Article 89 must be signed as follows: (a) if the shareholder for whom the proxy holder is appointed is an individual, the instrument must be signed by the shareholder or his or her legal personal representative; (b) if the shareholder for whom the proxy holder is appointed is a body corporate, the instrument must be signed by the body corporate or by a representative appointed for the body corporate.

94.	~~84.~~ Every instrument of proxy, whether for a specified meeting or otherwise, shall be in such form as the Directors may from time to time determine and as required by law. Unless otherwise determined by the board in its sole discretion, no shareholder will be provided with access to any proxy materials relating to a meeting of shareholders prior to such meeting taking place. Upon the request of a shareholder not earlier than one day following a meeting of shareholders, the Company shall provide such shareholder with access to the proxies deposited with the Company in connection with such meeting.

Resolutions in Writing

95.	~~85.~~ A resolution, including a special resolution, in writing and signed by every shareholder who would be entitled to vote on the resolution at a meeting is as valid as if it were passed by such shareholders at a meeting and satisfied all the requirements of the Act and these Articles respecting meetings of shareholders. A Resolution so passed shall be deemed to constitute a waiver of all notices required to have been given for that meeting. The signature of a ~~member who~~shareholder which is a body corporate shall be evidenced by the signature of an ~~Officer~~officer or ~~Officers~~officers, ~~Director~~director or ~~Director~~directors of such body corporate, or other person or persons authorized by the body corporate.

Directors

96.	~~86.~~ Unless otherwise determined by general meeting, the number of Directors shall be determined by the Board of Directors but shall not be less than eight nor ~~shall they be~~ more than fifteen provided however that the number of the members of the Board of Directors of the Company who are employees of the Company or of a subsidiary or affiliate of the Company shall not exceed two. No director may appoint any other person to act as his or her alternate to attend or vote at meetings of directors or otherwise act as a director in his or her absence.

97.	~~87.~~ The Directors shall have power to increase the number of Directors on the Board at any time and from time to time to appoint any one or more other ~~person~~persons as a ~~Director~~Directors so long as the total number of Directors does not at any time exceed the maximum number permitted~~.~~ in Article 96. No such appointment shall be effective unless two-thirds of the Directors concur in it.

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98.	~~88.~~ The Directors shall be paid out of the funds of the Company as remuneration for their service such sums, if any, as the Board may from time to time determine and such remuneration shall be divided among them in such proportions and in such manner as the Directors determine. Any remuneration so payable to a Director who is also an officer or employee of the Company or who is counsel or solicitor to the Company or otherwise serves it in a professional capacity may be in addition to the Director’s salary as an officer or professional fees as the case may be. In addition, the Board may by resolution from time to time award special remuneration out of the funds of the Company to any Director who performs or undertakes any special work or service for, or on behalf of, the Company outside the work or services ordinarily required of a Director of the Company. The Directors shall also be reimbursed for their out of pocket expenses incurred in attending Board, Committee or Shareholders’ meetings or otherwise in respect of the performance by them of their duties as the Board may from time to time determine. Notwithstanding Article ~~92,~~102, the Directors shall not be required to declare their interest in nor shall the Directors be prohibited from voting in respect of the determination of their remuneration in accordance with this Article.

99.	~~89.~~ The continuing Directors may act notwithstanding any vacancy in their body, but if the number of Directors ~~fall~~falls below the minimum permitted under these Articles, the Directors shall not, except in emergencies or for the purpose of filling up vacancies, act so long as the number is below the minimum. If the number of Directors falls below the quorum requirement under these Articles, nominees shall be proposed by the ~~Nominating Committee~~continuing Directors, or any committee established by them for the purpose, for election at a meeting of shareholders of the Company and called pursuant to the ~~Companies~~ Act.

100.	~~90.~~ A Director may, in conjunction with the office of Director, and on such terms as to remuneration and otherwise as the Directors arrange or determine, hold any other office or position in the Company or in any ~~company~~body corporate in which ~~this~~the Company is a shareholder or is otherwise interested.

101.	~~91.~~ The office of a Director shall ipso facto be vacated:

(a)	if such Director becomes bankrupt or makes an assignment ~~or is petitioned in Bankrupcy~~for the benefit of creditors; or

(b)	if such Director is found by a court of competent jurisdiction to be mentally incompetent or of unsound mind; or

(c)	if by notice in writing to the Company such Director resigns the office of Director; or

(d)	if such Director is removed by special resolution of the Company or as otherwise provided by law.

Directors’ Interest in Contracts

~~102.~~	~~92.~~ No Director shall be disqualified from contracting with the Company, either as vendor, purchaser, or otherwise, nor shall any such contract, or any contract or arrangement entered into or proposed to be entered into by or on behalf of the Company in which any Director is in any way interested, either directly or indirectly, be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or arrangement by reason only of such Director holding office as a Director of the Company or of the fiduciary relation thereby established. However, the existence and nature of the Director’s interest must be declared by such Director at a meeting of the Directors of the Company unless the contract, arrangement or transaction is one involving the fixing of remuneration payable to the Directors in their ~~capacity~~capacities as Directors (herein referred to as an “Excluded Transaction”). In the case of a proposed contract or transaction, other than an Excluded Transaction, any Director with an interest in the contract or transaction shall declare the interest of such Director at the meeting of Directors at which the matter is first taken into consideration, or if the Director was not then interested, at the next meeting held after the Director became so interested. A general notice given to the Directors by a Director that the Director is a member, shareholder or ~~director~~Director of any specified firm or company and is to be regarded as interested in any transaction or contract with such firm or company shall be deemed to be a sufficient declaration under this Article and no further or other notice shall be required. No Director shall as a Director vote in respect of any contract or arrangement in which the Director is so interested, and if the Director does so vote, the vote shall not be counted. This prohibition may at any time or times be suspended or relaxed to any extent by a general meeting and shall not apply to any Excluded Transaction or any contract or arrangement by or on behalf of the Company to give to the Directors or any of them ~~any remuneration payable to the Directors as such,~~ any security for advances or by way of indemnity.

Election Of Directors

103.	~~93.~~ Subject to the next following Article, at the dissolution of every annual ~~ordinary~~ general meeting all the Directors shall retire from office and be succeeded by the Directors elected at such meeting. Retiring Directors shall be eligible for re-election at such meeting.

104.	~~94.~~ If at any ~~ordinary~~annual general meeting at which an election of Directors ought to take place no such election takes place, or if no ~~ordinary~~annual general meeting is held in any year or period of years, the retiring Directors shall continue in office until their successors are elected and a general meeting for that purpose may on notice be held at any time.

105.	The Directors, or a committee established by them for the purpose, may nominate, and provide to the annual general meeting, nominees to be elected or re-elected as Directors. The Directors or any such committee shall nominate individuals who, in the reasonable opinion of the Directors or such committee, shall have the ability to contribute to the broad range of issues with which the Directors must deal and who are able to devote the time necessary to prepare for and attend meetings of the Board and committees of the Board to which they may be appointed.

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106.	~~95.~~ The Company in general meeting may from time to time increase or reduce the number of Directors and may determine or alter their qualification.

107.	~~96.~~ The Company may, by special resolution or in any other manner permitted by law, remove any Director before the expiration of ~~the~~their period of office and appoint another person in their stead. The person so appointed shall hold office during such time only as the Director in whose place the person is appointed would have held office if the Director had not been removed.

108.	~~97.~~ If at any time, a vacancy occurs on the Board as a result of a Director ceasing to be a Director, the Board of Directors shall fill such vacancy, after receiving a recommendation from the nominating committee (if any has been established), by the appointment as a Director of an individual who meets the requirements of Article ~~123.~~105.

Chair of The Board

109.	~~98.~~ At the first meeting of the Directors of the Company following each ~~general election of Directors by the Shareholders of the Company at an~~ annual general meeting of Shareholders, the Directors shall appoint a Chair of the Board from their number ~~who~~ provided that such Chair is not an employee of the Company or of any subsidiary or affiliate of the Company. The Chair of the Board shall perform such duties and receive such special remuneration as the Board may from time to time provide. At any meeting of Directors and at any meeting of shareholders, the Chair of the Board shall not have a casting vote in the event of an equality of votes.

President, Vice President and ~~Vice President~~Other Officers

~~99.~~

110.	~~(a)~~ The Directors shall elect from their number the President of the Company and may determine the period for which he or she is to hold office. The President shall be the Chief Executive Officer of the Company and shall have general supervision of the business of the Company and shall perform such duties as may be assigned to him or her from time to time by the Board.

111.	~~(b)~~ The Directors may also appoint Vice-Presidents and determine the ~~period~~periods for which they are to hold office. A Vice-President need not be a Director and any Vice- President shall, at the request of the President or the Board and subject to the directions of the Board, perform the duties of the President during the absence, illness or incapacity of the President.

112.	The Directors may appoint such other officer or officers of the Company, having such powers and duties, as they see fit.

113.	If the Directors so decide, the same person may hold more than one of the offices provided for in these Articles.

Proceedings of Directors

114.	~~100.~~ The Directors may meet together for the dispatch of business, and adjourn and otherwise regulate their meetings and proceedings as they think fit, provided that no business shall be transacted unless there is a quorum. A quorum for a meeting of the Board of Directors shall be a majority of the Directors in office at the commencement of the meeting.

115.	~~101.~~ Meetings of Directors may be held either within or without the Province of Nova Scotia and the Directors may from time to time make arrangements relating to the time and place of holding Directors’ meetings, the notices to be given for such meetings and what meetings may be held without notice. Unless otherwise provided by such arrangements:

(1)	A meeting of Directors may be held at the close of every ~~ordinary~~annual general meeting of the Company without notice.

(2)	Notice of every other Directors’ meeting may be in writing and delivered by personal delivery, telex or facsimile transmission or electronic mail, or mailed, or may be given by telephone to each Director before the meeting is to take place. Such notice shall be delivered, transmitted, mailed or given by telephone at least forty-eight hours before the time fixed for the meeting.

(3)	A meeting of Directors may be held without formal notice if all the Directors are present or if those absent have signified their assent to such meeting or their consent to the business transacted at such meeting.

(4)	The accidental omission to give any such notice to any of the Directors or the failure of any ~~director~~Director to receive such notice shall not invalidate any resolution passed at any such meeting.

116.	~~102.~~ A Director may participate in meetings of the Board and in meetings of a Committee of the Board by means of ~~such telephone or other communications facilities as permit all persons participating in such a meeting to hear each other and a Director participating by such means will be considered~~a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting. For the avoidance of doubt, a meeting of the Board or of a committee of the Board may be held entirely by means of a telephonic, electronic or other communication facility. A director participating in a meeting by such means shall be deemed to be present at ~~the~~that meeting.

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117.	~~103.~~ The President or any other Director may at any time, and the Secretary, upon the request of the President or any other Director, shall summon a meeting of the Directors to be held at the ~~Registered~~ Office of the Company. The Chair of the Board or a majority of the Board may at any time summon a meeting to be held elsewhere.

118.	~~104.~~ Questions arising at any meeting of Directors shall be decided by a majority of votes and when, on any motion before the Board, there is an equality of votes, the motion shall fail.

119.	~~105.~~ If no Chair of the Board is elected, or if at any meeting of Directors the Chair is not present within fifteen minutes after the time appointed for holding the meeting, or declines to take the chair, the President shall preside. If neither the Chair nor the President is present at such time and willing to take the chair, the Directors present shall choose some one of their number to chair the meeting.

120.	~~106.~~ A meeting of the Directors at which a quorum is present shall be competent to exercise all or any of the authorities, powers and discretions for the time being vested in or exercisable by the Directors generally.

121.	Any Director participating in a meeting by a telephonic, electronic or other communication facility may vote by any reasonable means (including verbal assent) given the nature of such telephonic, electronic or other communication facility.

122.	A resolution in writing signed by all the Directors who would be entitled to vote thereon at a meeting of Directors shall be as valid and effectual as if it had been passed at a meeting of the Directors duly called and constituted. A resolution so effected shall be deemed to constitute a waiver of any notice required under these Articles or the Act to have been given for such a meeting.

Committees

123.	~~107.~~ The Directors may ~~delegate any of their powers to committees consisting of such number of members of their body as they think fit~~ establish from time to time such committees, including without limitation, an Executive Committee, an Audit Committee, a Nominating and Corporate Governance Committee, and a Management Resources and Compensation Committee, as the Directors think fit and entrust to and confer upon any such committee established such powers exercisable under these Articles by the Directors as they think fit, and may confer such powers for such time, and to be exercised for such objects and purposes and upon such terms and conditions, and with such restrictions as they think expedient; and they may confer such powers either collaterally with, or to the exclusion of, and in substitution for, all or any of the powers of the Directors in that behalf; and may from time to time revoke, withdraw, alter or vary all or any of such powers. Any committee so formed shall in the exercise of the powers so ~~delegated~~entrusted upon them conform to any rules or regulations that may be imposed on them by the Directors or by these Articles. ~~At least a majority of members of any committee of Directors appointed by the Board shall be Directors who are not employees of the Company or of any subsidiary or affiliate of the Company.~~

124.	The Directors, when establishing any committee, shall determine the membership thereof, which membership may include persons who hold a particular office or other position with the Company, if a director, from time to time. Members of committees shall have such terms of office as the Directors may establish or may serve at pleasure. The Directors may at any time and from time to time change the membership of any committee.

125.	At least a majority of members of any committee of Directors appointed by the Board shall be Directors who are not employees of the Company or of any subsidiary or affiliate of the Company. For greater certainty, unless expressly otherwise provided the provisions of this Article apply to committees named in these Articles.

126.	~~108.~~ The meetings and proceedings of any such committee consisting of two or more ~~members~~Directors shall be governed by the provisions contained in these Articles for regulating the meetings and proceedings of the Directors, including notice and quorum, insofar as they are applicable and are not superseded by any rules or regulations made by the Directors. The Directors may make any rules or regulations which they see fit to govern meetings and proceedings of any committee and shall not be limited by the provisions of these Articles.

127.	~~109.~~ All acts done at any meeting of the Directors or of a committee of Directors or by any person acting as a Director shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of the Directors or persons so acting, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

128.	~~110.~~ A resolution in writing signed by all the ~~Directors~~members of any committee established hereunder shall be as valid and effectual as if it had been passed at a meeting of ~~the Directors~~such committee duly called and constituted. A Resolution so effected shall be deemed to constitute a waiver of any notice required under these Articles or the Act to have been given for such a meeting.

~~111.~~	~~The Board may establish an Executive Committee of not less than five Directors made up as follows:~~

~~(a)~~	~~The chief executive officer of the Company, or, if no officer of the Company is designated as chief executive officer, the most senior executive officer of the Company as determined by the Directors; and~~

~~(b)~~	~~The balance being Directors who are not employees of the Company or of a subsidiary or affiliate of the Company.~~

~~The Executive Committee shall generally perform such duties and exercise such powers as may be directed or delegated to such committee by the Board.~~

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~~112.~~	~~At least three members of the Executive Committee shall be present at all meetings to constitute a quorum for the transaction of business.~~

~~113.~~	~~Any member of the Executive Committee may be removed or replaced at any time by the Board and shall at any time cease to be a member of the Executive Committee upon ceasing to be a Director. Subject to the foregoing, each member of the Executive Committee shall hold office as such until the next annual meeting of shareholders after the member’s appointment to the committee.~~

~~114.~~	~~The Executive Committee shall choose one of its own members to be its Chair and the Secretary of the Company shall be the Secretary of the Executive Committee.~~

~~115.~~	~~The times of and places where meetings of the Executive Committee shall be held and the calling of and procedure at such meetings, shall be determined from time to time by the Executive Committee.~~

~~116.~~	~~The Directors may from time to time entrust to and confer upon the Executive Committee such powers exercisable under these Articles by the Directors as they think fit, and may confer such powers for such time, and to be exercised for such objects and purposes and upon such terms and conditions, and with such restrictions as they think expedient; and they may confer such powers either collaterally with, or to the exclusion of, and in substitution for, all or any of the powers of the Directors in that behalf; and may from time to time revoke, withdraw, alter or vary all or any of such powers.~~

~~117.~~	~~The Executive Committee shall keep regular minutes of its proceedings and report to the Board as required.~~

~~Audit Committee~~

~~118. (a)~~	~~The Board shall appoint annually from among its members a committee to be known as the Audit Committee to be composed of not less than three directors, none of whom shall be employees of the Company or of any subsidiary or affiliate of the Company. Two members of the audit committee shall constitute a quorum.~~

~~(b)~~	~~Any member of the Audit Committee may be removed or replaced at any time by the Board and shall at any time cease to be a member of the Audit Committee upon ceasing to be a director. Subject to the foregoing, each member of the Audit Committee shall hold office as such until the next annual meeting of shareholders after the member’s appointment to the Committee.~~

~~119.~~	~~The Audit Committee shall:~~

129.	Subject to rules and regulations established by the Directors from time to time with respect to such committee or applying to committees generally:

(a)	~~review the financial statements of the Company before the financial statements are approved by the Directors;~~Any committee shall choose one of its own members to be its Chair and the secretary.

(b)	~~ensure that appropriate internal control procedures are in place;~~The times of and places where meetings of the committee shall be held and the calling of and procedure at such meetings, shall be determined from time to time by the committee.

(c)	~~review such investments and transactions that could adversely affect the well- being of the Company as the auditor or any officer of the Company may bring to the attention of the committee;~~The committee shall keep regular minutes of its proceedings and report to the Board as required.

~~(d)~~	~~meet with the auditor to discuss the financial statements and transactions referred to in this Article;~~

~~(e)~~	~~meet with the chief internal auditor of the Company, or the officer or employee of the Company acting in a similar capacity, and with management of the Company, to discuss the effectiveness of the internal control procedures established for the Company; and~~

~~(f)~~	~~generally perform such other duties and exercise such powers as may be directed or delegated to such committee by the Board.~~

130.	~~120.~~ The members of ~~the~~any Audit Committee shall have the right for the purpose of performing their duties of inspecting all the books and records of the Company and its affiliates and of discussing such accounts and records and any matters relating to the financial position of the Company with the officers and auditors of the Company and its affiliates.

~~121.~~	~~The Audit Committee shall choose one of its own members to be its Chair and the Secretary of the Company shall be the Secretary of the Audit Committee.~~

~~122. (a)~~	~~The times of and places where meetings of the Audit Committee shall be held and the calling of and procedure at such meetings shall be determined from time to time by the Audit Committee. The auditor of the Company shall be given notice of every meeting of the Audit Committee and shall be permitted to attend and be heard at the meeting on matters relating to the auditor’s duties as auditor.~~

~~(b)~~	~~The Audit Committee shall keep regular minutes of its proceedings and report to the Board as required.~~

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~~Nominating Committee~~

~~123~~. ~~(a)~~	~~The Board shall appoint annually from among its members, a Nominating Committee consisting of three Directors and each member of the Nominating Committee shall be neither an employee of the Company or of any subsidiary or affiliate of the Company nor the Chair of the Board.~~

~~(b)~~	~~Not later than sixty days prior to each annual meeting of shareholders of the Company, the Nominating Committee will provide the Company with a list of nominees for election as Directors to be included in the Company’s management proxy circular for that meeting.~~

~~(c)~~	~~The nominating committee will include in its list of nominees:~~

~~(i)~~	~~The chief executive officer of the Company and may include one other senior executive of the Company as determined by the Nominating Committee; and~~

~~(ii)~~	~~Individuals who in the reasonable opinion of the Nominating Committee:~~

~~(A)~~	~~other than as expressly authorized by the preceding subparagraph (i), are not employees of the Company or of any subsidiary or affiliate of the Company;~~

~~(B)~~	~~have not reached seventy (70) years of age, except as provided in (C) below;~~

~~(C)~~	~~in certain exceptional circumstances, it may be appropriate for individuals to be able to serve on the Board beyond age 70 Should such circumstances occur, the Nominating and Corporate Governance Committee will determine and recommend that an individual be permitted to serve as a Director beyond age 70 because of the individual’s contribution and skills. Such determination will be made annually.~~

~~(D)~~	~~A majority of the members of the Nominating Committee shall constitute a quorum.~~

~~(E)~~	~~All of the nominees to be included in the Nominating Committee’s list of nominees referred to in Article 123(c) shall be individuals who, in the reasonable opinion of the Nominating Committee, shall have the ability to contribute to the broad range of issues with which the Directors must deal and who are able to devote the time necessary to prepare for and attend meetings of the Board and committees of the Board to which they may be appointed.~~

~~Management Resources And Compensation Committee~~

~~124. (a)~~	~~The Board shall appoint annually from among its members a Management Resources and Compensation Committee composed of not less than three Directors to make recommendations from time to time to the Board of Directors with respect to the remuneration of senior management of the Company, any other matter with respect to senior management the Committee deems appropriate and such other matters as the Directors may decide. The Management Resources and Compensation Committee shall consist of Directors selected by the Board who are not employees of the Company or of any subsidiary or affiliate of the Company nor the Chair of the Board.~~

~~(b)~~	~~A majority of the members of the Management Resources and Compensation Committee shall constitute a quorum.~~

Registers

131.	~~125.~~ The Directors shall cause to be kept ~~a register of the shareholders of the Company~~at the Office or as may otherwise be permitted in accordance with the Act, the Register, a register of holders of bonds, debentures and securities of the Company and a register of its Directors and may cause to be kept branch registers, including branch registers of ~~the shareholders and~~ holders of bonds, debentures and securities, either within or without the Province of Nova Scotia in accordance with the Act. The Directors may appoint one or more transfer agents to maintain the ~~central register~~Register, and any other registers and branch registers ~~of shareholders and holders of bonds, debentures and securities~~ of the Company at any place within Canada.

132.	~~126.~~ The Directors shall:

(a)	ensure that the Register and all other registers required by these Articles to be prepared and maintained are in a bound or loose-leaf form or in a photographic film form or entered or recorded by any system of mechanical or electronic data processing or other information storage device that is capable of reproducing in Nova Scotia any required information in intelligible written form within a reasonable time and, where applicable, conforms to the provisions of the Act; and

(b)	cause the Company or its transfer agent to maintain within Nova Scotia an office or other facility at which the transfer of shares, bonds, debentures and securities of the Company may be effected.

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Minutes

133. ~~127.~~	The Directors shall cause minutes to be entered in books designated for the purpose:

(a)	of all appointments of officers;

(b)	of the names of the Directors present at each meeting of Directors and of any committees of Directors;

(c)	of all orders made by the Directors and committees of Directors;

(d)	of all resolutions and proceedings of meetings of the Shareholders and of the Directors.

134. ~~128.~~	Any such minutes of any meeting of the Directors or of any committee of the Directors or of the Company, if purporting to be signed by the chair of such meeting or by the chair of the next succeeding meeting, shall be receivable as prima facie evidence of the matters stated in such minutes. The Directors shall cause the books containing the minutes of proceedings of any general meeting of the Company to be kept at the Company’s Office or at such other place or places as designated by the Directors as permitted by the Act.

135. ~~129.~~	Any resolution of the Shareholders, the Directors, or a committee of the Directors, passed pursuant to the provisions of Articles ~~85~~95, 122 or ~~110 of these Articles,~~128, shall be receivable as prima facie evidence of the matters stated therein.

Power of Directors

136. ~~130.~~	The management of the business of the Company shall be vested in the Directors who, in addition to the powers and authorities by these Articles or otherwise expressly conferred upon them, may exercise all such powers and do all such acts and things as may be exercised or done by the Company and are not hereby or by statute expressly directed or required to be exercised or done by the Company in general meeting, but subject nevertheless to the provisions of ~~the statutes~~any statute in that behalf and of the Memorandum and these Articles and to any regulations from time to time made by the Company in general meeting; provided that no regulation so made or modification of the Memorandum or these Articles shall invalidate any prior act of the Directors that would have been valid if such regulation or modification had not been made.

137. ~~131.~~	Without restricting the generality of the terms of the last preceding Article and without prejudice to the powers conferred thereby, and the other powers conferred by these Articles, the Directors shall have power:

(a)	~~(1)~~ To take such steps as they think fit to carry out any agreement or contract made by or on behalf of the Company;

(b)	~~(2)~~ To pay the costs, charges and expenses preliminary and incidental to the promotion, formation, establishment, and registration of the Company;

(c)	~~(3)~~ To purchase or otherwise acquire for the Company any property, rights or privileges, stocks, bonds, debentures, or other securities (including shares in the capital stock of any other ~~company~~body corporate) that the Company is authorized to acquire, ~~and~~ at such price and generally on such terms and conditions as they think fit;

(d)	~~(4)~~ At their discretion to pay for any property, rights, or privileges, stocks, bonds, debentures, or other securities (including shares in the capital stock of any other company) acquired by, or services rendered to the Company either wholly or partially in cash or in shares (fully paid up or otherwise), bonds, debentures or other securities of the Company~~, and any such shares may be issued either as fully paid up, or with such amount credited as paid up thereon as may be agreed upon~~;

(e)	~~(5)~~ To secure the fulfilment of any contracts or engagements entered into by the Company by mortgaging or charging all or any of the property of the Company and its unpaid capital for the time being, or in such other manner as they think fit;

(f)	~~(6)~~ To appoint, remove or suspend at their discretion such experts, managers, secretaries, treasurers, officers, clerks, agents and servants for permanent, temporary or special services, as they from time to time think fit, and to determine their powers and duties, and fix their salaries or emoluments and to require security in such instances and to such amounts as they think fit;

(g)	~~(7)~~ To accept from any member insofar as the law permits and on such terms and conditions as may be agreed upon a surrender of the member’s ~~share~~shares or any part ~~thereof~~of them;

(h)	~~(8)~~ To appoint any person or persons (whether incorporated or not) to accept and hold in trust for the Company any property belonging to the Company, or in which it is interested, to execute and do all such deeds and things as may be requisite in relation to any such trust, and to provide for the remuneration of any such trustee or trustees;

(i)	~~(9)~~ To institute, conduct, defend, compound or abandon any legal proceedings by and against the Company, its Directors or its officers or otherwise concerning the affairs of the Company, and also to compound and allow time for payment or satisfaction of any debts due and of any claims or demands by or against the Company;

(j)	~~(10)~~ To refer any claims or demands by or against the Company to arbitration and observe and perform the ~~awards~~award;

(k)	~~(11)~~ To make and give receipts, releases and other discharges for ~~money~~amounts payable to the Company and for claims and demands of the Company;

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(l)	~~(12)~~ To determine who shall ~~be entitled to~~ exercise the borrowing powers of the Company and sign on the Company’s behalf bonds, debentures or other securities, bills, notes, receipts, acceptances, assignments, transfers, hypothecations, pledges, endorsements, cheques, drafts, releases, contracts, agreements and all other instruments and documents;

(m)	~~(13)~~ To provide from time to time for the management of the affairs of the Company abroad in such manner as they think fit, and in particular to appoint any persons to be the attorneys or agents of the Company with such powers (including power to sub-delegate) and upon such terms as may be thought fit;

(n)	~~(14)~~ To invest and deal with any ~~of the moneys~~funds of the Company not immediately required for the purposes thereof in such securities and in such manner as they think fit; and from time to time to vary or realize such investments;

(o)	~~(15)~~ To execute in the name and on behalf of the Company in favour of any Director or other person who may incur or be about to incur any personal liability for the benefit of the Company such mortgages of the Company’s property, present and future, as they think fit, and any such mortgages may contain a power of sale and such other powers, covenants and provisions as are agreed on;

(p)	~~(16)~~ To give any officer or ~~other person employed by~~employee of the Company a commission on the profits of any particular business or transaction or a share in the general profits of the Company~~, and such commission or share of profits shall be treated as part of the working expenses of the Company;~~

(q)	~~(17)~~ To set aside out of the profits of the Company before declaring any dividend such ~~sums~~amounts as they think proper as a reserve fund to meet contingencies or provide for dividends, depreciation, repairing, improving and maintaining any of the property of the Company and such other purposes as the Directors may in their absolute discretion think conducive to the interests of the Company; and to invest the ~~several sums~~amounts set aside in such investments, other than shares of the Company, as they may think fit, and from time to time to deal with and vary such investments, and to dispose of all or any part of them for the benefit of the Company, and to divide the reserve fund into such special funds as they think fit, with full power to employ the assets constituting the reserve fund in the business of the Company without being bound to keep them separate from the other assets;

(r)	~~(18)~~ From time to time to make, vary and repeal rules ~~for the regulation of~~and regulations respecting the business of the Company, its officers and ~~servants~~employees, the members of the Company or any section or class of them, and respecting any other matters contemplated by these Articles;

(s)	~~(19)~~ To enter into all such negotiations and contracts, rescind and vary all such contracts, and execute and do all such acts, deeds, and things in the name and on behalf of the Company as they may consider expedient for or in relation to any of the matters aforesaid or otherwise for the purposes of the Company;

(t)	~~(20)~~ From time to time to provide for the management of the affairs of the Company in such manner as they shall think fit;

(u)	~~(21)~~ Subject to the Act and the ~~Company’s~~ Memorandum ~~of Association~~, to sell, lease or otherwise dispose of any property, real or personal, undertaking, franchises, business, assets, interests or effects which the Company is authorized to sell, lease or otherwise dispose of, for such price or consideration and generally and on such terms and conditions as the ~~directors~~Directors may think fit, and in particular but without limitation for shares, debentures or other securities of any ~~company~~body corporate having objects altogether or in part similar to those of this Company;

(v)	~~(22)~~ To delegate any of the duties of the ~~board~~Board to any standing or special committee, or to any manager or any other officer, attorney or agent, and to appoint any person to be the attorney or agent of the Company, with such powers, including the power to sub-delegate and upon such terms as they think fit.

Solicitors

138.	~~132.~~ The Company may employ or retain a solicitor or solicitors and such solicitor may, at the request of the Board of Directors or on instructions of the Chair of the Board, or the President, attend meetings of the Directors or Shareholders, whether or not the solicitor is a member or a Director of the Company. If such solicitor is also a Director, the solicitor may nevertheless charge for services rendered to the Company as a solicitor.

Secretary

139.	~~133.~~ The Directors shall appoint a Secretary of the Company to keep the minutes of the shareholders’ and Directors’ meetings and perform such other duties as may be assigned to the Secretary by the Board. The Directors may also appoint a temporary substitute for the Secretary who shall, for the purposes of these Articles, be deemed to be the Secretary.

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The Seal

140.

(a)	~~134.~~ The Common Seal may be affixed to any instrument (i) in the presence of and contemporaneously with the attesting signatures of two persons who are officers and/or ~~directors~~Directors of the Company, or (ii) in the presence of and contemporaneously with the attesting signature of any one ~~person~~or more persons designated by and under the authority of a resolution of the Board of Directors or of a committee thereof. If the Company has only one Director and Officer the ~~common seal~~Common Seal may be affixed in the presence of and contemporaneously with the attesting signature of that Director and Officer. For the purpose of certifying documents or proceedings of the Company the Common Seal may be affixed by any one of the President, a Vice-President, the Secretary, an assistant secretary, any other officer of the Company or a Director.

(b)	~~135. (a)~~ The Company may have facsimiles of the Common Seal which may be used interchangeably with the Common Seal.

(c)	~~(b)~~ The Company may have for use at any place outside Nova Scotia as to all matters to which the corporate existence and capacity of the Company extends an official seal that is a facsimile of the Common Seal of the Company with the addition on its face of the name of the place where it is to be used; and the Company may by writing under ~~the seal of~~ its Common Seal authorize any person to affix such official seal to any document at such place to which the Company is a party, and may prescribe and limit the type of documents to which the official seal may be affixed by such person.

Dividends

141.	~~136.~~ The Directors may from time to time declare such dividend as they deem proper upon the shares of the Company according to the rights of the members and the respective classes thereof, and may determine the date upon which such dividend will be payable and that it will be payable to the persons registered as the holders of such shares at the close of business upon the record date determined in accordance with Article 51. No transfer of such shares made or registered after the record date so specified shall pass any right to the dividend so declared.

142.	~~137.~~ The Company may declare or pay ~~a~~an otherwise lawful dividend ~~unless there are reasonable grounds for believing that:~~

~~(a)~~	~~The Company is, or would after the payment be, unable to pay its liabilities as they become due; or~~

~~(b)~~	~~The realizable value of the Company’s assets would thereby be less than the aggregate of its liabilities and stated capital of all classes.~~

~~138.~~	, including without limitation from profits, retained earnings or other surplus account. The Directors may from time to time pay to the members such interim dividends as in their judgment the position of the Company justifies.

143.	~~139.~~ The Directors may deduct from the dividends payable to any member all such ~~sums of money~~amounts as may be due and payable by the member to the Company on account of calls, instalments or otherwise, and may apply the same in or towards satisfaction of such ~~sums of money~~amounts so due and payable.

144.	~~140.~~ The Directors may retain any dividends on which the Company has a lien, and may apply the same in or towards satisfaction of the debts, liabilities or engagements in respect of which the lien exists.

145.	~~141.~~ The Directors may retain the dividends payable upon shares in respect of which any person is under Article ~~46~~48 entitled to become a member, or which any person under that clause is entitled to transfer, until such person has become a member in respect of or has duly transferred such shares.

146.	~~142.~~ Any meeting declaring a dividend may make a call on the members for such amount as the meeting fixes so long as the call on each member does not exceed the dividend payable to him or her. The call shall be made payable at the same time as the dividend and the dividend may, if so arranged between the Company and the member, be set off against the call. The making of a call under this Article shall be deemed to be and be business of a meeting which declares such a dividend.

147.	~~143.~~ Any meeting declaring a dividend may resolve that such dividend be paid wholly or in part by the distribution of specific assets, paid up shares, debentures, bonds or ~~debenture stock~~other securities of the Company or paid up shares, debentures, bonds, or ~~debenture stock~~other securities of any other ~~Company~~body corporate, or in any one or more of such ways.

148.	~~144.~~Any meeting may resolve that any ~~money~~scash, investments or other assets forming part of the undivided profits of the Company standing to the credit of the reserve fund or in the hands of the Company and available for dividends or representing premiums received on the issue of shares and standing to the credit of share premium account, be capitalized and distributed to the ~~shareholders~~members who would be entitled to receive them if distributed by way of dividend and in the same proportions, that all or any part or such capitalized fund be applied on behalf of such ~~shareholders~~members in paying up in full, either at par or at such premium as the resolution may provide, any unissued shares or debentures or ~~debenture stock~~other securities of the Company (which shall be distributed accordingly) or in or towards payment of the uncalled liability on any issued shares or debentures or ~~debenture stock~~other securities, and that such distribution or payment shall be accepted by such ~~shareholders~~members in full satisfaction of their interest in such capitalized sum.

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149. ~~145.~~	For the purpose of giving effect to any resolution under the two last preceding Articles, the Directors may settle any difficulty that may arise in regard to the distribution as they think expedient, and in particular may issue fractional certificates, may fix the value for distribution of any specific assets, may determine that cash payments will be made to any members upon the footing of the value so fixed or that fractions of less value than $5.00 may be disregarded in order to adjust the rights of all parties, and may vest any such cash or specific assets in trustees upon such trusts for the persons entitled to the dividend or capitalized fund as may seem expedient to the Directors.

150. ~~146.~~	A transfer of shares shall not pass the right to any dividend declared thereon after such transfer and before the registration of the transfer.

151. ~~147.~~	~~Anyone~~Any one of several persons registered as the joint holder of any share may give effectual receipts for all dividends and payments on account of dividends in respect of such share.

152. ~~148.~~	Unless otherwise determined by the Directors, any dividend may be paid by a cheque or warrant delivered to or sent through the ~~post~~mail to the registered address of the member entitled, or, when there are joint holders, to the registered address of the one whose name stands first on the ~~register~~Register for the shares jointly held. Every cheque or warrant so delivered or sent shall be made payable to the order of the person to whom it is delivered or sent.

153. ~~149.~~	Notice of the declaration of any dividend, whether interim or otherwise, shall be given to the holders of registered shares in the manner hereinafter provided.

154. ~~150.~~	All dividends unclaimed one year after having been declared may, until claimed, be invested or otherwise made use of by the Directors for the benefit of the Company.

Accounts

155. ~~151.~~	The Directors shall cause proper books of account to be kept ~~off~~or the business of the Company. The books of account shall be kept at the head office of the company or at such other place or places as the Directors may direct.

156. ~~152.~~	The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to inspection of the members, and no member shall have any right of inspecting any account or book or document of the Company except as conferred by statute or authorized by the Directors or a resolution of the Company in general meeting.

157. ~~153.~~	At the ~~ordinary~~annual general meeting in every year the Directors shall lay before the Company the financial statements required by the Act, and the ~~report~~reports to the members of the auditor, if any, and, if the Company is a reporting issuer, the report of the Directors required by ~~subsection 121(1) of~~ the Act.

158. ~~154.~~	The financial statements shall be approved by the Board and such approval shall be evidenced by the signatures on the balance sheet of two Directors or by the Director if there is only one.

159. ~~155.~~	The Directors shall, not less than twenty-one (21) days before the date of the ~~ordinary~~annual general meeting or within such shorter period as is fixed from time to time by the Directors and complies with all applicable laws, send copies of the financial statements together with copies of the auditor’s report, if any, and the report of the Directors, ~~if any,~~ to ~~all members holding voting securities or otherwise entitled to receive notices of general meetings of the Company~~members who have requested them and such persons as may be required to receive such financial statements and reports under the Act.

Auditors and Audit

160. ~~156.~~	~~Unless~~Except in respect of a financial year for which the Company is exempt from the requirements of the Act regarding the appointment and duties of an auditor, an auditor shall be appointed and the auditor’s duties regulated in accordance with the Act. The Company may appoint as auditor any person, including a shareholder, not disqualified by the Act or other law. An auditor may be removed or replaced in the circumstances and in the manner specified in the Act. The Directors may fill any casual vacancy in the office of the auditor but while any such vacancy continues the surviving or continuing auditor or auditors, if any, may act.

161. ~~157.~~	The auditors shall conduct such audit as may be required by the Act and their report, if any, shall be dealt with by the Company as required by the Act. Every account of the ~~directors~~Directors, when audited and approved by a general meeting as required by the Act shall be conclusive, except as regards an error discovered therein within three months next after the approval thereof. Whenever any such error is discovered within the period, the account shall forthwith be corrected, and thenceforth shall be conclusive.

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Notices

162.	158. A notice ~~may be~~(including any communication or document) shall be sufficiently given, delivered or served by the Company upon ~~members personally or by sending it through the post in a prepaid envelope or wrapper addressed to such member at the member’s registered place of~~a shareholder, Director, officer or auditor by personal delivery at such person’s registered address (or, in the case of a Director, officer or auditor, last known address) or by prepaid mail, telegraph, telex, facsimile machine or other electronic means of communication addressed to such person at such address.

163.	~~159. Members~~Shareholders who have no registered place of address shall not be entitled to receive any notice.

~~160.~~	~~The holder of a share warrant shall not, unless otherwise expressed therein, be entitled in respect thereof to notice of any general meeting of the Company.~~

164.	~~161~~. Any notice required to be given by the Company to the ~~members~~shareholders, or any of them, and not expressly provided for by these Articles, shall be sufficiently given if given by advertisement.

165.	~~162~~. Any notice given by advertisement shall be advertised twice in a paper published in the place where the head office of the Company is situated, or if no paper is published there, then in any ~~newspapers~~newspaper published in ~~the City of~~ Halifax, Nova Scotia.

166.	~~163~~. All notices shall, with respect to any registered shares to which persons are jointly entitled, be given to whichever of such persons is named first in the ~~register~~Register for such shares, and notice so given shall be sufficient notice to all the holders of such shares.

167.	~~164~~. Any notice sent by ~~post~~mail shall be deemed to be given, delivered or served on the earlier of the day of actual receipt or the day following that upon which the letter, envelope or wrapper containing it is ~~posted~~mailed, and in proving such service it shall be sufficient to prove that the letter, envelope or wrapper containing the notice was properly addressed and ~~put into the post office~~mailed with the postage prepaid thereon. Any notice given by electronic means of communication shall be deemed to be given when entered into the appropriate transmitting device for transmission. A certificate in writing signed ~~by any manager, secretary or other official~~on behalf of the Company that the letter, envelope or wrapper containing the notice was so addressed and ~~posted~~mailed shall be conclusive evidence thereof. The foregoing provisions of this clause shall not apply to a notice of a meeting of the Directors.

168.	~~165~~. Every person who by operation of law, transfer or other means whatsoever becomes entitled to any share shall be bound by every notice in respect of such share that prior to such person’s name and address being entered on the ~~register~~Register was duly served in the manner hereinbefore provided upon the person from whom the person derived title to such share.

169.	~~166~~. Any notice or document so advertised or delivered, sent ~~by post to or left at~~or otherwise transmitted to the registered address of any member in pursuance of ~~the~~these Articles, shall, notwithstanding that such member is then deceased and that the Company has notice of such death, be deemed to have been served in respect of any registered shares, whether held by such deceased member solely or jointly with other persons, until some other person is registered instead of such deceased member as the holder or joint holder thereof, and such service shall for all purposes of these Articles be deemed a sufficient service of such notice or document on the deceased member’s heirs, executors or administrators and all persons, if any, jointly interested with the deceased member in any such share.

170.	~~167. The signature to any~~Any notice ~~given by the Company may be~~may bear the nameor signature, manual or reproduced, of the person giving the notice, written or printed.

171.	~~168~~. When a given number of days’ notice or notice extending over any other period is required to be given, the day of service and the day upon which such notice expires shall not, unless it is otherwise provided, be counted in such number of days or other period.

Indemnity

172.

(a)	The Company shall indemnify each Director and officer, each former Director and officer and each other individual who acts or acted at the Company’s request as a Director or officer or in a similar capacity of an Other Entity and their respective heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by any such person in respect of any civil, criminal, administrative, investigative, arbitration, mediation, or other proceeding or investigation to which he is made a party or involved in by reason of being or having been a Director or officer of the Company or such Other Entity at the request of the Company or in a similar capacity, provided that:

(i)	the individual acted honestly and in good faith with a view to the best interests of the Company or, as the case may be, to the best interest of the Other Entity for which the individual acted as a Director or officer or in a similar capacity at the Company’s request; and

(ii)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds to believe that his conduct was lawful.

(b)	The Company shall, to the full extent permitted by law, advance funds to an individual referred to above for any costs, charges and expenses of a proceeding or investigation provided that such individual shall repay the funds advanced if the individual does not fulfill the conditions of indemnification set out in this Article.

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(c)	The right of any person to indemnification granted hereunder is not exclusive of any other rights to which any person seeking indemnification may be entitled under any agreement, resolution or other vote of shareholders or Directors, at law or otherwise.

(d)	~~169. Every Director, Manager, Secretary and other officer or servant of the Company shall be indemnified by the Company against, and it shall be the duty of the Directors out of the funds of the Company to pay, all costs, losses and expenses that any such Director, Manager, Secretary or other officer or servant may incur or become liable to pay by reason of any contract entered into, or act or thing done by such person as such officer or servant or in any way in the discharge of such person’s duties including travelling expenses; and the amount for which such~~The amount for which any indemnity is proved shall immediately attach as a lien on the property of the Company and have priority as against the members over all other claims.

(e)	For the purposes of this Article, the term “Other Entity” means any affiliate or subsidiary of the Company, and any other body corporate, corporation, limited liability company, partnership, joint venture, trust, unincorporated association, unincorporated organization, unincorporated syndicate or other enterprise in which the Company, directly or indirectly, now or in the future, holds an interest, whether in debt, equity or otherwise, for which the Director, officer or other individual serves or served as a Director or officer or in a capacity similar thereto at the request of the Company.

(f)	The Company is authorized to enter into an agreement evidencing and setting out the terms and conditions of an indemnity in favour of any of the persons referred to in this Article.

173.	~~170~~. No Director or ~~other~~ officer of the Company shall, in the absence of any dishonesty on the part of such person, be liable for the acts, receipts, neglects or defaults of any other Director or officer, or for joining in any receipt or other act for conformity, or for any loss or expense happening to the Company through the insufficiency or deficiency of title to any property acquired by order of the Directors for or on behalf of the Company, or through the insufficiency or deficiency of any security in or upon which any of the ~~moneys~~funds of the Company are invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any ~~moneys~~funds, securities or effects are deposited, or for any loss occasioned by error of judgment or oversight on the part of such person, or for any other loss, damage or misfortune whatsoever which happens in the execution of the duties of such person’s office or in relation thereto.

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Part B Ownership and Voting Restrictions

Interpretation

174. ~~171.~~

(a)	In this Part ~~“~~B~~”~~, all terms that are not defined have the meanings attributed to those terms in the Privatization Act and:

“directors’ determination” and similar expressions means a determination made by the directors of the Company in accordance with Article ~~182~~185;

“excess voting shares” means voting shares held, beneficially owned or controlled in contravention of the individual share constraint or the non-resident share constraint, as the case may be;

“individual share constraint” has the meaning set forth in Article ~~172~~175(a);

“non-resident share constraint” has the meaning set forth in Article ~~173~~176(a);

“non-resident voting constraint” has the meaning set forth in Article ~~174~~177;

“principal stock exchange” means, at any time, the stock exchange in Canada on which the highest volume of voting shares is generally traded at that time, as determined by the directors of the Company;

“sell-down notice” has the meaning set forth in Article ~~175~~178(a);

“shareholder default” has the meaning set forth in Article ~~175~~178(a)(iv);

“shareholder’s declaration” means a declaration made in accordance with Article ~~183~~186; and

“suspension” has the meaning set forth in Article ~~176~~179(a) and “suspend”, “suspended” and similar expressions have corresponding meanings.

(b)	The provisions of subsections 8(3) and (8) of the Privatization Act are deemed to be incorporated in this Part ~~“~~B~~”~~, with references therein to the “Company” deemed to be references to the Company. Any provision of this Part ~~“~~B~~”~~ that may be read in a manner that is inconsistent with the Privatization Act shall be read so as to be consistent therewith.

(c)	For greater certainty, no person is presumed to be an associate of any other person for purposes of paragraph 8(5)(g) of the Privatization Act solely by reason that one of them has given the other the power to vote or direct the voting of voting shares of a class of voting shares at a meeting of the holders of that class pursuant to a revocable proxy where the proxy is solicited solely by means of an information circular issued in a public solicitation of proxies that is made in respect of all voting shares of that class and in accordance with applicable law.

(d)	For the purposes of this Part ~~“~~B~~”~~;

(i)	where voting shares of the Company are held, beneficially owned or controlled by two or more persons jointly, the number of voting shares held, beneficially owned or controlled by each such person shall include the number of voting shares held, beneficially owned or controlled jointly with such other persons;

(ii)	where one or more joint holders of, beneficial owners of or persons controlling voting shares is a non-resident, the voting shares are deemed to be held, beneficially owned or controlled, as the case may be, by such non-resident;

(iii)	where a person who was not a non-resident becomes a non-resident on any day, the day of acquisition or registration in respect of the acquisition of the voting shares held, beneficially owned or controlled by such person shall be deemed to be the day that such person became a non-resident; and

(iv)	references to shares “of” a person are to shares held, beneficially owned or controlled, directly or indirectly, otherwise than by way of security only, by that person.

(e)	In this Part ~~“~~B~~”~~, except where the context requires to the contrary, words importing the singular shall include the plural and vice versa and words importing gender shall include masculine, feminine and neuter genders.

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Individual Share Constraint

175. ~~172.~~

(a)	No person, together with the associates of that person, shall hold, beneficially own or control, directly or indirectly, otherwise than by way of security only, in the aggregate voting shares to which are attached more than 15 per cent of the votes that may ordinarily be cast to elect directors of the Company. (The foregoing prohibition is referred to in this Part “B” as the “individual share constraint”.)

(b)	In the event that it appears from the register of members of the Company that any person, together with the associates of that person, is in contravention of the individual share constraint:

(i)	the Company shall not accept any subscription for voting shares from that person or any associate of that person;

(ii)	the Company shall not issue any voting shares to that person or any associate of that person; and

(iii)	the Company shall not register or otherwise recognize the transfer of any voting shares to that person or any associate of that person.

(c)	In the event of a directors’ determination that any person, together with the associates of that person, is in contravention of the individual share constraint:

(i)	the Company shall not accept any subscription for voting shares from that person or any associate of that person;

(ii)	the Company shall not Issue any voting shares to that person or any associate of that person;

(iii)	the Company shall not register or otherwise recognize the transfer of any voting shares to that person or any associate of that person;

(iv)	no person may, in person or by proxy, exercise the right to vote any of the voting shares of that person or of any associate of that person;

(v)	subject to Article ~~181~~184(a), the Company shall not declare or pay any dividend, and or make any other distribution:

(A)	on any of the excess voting shares of that person or of any associate of that person; or

(B)	if the directors of the Company determine that the contravention of the individual ownership constraint was intentional and that it would not be inequitable to do so, on all of the voting shares of that person and of each associate of that person; and any entitlement to such dividend or other distribution shall be forfeited; and

(vi)	the Company shall send a sell-down notice to the registered holder of the voting shares of that person and of each associate of that person.

(d)	In the event that it appears from the register of members of the Company that, or in the event of a directors’ determination that, any person, together with the associates of that person, after any proposed subscription, issue or transfer of voting shares, would be in contravention of the individual share constraint, the Company shall not:

(i)	accept the proposed subscription for voting shares from;

(ii)	issue the proposed voting shares to; or

(iii)	register or otherwise recognize the proposed transfer of any voting shares to; that person or any associate of that person.

(e)	In the event of a directors’ determination that during any period any person, together with the associates of that person, was in contravention of the individual share constraint, the directors of the Company may also determine that:

(i)	any votes cast, in person or by proxy, during that period in respect of the voting shares of that person or of any associate of that person shall be disqualified and deemed not to have been cast; and

(ii)	subject to Article ~~181~~184(a), each of that person and the associates of that person is liable to the Company to restore to the Company the amount of any dividend paid or distribution received during that period on:

(A)	the excess voting shares of that person and of each associate of that person; or

(B)	if the directors of the Company determine that the contravention of the individual ownership constraint was intentional and that it would not be inequitable to do so, on all of the voting shares of that person and of each associate of that person.

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Non-Resident Share Constraint

176. ~~173.~~

(a)	Non-residents shall not hold, beneficially own or control, directly or indirectly, otherwise than by way of security only, in the aggregate voting shares to which are attached more than 25 per cent of the votes that may ordinarily be cast to elect directors of the Company. (The foregoing prohibition is referred to in this Part ~~“~~B~~”~~ as the “non-resident share constraint”.)

(b)	In the event that it appears from the register of members of the Company that, or in the event of a directors’ determination that, there is a contravention of the non-resident share constraint:

(i)	the Company shall make a public announcement, whether by press release, newspaper advertisements or otherwise, reasonably expected to inform the markets in which voting shares are traded of the contravention; and

(ii)	the Company shall not:

(A)	accept any subscription for voting shares from any non-resident;

(B)	issue any voting shares to any non-resident; or

(C)	register or otherwise recognize the transfer of any voting shares from any resident to any non-resident.

(c)	In the event of a directors’ determination that there is a contravention of the non-resident share constraint and that to do so would be practicable and would not be unfairly prejudicial to, and would not unfairly disregard the interests of, persons holding, beneficially owning or controlling voting shares who are non-resident, the Company shall send a sell-down notice to the registered holders of such of those voting shares as shall be chosen on the basis of inverse order to the order of acquisition or registration of all non-residents, by lot or by such other method that is authorized by a directors’ determination.

(d)	In the event that it appears from the register of members of the Company that, or in the event of a directors’ determination that, after any proposed subscription, issue or transfer of voting shares to a non-resident, there would be a contravention of the non-resident share constraint, the Company shall not:

~~(e~~)
~~(i)~~

(i)	accept the proposed subscription for voting shares;

(ii)	issue the proposed voting shares; or

(iii)	register or otherwise recognize the proposed transfer.

Non-Resident Voting Constraint

177.	~~174.~~ In the event of a directors’ determination that on any motion made at any meeting of shareholders of the Company more than 25 per cent of the votes cast, in person or by proxy, have been cast in respect of voting shares that are held, beneficially owned or controlled, directly or indirectly, by non-residents, all votes cast, in person or by proxy, in respect of such voting shares on that motion shall be proportionally adjusted so that such votes cast equal twenty-five percent of all votes cast. (The foregoing adjustment is referred to in this Part ~~“~~B~~”~~ as the “non-resident voting constraint”.)

Sell-Down Notice

178. ~~175.~~

(a)	Any notice (a “sell-down notice”) required to be sent to a registered holder of voting shares pursuant to Article ~~172~~175(c)(vi) or Article ~~173~~176(c):

(i)	shall specify in reasonable detail the nature of the contravention of the individual share constraint or the non-resident share constraint, as the case may be, the number of voting shares determined to be excess voting shares and the consequences of the contravention specified in Article ~~172~~175 or ~~173~~176, as the case may be;

(ii)	shall request an initial or further shareholder’s declaration;

(iii)	shall specify a date, which shall be not less than, in the case of a contravention of the individual share constraint, 45 days (or such shorter period as is fixed from time to time by the Directors and complies with all applicable laws), or, in the case of a contravention of the non-resident share constraint, 60 days (or such shorter period as is fixed from time to time by the Directors and complies with all applicable laws), after the date of the sell-down notice, by which the excess voting shares are to be sold or disposed of; and

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(iv)	shall state that unless the registered holder either:

(A)	sells or otherwise disposes of the excess voting shares by the date specified in the sell-down notice on a basis that does not result in any contravention of the individual share constraint or the non-resident share constraint and provides to the Company, in addition to the shareholder’s declaration requested pursuant to Article ~~175~~178(a)(ii), written evidence satisfactory to the Company of such sale or other disposition; or

(B)	provides to the Company, in addition to the shareholder’s declaration requested pursuant to the Article ~~175~~178(a)(ii), written evidence satisfactory to the Company that no such sale or other disposition of excess voting shares is required;

such default (a “shareholder default”) shall result in the consequence of suspension pursuant to Article ~~176~~179 and may result in the consequence of sale in accordance with Article ~~177~~180 or redemption in accordance with Article ~~178~~,181, in each case without further notice to the registered holder, and shall specify in reasonable detail the nature and timing of those consequences.

(b)	In the event that, following the sending of a sell-down notice, written evidence is submitted to the Company for purposes of Article ~~175~~178(a)(iv)(B), the Company shall assess the evidence as soon as is reasonably practicable and in any event shall give a second notice to the person submitting the evidence not later than 10 days after the receipt thereof stating whether the evidence has or has not satisfied the Company that no sale or other disposition of excess voting shares is required. If the evidence has so satisfied the Company, such sell-down notice shall be cancelled and such second notice shall so state. If the evidence has not so satisfied the Company, such second notice shall reiterate the statements required to be made in such sell-down notice pursuant to Articles. ~~175~~ 178(a)(iii) and (iv). In either case, the ~~45 day or 60 day period, as the case may be~~,applicable periods referred to in Article ~~175~~178(a) (iii) shall be automatically extended to the end of the 10 day period referred to in this ~~Article 175~~Article 178(b) if such 10 day period extends beyond such ~~45 day or 60 day~~otherwise applicable period.

Suspension

179. ~~176~~.

(a)	In the event of a shareholder default in respect of any registered holder of voting shares, then, without further notice to the registered holder:

(i)	all of the voting shares of the registered holder shall be deemed to be struck from the register of members of the Company;

(ii)	no person may, in person or by proxy, exercise the right to vote any of such voting shares;

(iii)	subject to Article ~~181~~184(a), the Company shall not declare or pay any dividend, or make any other distribution, on any of such voting shares and any entitlement to such dividend or other distribution shall be forfeited;

(iv)	the Company shall not send any form of proxy, information circular or financial statements of the Company or any other communication from the Company to any person in respect of such voting shares; and

(v)	no person may exercise any other right or privilege ordinarily attached to such voting shares.

(All of the foregoing consequences of a shareholder default are referred to in this Part ~~“~~B~~”~~ as a “suspension”.) Notwithstanding the foregoing, a registered holder of suspended voting shares shall have the right to transfer such voting shares on any securities register of the Company on a basis that does not result in contravention of the individual share constraint or the non-resident share constraint.

(b)	The Directors of the Company shall cancel any suspension of voting shares of a registered holder and reinstate the registered holder to the register of members of the Company for all purposes if they determine that, following the cancellation and reinstatement, none of such voting shares will be held, beneficially owned or controlled in contravention of the individual share constraint or the non-resident share constraint. For greater certainty, any such reinstatement shall permit, from and after the reinstatement, the exercise of all rights and privileges attached to the voting shares so reinstated but, subject to Article ~~181~~184(a), shall have no retroactive effect.

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Sale

180. ~~177~~.

(a)	In the event of a shareholder default in respect of any registered holder of voting shares, the Company may elect by directors’ determination to sell, on behalf of the registered holder, the excess voting shares thereof, without further notice thereto, on the terms set forth in this Article ~~177~~180 and Article ~~179~~.182.

(b)	The Company may sell any excess voting shares in accordance with this Article ~~177~~180:

(i)	on the principal stock exchange; or

(ii)	if there is no principal stock exchange, on such other stock exchange or organized market on which the voting shares are then listed or traded as the directors of the Company shall determine; or

(iii)	if the voting shares are not then listed on any stock exchange or traded on any organized market, in such other manner as the directors of the Company shall determine.

(c)	The net proceeds of sale of excess voting shares sold in accordance with this Article ~~177~~180 shall be the net proceeds after deduction of any commission, tax or other cost of sale.

(d)	For all purposes of a sale of excess voting shares in accordance with this section, the Company is the agent and lawful attorney of the registered holder and the beneficial owner of the excess voting shares.

Redemption

181. ~~178~~.

(a)	For the purposes of enforcing the ownership restrictions and constraints imposed pursuant to the foregoing articles and the Reorganization Act, in the event of a shareholder default in respect of any registered holder of voting shares and in the event that the Directors of the Company determine either that the Company has used reasonable efforts to sell excess voting shares in accordance with Article ~~177~~180 but that such sale is impracticable or that it is likely that such sale would have material adverse consequences to the Company or the holders of voting shares, the Company may, notwithstanding section 51 of the ~~Companies~~ Act, elect by directors’ determination, to redeem the excess voting shares thereof, without further notice thereto, on the terms set forth in this Article ~~178~~181 and Article ~~179~~.182.

(b)	The redemption price paid the Company to redeem any excess voting shares in accordance with this Article ~~178~~181 shall be:

(i)	the average of the closing prices per share of the voting shares on the principal stock exchange (or, if there is no principal stock exchange or if the requisite trading of voting shares has not occurred on the principal stock exchange, such other stock exchange or such other organized market on which such requisite trading has occurred as the directors of the Company shall determine) over the last 10 trading days on which at least one board lot of voting shares has traded on the principal stock exchange (or such other stock exchange or such other organized market) in the period ending on the trading day immediately preceding the redemption date; or

(ii)	if the requisite trading of voting shares has not occurred on any stock exchange or other organized market, on such basis as the Directors of the Company shall determine.

Procedures Relating to Sale and Redemption

182. ~~179~~.

(a)	In the event of any sale or redemption of excess voting shares in accordance with Article ~~177~~180 or Article ~~178~~,181, respectively, the Company shall deposit an amount equal to the amount of the net proceeds of sale or the redemption price, respectively, in a special account in any bank or trust company in Canada selected by it. The amount of the deposit, less the reasonable costs of administration of the special account, shall be payable to the registered holder of the excess voting shares sold or redeemed on presentation and surrender by the registered holder to that bank or trust company of the certificate or certificates, if any, representing the excess voting shares. Any interest earned on any amount so deposited shall accrue to the benefit of the Company.

(b)	From and after any deposit made pursuant to Article ~~179~~182(a), the registered holder shall not be entitled to any of the remaining rights of a registered holder in respect of the excess voting shares sold or redeemed, other than the right to receive the funds so deposited on presentation and surrender of the certificate or certificates representing the excess voting shares sold or redeemed.

(c)	If a part only of the voting shares represented by any certificate is sold or redeemed in accordance with Articles ~~177~~180 or ~~178~~,181, respectively, the Company shall, on presentation and surrender of such certificate and at the expense of the registered holder, and subject to any regulations made by the Directors, issue a new certificate representing the balance of the voting shares.

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(d)	So soon as is reasonably practicable after, and, in any event, not later than 30 days (or such longer period as is fixed from time to time by the Directors and complies with all applicable laws) after, a deposit made pursuant to Article ~~179~~182(a), the Company shall send a notice to the registered holder of the excess voting shares sold or redeemed and the notice shall state:

(i)	that a specified number of voting shares has been sold or redeemed, as the case maybe;

(ii)	the amount of the net proceeds of sale or the redemption price, respectively;

(iii)	the name and address of the bank or trust company at which the Company has made the deposit of the net proceeds of sale or the redemption price, respectively; and

(iv)	all other relevant particular of the sale or redemption, respectively.

(e)	For greater certainty, the Company may sell or redeem excess voting shares in accordance with Articles ~~177~~180 or ~~178~~181, respectively, despite the fact that the Company does not possess the certificate or certificates, if any, representing the excess voting shares at the time of the sale or redemption. If, in accordance with Article ~~177~~,180, the Company sells excess voting shares without possession of the certificate or certificates representing the excess voting shares, the Company shall, subject to any regulations made by the Directors, issue to the purchaser of such excess voting shares or its nominee a new certificate or certificates representing the excess voting shares sold. If, in accordance with Articles ~~177~~180 or ~~178~~,181, the Company sells or redeems excess voting shares without possession of the certificate or certificates representing the excess voting shares and, after the sale or redemption, a person establishes that it is a bona fide purchaser of the excess voting shares sold or redeemed, then, subject to applicable law:

(i)	the excess voting shares held or beneficially owned by the bona fide purchaser are deemed to be, from the date of the sale or redemption by the Company, as the case may be, validly issued and outstanding voting shares in addition to the excess voting shares sold or redeemed; and

(ii)	notwithstanding Article ~~179~~182(b), the Company is entitled to the deposit made pursuant to Article ~~179~~182(a) and, in the case of a sale in accordance with Article ~~177~~,180, shall add the amount of the deposit to the stated capital account for the class of voting shares issued.

Exceptions

183. ~~180~~.

(a)	Notwithstanding Article ~~172~~175 or ~~173~~,176, neither the individual share constraint nor the non-resident share constraint applies in respect of voting shares of the Company that are held:

(i)	~~(i)~~ by one or more underwriters solely for the purpose of distributing the voting shares to the public; or

(ii)	by any person who provides centralized facilities for the clearing of trades in securities and is acting in relation to trades in the voting shares solely as an intermediary in the payment of funds or the delivery of securities, or both.

(b)	A person referred to in Article ~~180~~183(a)(ii) shall not exercise voting rights attached to the voting shares so held by that person.

Saving Provisions

184. ~~181~~.

(a)	Notwithstanding any other provision of this Part ~~“~~B~~”~~;

(i)	~~(i)~~ the Directors of the Company may determine to pay a dividend or to make any other distribution on voting shares that would otherwise be prohibited by any other provision of this Part ~~“~~B~~”~~ where the contravention of the individual share constraint or the non-resident share constraint that gave rise to the prohibition was inadvertent or of a technical nature or it would otherwise be inequitable not to pay the dividend or make the distribution; and

(ii)	where a dividend has not been paid or any other distribution has not been made on voting shares as a result of a directors’ determination of a contravention of the individual share constraint or the non-resident share constraint, or where the amount of a dividend or any other distribution has been restored to the Company pursuant to Article ~~172~~175(e)(ii) as a result of a directors’ determination of a contravention of the individual share constraint, the Directors of the Company shall declare and pay the dividend, make the distribution, or refund the restored amount, respectively, if they subsequently determine that no such contravention occurred.

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(b)	In the event that the Company suspends or redeems voting shares in accordance with Article ~~176~~179 or ~~178~~,181, respectively, or otherwise redeems, purchases for cancellation or otherwise acquires voting shares, and the result of such action is that any person and the associates of that person who, prior to such action, were not in contravention of the individual share constraint are, after such action, in contravention, then, notwithstanding any other provision of this Part ~~“~~B~~”~~ , the sole consequence of such action to that person and the associates of that person, in respect of the voting shares of that person and of the associates of that person held, beneficially owned or controlled at the time of such action, shall be that the number of votes attached to those voting shares shall be reduced to a number that is the largest whole number of votes that may be attached to the voting shares which that person and the associates of that person could hold, beneficially own or control from time to time in compliance with the individual share constraint.

(c)	Notwithstanding any other provision of this Part ~~“~~B~~”~~, a contravention of the individual share constraint or the non-resident share constraint shall have no consequences except those that are expressly provided for in this Part ~~“~~B~~”~~. For greater certainty but without limiting the generality of the foregoing:

(i)	no transfer, issue or ownership of, and no title to, voting shares;

(ii)	no resolution of shareholders ~~[~~(except to the extent that the result thereof is affected as a result of a directors’ determination under Article ~~172~~175(e)(i)~~]~~); and

(iii)	no act of the Company, including any transfer of property to or by the Company;

shall be invalid or otherwise affected by any contravention of the individual share constraint or the non-resident share constraint or the failure to make the adjustment required pursuant to the non-resident voting constraint.

Directors’ Determinations

185. ~~182~~.

(a)	The Directors of the Company shall have the sole right and authority to administer the provisions of this Part ~~“~~B~~”~~ and to make any determination required or contemplated hereunder. In so acting, the Directors of the Company shall enjoy, in addition to the powers set forth in this Part ~~“~~B~~“~~, all of the powers necessary or desirable, in their opinion, to carry out the intent and purpose of this Part ~~“~~B~~”~~. The Directors of the Company shall make on a timely basis all determinations necessary for the administration of the provisions of this Part ~~“~~B~~”~~ and, without limiting the generality of the foregoing, if the Directors of the Company consider that there are reasonable grounds for believing that a contravention of the individual ownership constraint or the non-resident ownership constraint has occurred or will occur, the Directors shall make a determination with respect to the matter. Any directors’ determination that is not inconsistent with the Reorganization Act, the Privatization Act and other applicable law shall be conclusive, final and binding except to the extent modified by any subsequent directors’ determination.

(b)	The Directors of the Company shall make any directors’ determination contemplated by Article ~~172~~175 or ~~173~~176:

(i)	after the relevant shareholder’s declaration have been requested and received by the Company, only:

(A)	on a basis consistent with those shareholder’s declarations; or

(B)	if the Directors of the Company are of the opinion that the shareholder’s declarations do not contain adequate or accurate information and they believe and have reasonable grounds for believing that they will not be provided with shareholder’s declarations that do contain adequate and accurate information; or

(ii)	whether or not any shareholder’s declaration has been requested or received by the Company, only if the Directors of the Company believe and have reasonable grounds for believing that they have sufficient information to make the directors’ determination, that the consequences of the directors’ determination would not be inequitable to those affected by it and that it would be impractical, under all the circumstances, to request or to await the receipt of any shareholder’s declaration.

(c)	In administering the provisions of this Part B, including, without limitation, in making any directors’ determination in accordance with Article ~~182~~185(b) or otherwise, the Directors of the Company may rely on any information on which the Directors consider it reasonable to rely in the circumstances. Without limiting the generality of the foregoing, the Directors of the Company may rely upon any shareholder’s declaration, the register of members of the Company, the knowledge of any Director, officer or employee of the Company or any advisor to the Company and the opinion of counsel to the Company.

(d)	In administering the provisions of this Part B , including, without limitation, in making any directors’ determination, the Directors shall act honestly and in good faith. Provided that the Directors of the Company so act, they shall not be liable to the Company and neither they nor the Company shall be liable to any holder or beneficial owner of voting shares or any other person for, nor with respect to any matter arising from or related to, any act or omission to act in relation to this Part B.

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(e)	Any directors’ determination required or contemplated by this Part B shall be expressed and conclusively evidenced by a resolution duly adopted.

(f)	The Directors may delegate any of their powers and duties under this Article ~~182~~185 to any standing or special committee consisting of such members of the Board as the Directors may determine.

Shareholders’ Declarations

186. ~~183~~.

(a)	For purposes of monitoring the compliance with and of enforcing the provisions of this Part B, the Directors of the Company may require that any registered holder or beneficial owner, or any other person of whom it is, in the circumstances, reasonable or make such request, file with the Company or its registrar and transfer agent a completed shareholder’s declaration. The Directors of the Company shall determine from time to time written guidelines with respect to the nature of the shareholder’s declaration to be requested, the times at which shareholder’s declarations are to be requested and any other relevant matters relating to shareholder’s declarations.

(b)	A shareholder’s declaration shall be in the form from time to time determined by the directors of the Company pursuant to Article ~~183~~186(a) and, without limiting the generality of the foregoing may be required to be in the form of a simple declaration in writing or a statutory declaration under the Canada Evidence Act. Without limiting the generality of its contents, any shareholder’s declaration may be required to contain information with respect to:

(i)	the name, address and residency of the shareholder (“Registered Shareholder”) and if the shareholder is an individual and not a Canadian citizen, such shareholder’s citizenship;

(ii)	the name, address and residency of any person who beneficially owns or controls, directly or indirectly, otherwise than by way of security only, the Registered Shareholder’s shares (“Beneficial Shareholder”) and if such person is an individual and not a Canadian citizen, such person’s citizenship;

(iii)	the name, address and residency of any person who is an associate of the Registered Shareholder or any Beneficial Shareholder (“Associate”), and if such person is an individual and not a Canadian citizen, such person’s citizenship;

(iv)	the number of shares held by the Registered Shareholder, each Beneficial Shareholder and each Associate, including the dates such shares were acquired or proposed to be acquired; and

(v)	if the Registered Shareholder, any Beneficial Shareholder or any Associate is a corporation, trust, partnership or unincorporated organization the name, address and residency of each person who is a controlling shareholder, trustee, partner or member of the corporation, trust, partnership or unincorporated organization, as the case may be, and if such person is an individual and not a Canadian citizen, such person’s citizenship.

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